As filed with the Securities and Exchange Commission on September 22, 2009

File No: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREAT AMERICAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	27-0223495
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21860 Burbank Blvd., Suite 300 South

Woodland Hills, California 91367

(818) 884-3737

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul S. Erickson

Chief Financial Officer

Great American Group, Inc.

21860 Burbank Blvd., Suite 300 South

Woodland Hills, California 91367

(818) 884-3737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert R. Carlson, Esq.

Ann Lawrence, Esq.

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street

Twenty-Fifth Floor

Los Angeles, CA 90071

(213) 683-6000

(213) 627-0705—Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐   Large accelerated filer

☐  Accelerated filer

☒ Non-accelerated filer (Do not check if a smaller reporting company)

☐  Smaller reporting company

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Warrants exercisable for one share of common stock, par value $.0001	46,025,000	$0.49(3)	$22,552,250	$1,258.42
Shares of common stock underlying warrants	46,025,000	$11.00	$506,275,000	$28,250.15
Total				$29,508.57

(1)	In accordance with Rule 416, shares of common stock and warrants offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution pursuant to stock splits, stock dividends or similar transactions.
(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.
(3)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the warrants exercisable for common stock of the registrant on the OTC Bulletin Board on September 17, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 21, 2009

PROSPECTUS

OFFER TO EXCHANGE

WARRANTS EXERCISABLE FOR COMMON STOCK EXPIRING NOVEMBER 15, 2012

WITH AN EXERCISE PRICE OF $11.00 PER SHARE

FOR ANY AND ALL OUTSTANDING

WARRANTS EXERCISABLE FOR COMMON STOCK EXPIRING JULY 31, 2012 WITH

AN EXERCISE PRICE OF $7.50 PER SHARE

OF

GREAT AMERICAN GROUP, INC.

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON [            ], 2009, UNLESS EXTENDED.

We will exchange all outstanding warrants to purchase shares of our common stock which expire on July 31, 2012 and have an exercise price of $7.50 per share (the “Old Warrants”) that are validly tendered and not withdrawn before the end of the exchange offer for an equal number of warrants to purchase shares of our common stock which expire on November 15, 2012 and have an exercise price of $11.00 per share (the “New Warrants”). The Old Warrants are subject to redemption for $0.50 on or prior to October 29, 2009 (the “Warrant Redemption”). Old Warrants not redeemed in the Exchange Offer (as defined below) will be redeemed in connection with the Warrant Redemption.

We are making this offer upon the terms and subject to the conditions described in this prospectus and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the “Exchange Offer”). This offer is conditioned upon a minimum of 23,012,500 Old Warrants, or 50% of the Old Warrants outstanding, being properly tendered and surrendered in the Exchange Offer.

Shares of our common stock and the Old Warrants are quoted on the OTC Bulletin Board under the symbols GAMR and GAMRW, respectively. The Company expects that the New Warrants will also be quoted on the OTC Bulletin Board.

See “Risk Factors” beginning on page 5 for a discussion of the risks that holders should consider prior to making a decision to exchange Old Warrants for New Warrants.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated                     , 2009.

i

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some statements in this Registration Statement are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements may relate to, among other things:

•	the benefits of the Acquisition (as defined below);

•	our future financial performance following the Acquisition;

•	our revenues and results of operations fluctuate due to the variability in the revenues from the auction and liquidation solutions business;

•	our dependence on financial institutions as primary clients for our valuation and appraisal services business;

•	the impact on our business caused by changing economic and market conditions;

•	the liability we may face or the harm to our reputation resulting from claims of inaccurate appraisal or valuation;

•	our ability to effectively compete or gain market share from our competitors;

•	our ability to attract and retain qualified personnel;

•	the international expansion of our services;

•	our ability to incur additional indebtedness; and

•	our ability to meet current obligations under our credit facilities.

These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this registration statement that are not historical facts. When used in this prospectus, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed in “Risk Factors” contained in this prospectus. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent periodic reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K and Schedule 14A.

iii

PROSPECTUS SUMMARY

Except as otherwise required by the context, references in this prospectus to:

•

“Great American,” “the Company,” “we,” “us” or “our” refer to the combined business of Great American Group, Inc. and all of its subsidiaries after giving effect to (i) the contribution to Great American Group, Inc. of all of the membership interests of Great American Group, LLC by the members thereof, which transaction is referred to herein as the Contribution, and (ii) the merger of Alternative Asset Management Acquisition Corp. with and into its wholly-owned subsidiary, AAMAC Merger Sub, Inc., in each case, which occurred on July 31, 2009, referred to herein as the “Merger”. The Contribution and Merger are referred to herein collectively as the “Acquisition”;

•

“GAG, Inc.” refers to Great American Group, Inc. and its wholly-owned subsidiary, AAMAC Merger Sub, Inc., without regard to the acquisition of Great American Group, LLC which was consummated on July 31, 2009;

•	“GAG, LLC” refers to Great American Group, LLC prior to the Acquisition;

•	“the Great American Members” refers to the members of Great American Group, LLC prior to the Acquisition;

•	“Phantom Equityholders” refers to the phantom equityholders of Great American Group, LLC prior to the Acquisition;

•	“Contribution Consideration Recipients” refers collectively to the Great American Members and the Phantom Equityholders;

•	“AAMAC” refers to Alternative Asset Management Acquisition Corp. prior to the Acquisition; and

•	“AAMAC Founders” refers to OHL Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC and AAMAC’s former directors and officers.

The Company

We are a leading provider of asset disposition and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. We operate our business in two segments: auction and liquidation solutions and valuation and appraisal services. Our auction and liquidation divisions seek to assist clients in maximizing return and recovery rates through the efficient disposition of assets. Such assets include multi-location retail inventory, wholesale inventory, trade fixtures, machinery and equipment, intellectual property and real property. Our valuation and appraisal services division provides our clients with independent appraisals in connection with asset-based loans, acquisitions, divestitures and other business needs. These services are provided to a wide range of retail, wholesale and industrial companies, as well as lenders, capital providers, private equity investors and professional service firms throughout the United States and Canada.

Our significant industry experience and network of highly skilled employees and independent contractors allow us to tailor our auction and liquidation solutions to the specific needs of a multitude of clients, logistical challenges and distressed circumstances. We have established appraisal and valuation methodologies and practices in a broad array of asset categories which have made us a recognized industry leader. Furthermore, our scale and pool of resources allow us to offer our services on a nationwide basis.

Together with our predecessors, we have been in business since 1973. For over 35 years, we and our predecessors have provided retail, wholesale and industrial auction and liquidation solutions to clients. Past clients include Boeing, Apple Computers, Circuit City, Friedman’s Jewelers, Hechinger, Mervyns, Tower Records, Eaton’s, Hancock Fabrics, Movie Gallery, Linens N Things, Kmart, Sears, Montgomery Ward, Whitehall Jewelers, Gottschalks, Fortunoff, and Ritz Camera. Since 1995, we have participated in liquidations involving over $23 billion in aggregate asset value and auctioned assets with an estimated aggregate value of over $6 billion.

Our valuation and appraisal services division provides valuation and appraisal services to financial institutions, lenders, private equity investors and other providers of capital. These services primarily include the valuation of assets (i) for purposes of determining and monitoring the value of collateral securing financial transactions and loan arrangements and (ii) in connection with potential business combinations. Our clients include major financial institutions such as Bank of America, Credit Suisse, GE Capital, JPMorgan Chase, Union Bank of California, and Wells Fargo. Our clients also include private equity firms such as Apollo Management, Goldman Sachs Capital Partners, Laurus Funds, Sun Capital Partners and UBS Capital.

The Acquisition

On July 31, 2009, GAG, Inc., GAG, LLC and AAMAC completed the Acquisition pursuant to the Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 to Agreement and Plan of Reorganization, dated as of May 29, 2009, Amendment No. 2 to Agreement and Plan of Reorganization, dated as of July 8, 2009, and Amendment No. 3 to Agreement and Plan of Reorganization, dated as of July 28, 2009 (as amended, the “Purchase Agreement”), by and among AAMAC, GAG, Inc., then a wholly-owned subsidiary of AAMAC, Merger Sub, then a wholly-owned subsidiary of GAG, Inc., GAG, LLC, the Great American Members and the representative of the Great American Members. Pursuant to the Purchase Agreement, the Great American Members contributed all of their membership interests of GAG, LLC to GAG, Inc. and concurrently therewith, AAMAC merged with and into Merger Sub. As a result of the Acquisition, GAG, LLC and AAMAC became subsidiaries of GAG, Inc.

Pursuant to the terms of the Purchase Agreement, at the effective time of the Acquisition, (i) each outstanding share of AAMAC common stock, par value $.0001 per share, was exchanged for two shares of common stock, par value $.0001 per share, of GAG, Inc.; (ii) each outstanding warrant to purchase AAMAC common stock was exchanged for a warrant to purchase GAG, Inc. common stock and the warrant agreement governing the warrants was amended as described below; and (iii) each outstanding unit of AAMAC was separated into one share of AAMAC common stock and a warrant to purchase one share of AAMAC common stock, both of which were exchanged pursuant to clauses (i) and (ii) above, respectively.

As a result of the Acquisition, the former shareholders of AAMAC had an approximate 63% voting interest in Great American and the Great American Members had an approximate 37% voting interest in Great American immediately following the consummation of the Acquisition.

In connection with the consummation of the Acquisition, AAMAC entered into an amendment (the “Warrant Amendment”) to the Amended and Restated Warrant Agreement (the “Old Warrant Agreement”) to amend the terms of the Old Warrant Agreement governing the AAMAC warrants exercisable for shares of AAMAC common stock in order to (i) require the redemption of all of the outstanding warrants, including those held by the former AAMAC sponsors, at a price of $0.50 per warrant on or prior to October 29, 2009 (the “Warrant Redemption”), (ii) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to October 30, 2009 and (iii) preclude any adjustment of the warrants as a result of the Acquisition. The Old Warrant Agreement, together with the Warrant Amendment, governs the 46,025,000 outstanding Old Warrants. $23,012,500 of the funds received by GAG, Inc. from AAMAC in connection with the Acquisition was deposited in a separate account with the transfer agent pending consummation of the Warrant Redemption. The Company expects to consummate the Warrant Redemption on October 29, 2009. All Old Warrants not exchanged in the Exchange Offer will be redeemed in connection with the Warrant Redemption.

Our principal executive offices are located at 21860 Burbank Blvd, Suite 300 South, Woodland Hills, California 91367. Our main telephone number is (818) 884-3737.

The Exchange Offer

The Exchange Offer	We are offering to issue warrants exercisable for our common stock expiring November 15, 2012 with an exercise price of $11.00 (the “New Warrants”) in exchange for any and all outstanding warrants exercisable for our common stock expiring July 31, 2012 with an exercise price of $7.50 (the “Old Warrants”). In order to be exchanged, an Old Warrant must be properly tendered and accepted. Provided that the Minimum Tender Condition (defined below) is met, all Old Warrants that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged promptly upon such expiration. Any Old Warrants not accepted for tender for any reason will be returned promptly after termination or expiration of the exchange offer and will be subject to the Warrant Redemption.

Price	There is no cost to holders of Old Warrants for participating in the Exchange Offer and no cash will be paid to warrantholders participating in the Exchange Offer. New Warrants have an initial exercise price of $11.00 per share of common stock.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., Eastern Time, on [ ], 2009, unless extended by us at our sole discretion (if and as extended, the “Expiration Date”).

Minimum Tender Condition	The Company will not accept any Old Warrant tendered in the Exchange Offer unless a minimum of 23,012,500 Old Warrants, or 50% of the Old Warrants outstanding, are properly tendered prior to the Expiration Date (the “Minimum Tender Condition”). The former AAMAC sponsors, who collectively own 4,625,000 Old Warrants, have agreed to participate in the Exchange Offer or the Warrant Redemption in accordance with holders of a majority in interest of the Old Warrants (excluding the Old Warrants held by the former AAMAC sponsors).

The Warrant Redemption	All Old Warrants which are not properly tendered and accepted in the Exchange Offer will be redeemed for $0.50 each in the Warrant Redemption which is expected to be consummated on October 29, 2009. After October 29, 2009, the Old Warrants will no longer be outstanding and will represent only the right to receive $0.50.

Procedure for Exchanging Old Warrants	Each holder of Old Warrants wishing to participate in the Exchange Offer must complete, sign, and date a Letter of Transmittal, in accordance with its instructions, and mail or otherwise deliver the Letter of Transmittal together with Old Warrants and any other required documentation to the warrant agent prior to the Expiration Date.

Special Procedure for Beneficial Owners	Any beneficial owner whose interests in the Old Warrants are registered in the name of a broker, dealer, commercial bank, trust company, nominee, or other securities intermediary and who wishes to exchange Old Warrants in the Exchange Offer should contact the securities intermediary promptly and instruct the securities intermediary to exchange on the beneficial owner’s behalf.

Withdrawal Rights	Tenders of Old Warrants may be withdrawn prior to the Expiration Date. See “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Warrants and Delivery of New Warrants	We will accept for exchange any and all Old Warrants that are properly tendered to Continental Stock Transfer & Trust Company, as warrant agent, in the Exchange Offer prior to the Expiration Date. New Warrants issued pursuant to the Exchange Offer will be delivered as soon as practicable after the Expiration Date. All Old Warrants that are properly tendered by holders and accepted will be canceled following the issuance of New Warrants. Tenders of Old Warrants may be withdrawn prior to the Expiration Date. See “The Exchange Offer.”

Tax Consequences

While the matter is not free from doubt, we believe that the exchange of Old Warrants for New Warrants would likely be treated as a tax-free exchange by us for United States federal income tax purposes. There is no definitive authority, and it is therefore uncertain, whether the exchange of Old Warrants for New Warrants pursuant to the Exchange Offer would otherwise be taxable for United States federal income tax purposes. See “The Exchange Offer—Discussion of Material United States Federal Income Tax Consequences.”

Exchange Agent	Continental Stock Transfer & Trust Company is serving as the Exchange Agent in connection with the Exchange Offer. Deliveries should be addressed to Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Reorganization Department, Telephone (212) 509-4000 ext. 536.

Information Agent	Morrow & Co., LLC is serving as the Information Agent in connection with the Exchange Offer. For information with respect to the Exchange Offer, contact the Information Agent at 470 West Avenue, Stamford, CT 06902 or by telephone at (800) 607-0088 (for warrantholders) or (800) 662-5200 (for banks and brokerage firms).

Use of Proceeds	We will not receive any proceeds from the Exchange Offer. See “Use of Proceeds.”

Terms of New Warrants:

Exercise Price	$11.00 per share of common stock, subject to adjustment in certain events. See “Description of Securities—Warrants.”

Exercise Period	Any time during the period following our delivery of the New Warrants and ending on November 15, 2012. Any New Warrant that is not exercised prior to its expiration will be worthless.

New Warrant Agreement	The New Warrants will be issued under and be entitled to all of the rights and benefits of, and subject to the limitations under, the Warrant Agreement (the “New Warrant Agreement”), to be dated as of the Expiration Date, between the Company and Continental Stock Transfer & Trust Company as Warrant Agent. See “Description of Securities—Warrants.”

Risk Factors	You should read the “Risk Factors” section beginning on page 5 before deciding to invest in New Warrants.

RISK FACTORS

Investing in the New Warrants involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus and the annexes hereto, before you decide whether to invest in the New Warrants. The risks and uncertainties described below are not the only risks and uncertainties facing the Company in the future. Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect our business operations or stock price. If any of the following risks or uncertainties occurs, our business, financial condition or operating results could materially suffer. In that event, the trading price of the New Warrants could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our revenues and results of operations are volatile and difficult to predict.

Our revenues and results of operations fluctuate significantly from quarter to quarter, due to a number of factors. These factors include, but are not limited to, the following:

•	our ability to attract new clients and obtain additional business from our existing client base;

•	the number, size and timing of our engagements;

•	the extent to which we acquire assets for resale, or guarantee a minimum return thereon, and our ability to resell those assets at favorable prices;

•	variability in the mix of revenues from the auction and liquidation solutions business and the valuation and appraisal services business;

•	the rate of growth of new service areas, including the new home auction and real estate services divisions and international expansion;

•	the types of fees we charge clients, or other financial arrangements we enter into with clients; and

•	changes in general economic and market conditions.

We have limited or no control over some of the factors set forth above and, as a result, may be unable to forecast our revenues accurately. We rely on projections of revenues in developing our operating plans for the future and will base our expectations regarding expenses on these projections and plans. If we inaccurately forecast revenues and/or earnings, or fail to accurately project expenses, we may be unable to adjust our spending in a timely manner to compensate for these inaccuracies and, as a result, may suffer operating losses and such losses could have a negative impact on our financial condition and results of operations. If, for any reason, we fail to meet company, investor or analyst projections of revenue, growth or earnings, the market price of the common stock could decline and you may lose all or part of your investment.

We have experienced losses and may not maintain profitability.

Although GAG, LLC has had profitable quarterly and annual periods, it has also experienced losses in the past. GAG, LLC has incurred losses from discontinued operations relating to its former retail furniture liquidation solutions business. It is possible that we will experience losses with respect to the operation of our remaining service areas or new business areas in which we may enter. In addition, we expect that our operating expenses will increase as we grow our business. There can be no assurance that we will be able to generate sufficient revenues to maintain profitability.

Our substantial level of indebtedness may make it difficult for us to satisfy our debt obligations and may adversely affect our ability to obtain financing for working capital, capitalize on business opportunities or respond to adverse changes in our industry.

In connection with the consummation of the Acquisition on July 31, 2009, we issued a subordinated unsecured promissory note in the principal amount of $55,616,890 payable to the Great American Members and the Phantom Equityholders. On August 28, 2009, such promissory note was replaced with separate subordinated unsecured promissory notes issued to each of the Great

American Members and the Phantom Equityholders. Based on this indebtedness and other obligations resulting from the Acquisition, such indebtedness could have material consequences for our business, operations and liquidity position, including the following:

•	it may be more difficult for us to satisfy our debt obligations;

•	our ability to obtain additional financing for working capital, debt service requirements, general corporate or other purposes may be impaired;

•	a substantial portion of our cash flow will be used to pay interest and principal on our indebtedness, which will reduce the funds available for other purposes; and

•	our ability to refinance indebtedness may be limited.

We may incur losses as a result of “guarantee” based engagements that we enter into in connection with our auction and liquidation solutions business.

In many instances, in order to secure an engagement, we are required to bid for that engagement by guaranteeing to the client a minimum amount that such client will receive from the sale of inventory or assets. Our bid is based on a variety of factors, including: our experience, expertise, perceived value added by engagement, valuation of the inventory or assets and the prices we believe potential buyers would be willing to pay for such inventory or assets. An inaccurate estimate of any of the above or inaccurate valuation of the assets or inventory could result in us submitting a bid that exceeds the realizable proceeds from any engagement. If the liquidation proceeds, net of direct operating expenses, are less than the amount we guaranteed in our bid, we will incur a loss. Therefore, in the event that the proceeds, net of direct operating expenses, from an engagement are less than the bid, the value of the assets or inventory decline in value prior to the disposition or liquidation, or the assets are overvalued for any reason, we may suffer a loss and our financial condition and results of operations could be adversely affected.

Losses due to any auction or liquidation engagement may cause us to become unable to make payments due to our creditors and may cause us to default on our debt obligations.

We have three engagement structures: (i) a “fee” based structure under which we are compensated for our role in an engagement on a commission basis, (ii) purchase on an outright basis (and take title to) the assets or inventory of the client, and (iii) “guarantee” to the client that a certain amount will be realized by the client upon the sale of the assets or inventory based on contractually defined terms in the auction or liquidation contract. We bear the risk of loss under the purchase and guarantee structure of auction and liquidation contracts. If the amount realized from the sale or disposition of assets, net of direct operating expenses, does not equal or exceed the purchase price (in purchase transaction), we will recognize a loss on the engagement, or should the amount realized, net of direct operating expenses, not equal or exceed the “guarantee,” we are still required to pay the guaranteed amount to the client.

We could incur losses in connection with outright purchase transactions in which we engage as part of our auction and liquidation solutions business.

When we conduct an asset disposition or liquidation on an outright purchase basis, we purchase from the client the assets or inventory to be sold or liquidated and therefore, we hold title to any assets or inventory that we are not able to sell. In other situations, we may acquire assets from our clients if we believe that we can identify a potential buyer and sell the assets at a premium to the price paid. We store these unsold or acquired assets and inventory until they can be sold or, alternatively, transported to the site of a liquidation of comparable assets or inventory that we are conducting. If we are forced to sell these assets for less than we paid, or is required to transport and store assets multiple times, the related expenses could have a material adverse effect on our results of operations.

We depend on financial institutions as primary clients for our valuation and appraisal services business. Consequently, the loss of any financial institutions as clients may have an adverse impact on our business.

A majority of the revenue from our valuation and appraisal services business is derived from engagements by financial institutions. As a result, any loss of financial institutions as clients of our valuation and advisory services, whether due to changing preferences in service providers, failures of financial institutions or mergers and consolidations within the finance industry, could significantly reduce the number of existing, repeat and potential clients of the Company, thereby adversely affecting our revenues. In addition, any larger financial institutions that result from mergers or consolidations in the financial services industry could have greater leverage in negotiating terms of engagements with the Company, or could decide to internally perform some or all of the valuation and appraisal services which we currently provide to one of the constituent institutions involved in the merger or consolidation or which we could provide in the future. Any of these developments could have a material adverse effect on our valuation and appraisal services business.

Our business may be impacted by changing economic and market conditions.

Certain aspects of our business are cyclical in nature and changes in the current economic environment may require us to adjust our sales and marketing practices and react to different business opportunities and modes of competition. For example, we are more likely to conduct auctions and liquidations in connection with insolvencies and store closures during periods of economic downturn relative to periods of economic expansion. In addition, during an economic downturn, financial institutions that provide asset-based loans typically reduce the number of loans made, which reduces their need for our valuation and appraisal services. If we are not successful in reacting to changing economic conditions, we may lose business opportunities which could harm our financial condition.

We may face liability or harm to our reputation as a result of a claim that we provided an inaccurate appraisal or valuation and our insurance coverage may not be sufficient to cover the liability.

We could face liability in connection with a claim by a client that we provided an inaccurate appraisal or valuation on which the client relied. Any claim of this type, whether with or without merit, could result in costly litigation, which could divert management’s attention and company resources and harm our reputation. Furthermore, if we are found to be liable, we may be required to pay damages. While our appraisals and valuations are typically provided only for the benefit of our clients, if a third party relies on an appraisal or valuation and suffers harm as a result, we may become subject to a legal claim, even if the claim is without merit. We carry insurance for liability resulting from errors or omissions in connection with our appraisals and valuations; however, the coverage may not be sufficient if we are found to be liable in connection with a claim by a client or third party.

We could be forced to mark down the value of certain assets acquired in connection with outright purchase transactions.

In most instances, inventory is reported on the balance sheet at its historical cost; however, according to U.S. Generally Accepted Accounting Principles, inventory whose historical cost exceeds its market value should be valued conservatively, which dictates a lower value should apply. Accordingly, should the replacement cost (due to technological obsolescence or otherwise), or the net realizable value of any inventory held by the Company be less than the cost paid to acquire such inventory (purchase price), we will be required to “mark down” the value of such inventory held. If the value any inventory held by the Company on the balance sheet, including, but not limited to, oil rigs and other equipment related to the oil exploration business and airplane parts, is required to be written down, such write down could have a material adverse effect on our financial position and results of operations.

We operate in highly competitive industries. Some of our competitors may have certain competitive advantages, which may cause us to be unable to effectively compete with or gain market share from our competitors.

We face competition with respect to all of our service areas. The level of competition depends on the particular service area and category of assets being liquidated or appraised, as applicable. We compete with other companies in bidding for assets and inventory to be liquidated. In addition, we compete with online services for liquidating assets and inventory, the demand for which are rapidly growing. These online competitors include other e-commerce providers, auction websites such as eBay, as well as government agencies and traditional liquidators and auctioneers that have created websites to further enhance their product offerings and more efficiently liquidate assets. We expect the market to become even more competitive as the demand for such services continues to increase and traditional and online liquidators and auctioneers continue to develop online and offline services for disposition, redeployment and remarketing of wholesale surplus and salvage assets. In addition, manufacturers, retailers and government agencies may decide to create their own websites to sell their own surplus assets and inventory and those of third parties.

We also compete with other providers of valuation and advisory services. Competitive pressures within the valuation and appraisal services market, including a decrease in the number of engagements and/or a decrease in the fees which can be charged for these services, could affect revenues from our valuation and appraisal services as well as our ability to engage new or repeat clients. We believe that given the relatively low barriers to entry in the valuation and appraisal services market, this market may become more competitive as the demand for such services increases.

Some of our competitors may be able to devote greater financial resources to marketing and promotional campaigns, secure merchandise from sellers on more favorable terms, adopt more aggressive pricing or inventory availability policies and devote more resources to website and systems development than we are able to do. Any inability on our part to effectively compete could have a material adverse effect on our financial condition, growth potential and results of operations.

If we are unable to attract and retain qualified personnel, we may not be able to compete successfully in our industry.

Our future success depends to a significant degree upon the continued contributions of senior management and the ability to attract and retain other highly qualified management personnel. We face competition for management from other companies and organizations; therefore, we may not be able to retain our existing personnel or fill new positions or vacancies created by expansion or turnover at existing compensation levels. Although the Company has entered into employment agreements with key members of the senior management team, there can be no assurances such key individuals will remain with the Company. The loss of any of our executive officers or other key management personnel would disrupt our operations and divert the time and attention of our remaining officers and management personnel which could have an adverse effect on our results of operations and potential for growth.

We also face competition for highly skilled employees with experience in our industry, which requires a unique knowledge base. We may be unable to recruit or retain other existing technical, sales and client support personnel that are critical to our ability to execute our business plan.

Expanding our services internationally exposes us to additional operational challenges and if we fail to meet these challenges, our growth will be limited and our results of operations may be harmed.

We recently expanded our operations into the United Kingdom and plan to enter other European and Asian markets, either through acquisition, partnership, joint venture or by expansion. Our management has limited experience in operating a business at the international level. As a result, we may be unsuccessful in carrying out any of our plans for expansion in a timely fashion, if at all, obtaining the necessary licensing, permits or market saturation, or in successfully navigating other challenges posed by operating an international business. Such international expansion is expected to require a significant amount of start up costs, as well. If we fail to execute this strategy, our growth will be limited and our results of operations may be harmed.

We frequently use borrowings under credit facilities in connection with our guaranty engagements, in which we guarantee a minimum recovery to the client, and outright purchase transactions.

In engagements where we operate on a guaranty or purchase basis, we are typically required to make an upfront payment to the client. If the upfront payment is less than 100% of the guarantee or the purchase price in a “purchase” transaction, we may be required to make successive cash payments until the guarantee is met or we may issue a letter of credit in favor of the client. Depending on the size and structure of the engagement, we may borrow under our credit facilities and may be required to issue a letter of credit in favor of the client for these additional amounts. If we lose any availability under our credit facilities, are unable to borrow under credit facilities and/or issue letters of credit in favor of clients, or borrow under credit facilities and/or issue letters of credit on commercially reasonable terms, we may be unable to pursue large liquidation and disposition engagements, engage in multiple concurrent engagements, pursue new engagements or expand our operations. We are required to obtain approval from the lenders under our existing credit facilities prior to making any borrowings thereunder in connection with a particular engagement. Any inability to borrow under our credit facilities, or enter into one or more other credit facilities on commercially reasonable terms may have a material adverse effect on our financial condition, results of operations and growth.

Defaults under our credit agreements could have an adverse impact on our ability to finance potential engagements.

The terms of our credit agreements contain a number of events of default and, in the past, GAG, LLC has defaulted under its credit agreements for failing to provide timely financial statements and for failing to maintain minimum net worth requirements. Should we default under any of our credit agreements in the future, lenders may take any or all remedial actions set forth in such credit agreement, including, but not limited to, accelerating payment and/or charging the Company a default rate of interest on all outstanding amounts, refusing to make any further advances or issue letters of credit or terminate the line of credit. As a result of our reliance on lines of credit and letters of credit, any default under a credit agreement, or remedial actions pursued by lenders following any default under a credit agreement, may require us to immediately repay all outstanding amounts, may preclude us from pursuing new liquidation and disposition engagements and may increase our cost of capital, each of which may have a material adverse effect on our financial condition and results of operations.

If we cannot meet our future capital requirements, we may be unable to develop and enhance our services, take advantage of business opportunities and respond to competitive pressures.

We may need to raise additional funds in the future to grow our business internally, invest in new businesses, expand through acquisitions, enhance our current services or respond to changes in our target markets. If we raise additional capital through the sale of equity or equity derivative securities, the issuance of these securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, the terms of that debt could impose additional restrictions on our operations or harm our financial condition. Additional financing may be unavailable on acceptable terms.

Risks Related to the Warrants and the Exchange Offer

An effective registration statement may not be in place when a warrantholder desires to exercise New Warrants, thus precluding such warrantholder from being able to exercise its warrants.

The New Warrants will not be exercisable and we will not be obligated to issue shares of common stock unless, at the time a holder seeks to exercise New Warrants, we have a registration statement under the Securities Act in effect covering the shares of common stock issuable upon the exercise of the New Warrants and a current prospectus relating to the common stock. Under the terms of the New Warrant Agreement, we have agreed to use our commercially reasonable efforts to have a registration statement in effect covering shares of common stock issuable upon exercise of the New Warrants and to maintain a current prospectus relating to the common stock issuable upon exercise of the New Warrants until the New Warrants expire, are redeemed or are otherwise exempt from registration under the securities laws. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the New Warrants, holders will be unable to exercise their New Warrants and we will not be required to settle any such warrant exercise, whether by net cash settlement or otherwise. If there is no current prospectus relating to the common stock issuable upon exercise of the New Warrants, the New Warrants may have no value, the market for such warrants may be limited, and such New Warrants may expire worthless.

If you fail to exchange your Old Warrants, your Old Warrants will be redeemed in connection with the Warrant Redemption.

If you do not exchange your Old Warrants for New Warrants in the Exchange Offer, your Old Warrant will be redeemed in connection with the Warrant Redemption on October 29, 2009. After October 29, 2009, Old Warrants will represent only the right to receive $0.50.

Some holders that exchange their Old Warrants may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their New Warrants.

If you exchange your Old Warrants in the Exchange Offer for the purpose of participating in a distribution of the New Warrants, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that received New Warrants for its own account in exchange for Old Warrants which were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be a statutory underwriter under the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you could incur liability for failure to comply with applicable requirements.

THE EXCHANGE OFFER

Background and Reasons for the Exchange Offer

In connection with the consummation of the Acquisition, AAMAC amended the Old Warrant Agreement governing its outstanding warrants (which were exchanged for the Old Warrants in connection with the Acquisition) to, among other things, require the redemption of all of the outstanding warrants, including those held by the former AAMAC sponsors, at a price of $0.50 per warrant on or prior to October 29, 2009. The Old Warrant Agreement, as amended by the Warrant Amendment governs the Old Warrants. The Company expects to consummate the Warrant Redemption on October 29, 2009.

The Company believes that conducting the Exchange Offer provides holders of Old Warrants with an alternative to the Warrant Redemption. Holders of Old Warrants have the option of accepting the $0.50 redemption price or exchanging their Old Warrants for New Warrants. After the consummation of the Warrant Redemption on October 29, 2009, the Old Warrants will no longer be outstanding and will represent only the right to receive $0.50.

Terms of the Exchange Offer

The Old Warrants are currently not exercisable and are subject to redemption on or prior to October 29, 2009 in connection with the Warrant Redemption. This prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Warrants (collectively the “Holders” and each, individually, a “Holder”). There will be no fixed record date for determining Holders entitled to participate in the Exchange Offer. We initially will mail this prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery to Holders determined as of the latest practicable date prior to the commencement of the Exchange Offer. Only a Holder of Old Warrants may exchange such Old Warrants in the Exchange Offer.

The consummation of the Exchange Offer is conditioned upon a minimum of 23,012,500 Old Warrants, or 50% of the Old Warrants outstanding, being properly tendered and surrendered in the Exchange Offer. This is referred to herein as the “Minimum Tender Condition.” The former AAMAC sponsors, who collectively hold 4,625,000 Old Warrants, have agreed to participate in the Exchange Offer or the Warrant Redemption in accordance with holders of a majority in interest of the Old Warrants (excluding the Old Warrants held by the former AAMAC sponsors).

Provided that the Minimum Tender Condition is met, we will accept any and all Old Warrants properly tendered to the Exchange Agent prior to the Expiration Date. We will issue New Warrants as soon as practicable after the Expiration Date that are exercisable to purchase shares of our common stock equal to the number of shares of common stock issuable upon the exercise of the Old Warrants properly tendered and surrendered pursuant to the Exchange Offer. Old Warrants that are exchanged will be cancelled following the issuance of New Warrants.

In all cases, issuance of New Warrants for Old Warrants that are tendered for exchange pursuant to the Exchange Offer will be made only after the Expiration Date and timely receipt by the Exchange Agent of (i) the certificates evidencing such Old Warrants or confirmation of a book-entry transfer of such Old Warrants (a “Book-Entry Confirmation”) into the account of Continental Stock Transfer and Trust Company at The Depository Trust Company (the “Book-Entry Transfer Facility”), (ii) the Letter of Transmittal properly completed and duly executed (or a manually signed facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal; provided, however, that we reserve the absolute right to waive any defects or irregularities in the exchange or tender requirements of the Exchange Offer. In the event of a material change in the terms of the Exchange Offer, we will extend the Exchange Offer, if necessary, so that at least five business days will elapse between the date that the notice of such material change is provided to holders of Old Warrants and the Expiration Date.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Old Warrants that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

If any tendered Old Warrants are not accepted for exchange for any reason pursuant to the terms and tender requirements of the Exchange Offer, or if certificates representing Old Warrants are submitted evidencing more Old Warrants than are tendered, certificates evidencing untendered Old Warrants will be returned, without expense to the tendering Holder (or, in the case of Old Warrants tendered by book-entry transfer into the Exchange Agent’s account at the Book-Entry Transfer Facility, such Old Warrants will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Exchange Offer. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Old Warrants for exchange if, as and when we give oral or written notice thereof to the Exchange Agent. If we extend the Exchange Offer, are delayed in our acceptance for exchange of Old Warrants or are unable to accept Old Warrants for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may, nevertheless, on our behalf, retain tendered Old Warrants, and such Old Warrants may not be withdrawn except to the extent that tendering Holders are entitled to withdraw their tender of Old Warrants prior to the Expiration Date. The Exchange Agent will act as agent for the exchanging Holders for the purposes of receiving the New Warrants from the Company.

We will pay all charges and expenses, other than any applicable taxes, including taxes described below, in connection with the Exchange Offer. We plan to use operating capital to fund the cash expenses and costs to be incurred in connection with the Exchange Offer. See “—Fees and Expenses.”

We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Old Warrants that are not exchanged in the Exchange Offer will be redeemed for $0.50 each on October 29, 2009 in connection with the Warrant Redemption.

Expiration Date

The term “Expiration Date” shall mean 5:00 p.m., Eastern Time, on [            ], 2009, unless the Company, at its sole discretion, extends the Exchange Offer, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, we will notify the Exchange Agent of any extension by press release or other public announcement prior to 9:00 a.m., Eastern Time, on the next business day after the then-effective Expiration Date.

Procedures for Exchanging

To exchange Old Warrants in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile along with the certificates for such Old Warrants to the Exchange Agent prior to the Expiration Date. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to the Expiration Date.

Any beneficial owner whose interests in the Old Warrants are registered in the name of a broker, dealer, commercial bank, trust company, nominee or other securities intermediary and who wishes to exchange such Old Warrants in the Exchange Offer should contact such securities intermediary promptly and instruct such securities intermediary to exchange on such beneficial owner’s behalf.

The tender of Old Warrants by a Holder pursuant to any one of the procedures described above will constitute such Holder’s acceptance of the Exchange Offer, as well as the tendering Holder’s representation and warranty that such Holder has the full power and authority to tender and surrender the Old Warrants tendered, as specified in the Letter of Transmittal. Our acceptance for exchange of Old Warrants tendered pursuant to the Exchange Offer will constitute a binding agreement between the tendering Holder and us upon the terms of the Exchange Offer.

THE METHOD OF DELIVERY OF OLD WARRANTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD WARRANTS SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below) unless the Old Warrants tendered pursuant thereto are tendered (i) by a Holder who has not completed the box entitled “Special Issuance Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal are required to be guaranteed, such guarantor must be a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (an “Eligible Institution”).

If the Letter of Transmittal or any Old Warrants are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal. If a Holder desires to tender Old Warrants pursuant to the Exchange Offer and the certificates evidencing such Old Warrants are not immediately available or such Holder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date, or such Holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Old Warrants may nevertheless be tendered, provided that all of the following are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, is received prior to the Expiration Date by the Exchange Agent as provided below; and

(iii) the Old Warrant certificates (or a Book-Entry Confirmation) evidencing all tendered Old Warrants, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Exchange Agent within three trading days after the date of execution of such Notice of Guaranteed Delivery. As used herein, “trading days” means any day on which the OTC Bulletin Board is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

All questions as to the validity, form and eligibility (including time of receipt), for acceptance of tendered Old Warrants will be determined by the Exchange Agent and the Company in their discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Warrants not properly tendered or any Old Warrants our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities of exchange or the tender requirements of the Exchange Offer as to particular Old Warrants. In the event of a material change in the Exchange Offer, we will extend the Exchange Offer, if necessary, so that at least five business days will elapse between the date that the notice of such material change is provided to holders of Old Warrants and the Expiration Date. Our interpretation of the terms and the tender requirements of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Warrants must be cured within such time as the Exchange Agent or the Company shall determine. Although we intend to notify Holders of defects or irregularities with respect to tenders of Old Warrants, neither the Company nor the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Warrants, nor shall any of them incur any liability for failure to give such notification. Until such defects or irregularities have been cured or waived, tenders of Old Warrants will not be deemed to have been made. Any Old Warrants received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the exchanging Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Withdrawal of Tenders

Tenders of Old Warrants may be withdrawn prior to the Expiration Date. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Old Warrants to be withdrawn, the number of Old Warrants to be withdrawn and the name of the registered holder of such Old Warrants, if different from that of the person who tendered such Old Warrants. If certificates evidencing Old Warrants to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Exchange Agent and, unless such Old Warrants have been tendered for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Old Warrants have been tendered pursuant to the procedures for book-entry transfer as set forth above, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Warrants.

If we extend the Exchange Offer, are delayed in our acceptance for tender of Old Warrants or are unable to accept Old Warrants for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may, nevertheless, on behalf of Holder, retain tendered Old Warrants, and such Old Warrants may not be withdrawn, except to the extent that tendering Holders are entitled to withdrawal rights as described herein.

Withdrawals of Old Warrants may not be rescinded. Any Old Warrants properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn Old Warrants may be re-tendered by again following one of the procedures described in this prospectus at any time prior to the Expiration Date.

ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE COMPANY, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THE COMPANY, THE EXCHANGE AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer and transfer agent for the sale of shares of common stock underlying the New Warrants.

Continental Stock Transfer and Trust Company

17 Battery Place, 8th Floor

New York, New York 10004

Attention: Reorganization Department

Telephone (212) 509-4000 ext. 536

Fax: (212) 616-7610

Originals of all documents submitted by facsimile should be sent promptly by registered mail or overnight courier or delivered by hand. Delivery to an address other than as set forth above will not constitute a valid delivery.

Information Agent

Questions and requests for assistance, requests for additional copies of this prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent, addressed as follows:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Warrantholders, please call: (800) 607-0088

Banks and brokerage firms, please call: (800) 662-5200

Fees and Expenses

We will pay the expenses of soliciting tenders of the Old Warrants. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of the Company and its affiliates. We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer.

We will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse the Exchange Agent and the Information Agent for their reasonable out-of-pocket expenses in connection therewith.

The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and the Information Agent, accounting and legal fees and printing costs, among others. The Company plans to use operating capital to fund the cash expenses and costs to be incurred in connection with the Exchange Offer.

We will not pay any transfer taxes that may be applicable to the exchange of the Old Warrants pursuant to the Exchange Offer. If certificates representing Old Warrants for warrants not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the Holder of Old Warrants tendered, or if tendered Old Warrants are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Warrants pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the exchanging Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such exchanging Holder.

Recommendation of the Board of Directors

Our Board of Directors believes that the Exchange Offer is in the best interests of the Company and its shareholders. The Board of Directors has not made a recommendation regarding participation in the Exchange Offer. Old Warrants that are not exchanged in the Exchange Offer will be redeemed for $0.50 on October 29, 2009 in connection with the Warrant Redemption.

Consequences of Failure to Exchange

After the expiration of the Exchange Offer you will no longer have a right to exchange your Old Warrants for New Warrants and any Old Warrants not exchanged in the Exchange Offer will be redeemed in connection with the Warrant Redemption.

Accounting Treatment

The exchange of Old Warrants for New Warrants will be accounted for as a capital transaction. The New Warrants issued in exchange for the Old Warrants will be classified in stockholders’ equity as an increase to additional paid-in capital at an amount equal to the warrant redemption liability of $0.50 per warrant.

Discussion of Material United States Federal Income Tax Consequences

The following is a general discussion of certain United States federal income tax consequences relating to (1) Holders that accept the Exchange Offer and (2) Holders that do not accept the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing federal income tax regulations and administrative and judicial interpretations of the Code and those regulations, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal income tax considerations of exchanging or repurchasing the Old Warrants.

This discussion is not a complete analysis or listing of all potential tax effects relevant to a particular Holder’s decision of whether to accept the Exchange Offer, nor does it address all aspects of United States federal income taxation that may be applicable to Holders in light of their particular circumstances or to Holders subject to special treatment under United States federal income tax law, including, without limitation:

-	partnerships and other pass-through entities and investors in such entities,

-	foreign persons,

-	certain financial institutions,

-	insurance companies,

-	tax-exempt entities,

-	broker dealers or traders in securities or foreign currencies,

-	real estate investment trusts,

-	certain United States expatriates,

-	persons that hold their Old Warrants as part of a straddle, hedge, conversion transaction, or other integrated investment,

-	persons that have a functional currency other than the United States dollar, and

-	persons that acquired their Old Warrants as compensation.

AS REQUIRED BY U.S. TREASURY REGULATIONS GOVERNING TAX PRACTICE, YOU ARE HEREBY ADVISED THAT ANY WRITTEN DISCUSSION OF TAX CONSEQUENCES CONTAINED HEREIN WAS NOT WRITTEN OR INTENDED TO BE USED (AND CANNOT BE USED) BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; THIS DISCUSSION WAS PREPARED TO SUPPORT THE PROMOTION OR MARKETING OF TRANSACTIONS OR MATTERS ADDRESSED BY THIS WRITTEN DISCUSSION; AND YOU ARE URGED TO CONSULT YOUR OWN INDEPENDENT TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE WARRANTS, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

This discussion is limited to Holders that hold their Old Warrants as capital assets within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address any aspect of state, local, or foreign taxation, or any aspect of United States federal tax laws other than the United States federal income tax. Accordingly, we strongly urge you to consult your own tax advisor as to the specific United States federal, state, local, or foreign income or other tax consequences of your acceptance or nonacceptance of the Exchange Offer.

Holders That Accept the Exchange Offer

The United States federal income tax consequences of the exchange of one class of warrants (here, the New Warrants) for another class of warrants (here, the Old Warrants) with substantially identical terms except for the exercise price and other terms described in this prospectus (the “Exchange”) are uncertain. One possible characterization is that the Exchange qualifies as a tax-free reorganization within the meaning of section 368(a) of the Code. If the Exchange does qualify as a tax-free reorganization, then:

-	you would not recognize any gain or loss upon receipt of New Warrants in the Exchange;

-	your aggregate tax basis in the New Warrants you receive in the Exchange would equal your aggregate tax basis in the Old Warrants you surrender; and

-	your holding period in the New Warrants you receive in the Exchange would include the period during which you held the Old Warrants that you exchanged.

There is no definitive authority regarding whether the Exchange would be respected as a tax-free reorganization, and we have not requested a private letter ruling from the IRS. While it is possible that the Exchange could qualify as a tax-free reorganization, the IRS could disagree. In the event of such disagreement, there is no assurance that the IRS would not prevail in a judicial or administrative proceeding.

There is no definitive authority addressing how the Exchange would be characterized for United States federal income tax purposes if the Exchange were not to qualify as a tax-free reorganization. Thus, it is possible the Exchange would be treated as a taxable exchange of the Old Warrants for the New Warrants.

If the Exchange were treated as a taxable exchange of the Old Warrants for the New Warrants, then you would recognize gain or loss equal to the difference between the amount realized in the exchange and your adjusted tax basis in the Old Warrants surrendered. The amount realized in the Exchange would equal the fair market value of the New Warrants you receive. Your adjusted tax basis in the Old Warrants would be, in general, your cost of acquiring the Old Warrants. Any such gain or loss would be capital gain or loss. The maximum tax rate applicable to capital gains for capital assets held for more than one year is 15 percent. The maximum tax rate applicable to capital gains is greater for holding periods of one year or less. The deductibility of capital losses is subject to limitations. The aggregate tax basis in the New Warrants you receive would equal the fair market value of the New Warrants you receive (subject to adjustment if the wash sale rules apply). The holding period of the New Warrants you receive would not include the period during which you held the Old Warrants.

Holders That Do Not Accept the Exchange Offer

If you do not accept the Exchange Offer, the redemption of your Old Warrants would likely be treated as a taxable purchase of your Old Warrants. You would recognize gain or loss equal to the difference between the amount you receive for your Old Warrant and your adjusted tax basis in the Old Warrant. Any gain or loss would be capital gain or loss. As noted above, the maximum rate applicable to capital gains for capital assets held for more than one year is 15 percent. The maximum tax rate applicable to capital gains is greater for holding periods of one year or less. The deductibility of capital losses is subject to limitations.

Reporting of the Exchange

There are reporting requirements that apply to tax-free reorganizations under Section 368 of the Code. These reporting requirements apply to both corporations that are a party to the reorganization and to taxpayers who receive stock, securities or money or other property in the reorganization. The Company intends to take the position that the exchange is, and therefore intends to report the Exchange as, a tax-free reorganization, although such reporting does not bind the IRS to treat the Exchange as a tax-free reorganization. You should consult your tax advisor regarding the federal income tax consequences of the exchange of Old Warrants for New Warrants and the applicable reporting requirements if the Transactions qualify as a tax-free reorganization.

The foregoing is a summary of the material federal income tax considerations of the Exchange Offer and the Exchange that may be relevant to a Holder. This summary is based upon the Code and rules, regulations and existing interpretations relating thereto, any of which could be changed at any time (possibly with retroactive effect). Because the tax consequences of the Exchange Offer and the Exchange may vary from investor to investor, investors should not consider this summary to constitute formal tax advice and should consult their own tax advisers concerning the tax consequences to such investors of the Exchange Offer and the Transactions and any applicable tax reporting requirements.

Differences Between the Old Warrants and the New Warrants

The terms of the New Warrants are substantially the same as the terms of the Old Warrants except as follows:

•	Pursuant to the terms of the Warrant Amendment, the Old Warrants are subject to redemption for $0.50 on or prior to October 29, 2009.

•

The exercise price of the Old Warrants is $7.50 per share of common stock issuable upon exercise of the Old Warrants whereas the exercise price of the New Warrants will be $11.00 per share of common stock issuable upon exercise of the New Warrants.

•	The Old Warrants expire on July 31, 2012 whereas the New Warrants will expire on November 15, 2012.

•

The Old Warrants are not currently exercisable and are required to be redeemed prior to the date on which they do become exercisable. However, under the terms of the Old Warrant Agreement, the Company would be permitted, if the Old Warrants were to become exercisable, to redeem the Old Warrants for $.01 each, provided that the last reported sales price of the common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to proper notice of such redemption. The New Warrants are not subject to such a redemption provision.

•

The exercise price and number of shares of common stock issuable upon exercise of the Old Warrants may be adjusted in certain circumstances including in the event of a stock dividend or stock split; a recapitalization, reorganization, merger or consolidation; a distribution of rights, options or warrants to all holders at a price less than fair market value; or an issuance of common stock or securities convertible into common stock at a price less than fair market value. The adjustment of the exercise price and number of shares of common stock issuable upon exercise of the New Warrants is limited to the event of a stock dividend, stock split or the Company’s recapitalization, reorganization, merger or consolidation.

Continental Stock Transfer & Trust Company will act as warrant agent under the New Warrant Agreement. Continental Stock Transfer & Trust Company is the warrant agent under the Old Warrant Agreement.

The statements contained herein concerning the Old Warrants, the New Warrants, the Old Warrant Agreement as amended by the Warrant Amendment and the New Warrant Agreement do not purport to be complete and are qualified in their entirety by reference to the Old Warrant Agreement, the Warrant Amendment and the New Warrant Agreement which are filed as exhibits to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer. The net proceeds to us from the sale of the 46,025,000 shares of common stock issuable upon exercise of the New Warrants offered by this prospectus (after deducting estimated offering expenses) are estimated to be approximately $506 million. We intend to use the net proceeds received from the exercise of New Warrants, if any, for general working capital purposes. Pending such uses, the net proceeds are expected to be invested in U.S. government securities or deposited in federally insured accounts of banks or money market accounts of other financial institutions, or invested in short-term, investment-grade, interest-bearing investments or other similar short-term investments.

Given that the issuance of common stock upon exercise of the New Warrants is dependent upon individual decisions of warrant holders to exercise their warrants, we do not have control over the timing of our receipt of the proceeds, which may differ from our present business needs. Accordingly, we will use such proceeds as dictated by our business needs at the time we receive such proceeds.

DETERMINATION OF OFFERING PRICE

In order to provide an incentive for the holders of the Old Warrants to participate in the Exchange Offer, and subsequently to exercise the New Warrants, we determined that an exercise price of $11.00 for the New Warrants would be appropriate. The exercise price for the New Warrants does not reflect any determination of the value of the underlying common stock and was determined based upon the judgment of our Board of Directors, using a Black-Scholes valuation of the $0.50 warrant redemption price, to determine a price at which the New Warrants may be exercised before maturity.

CAPITALIZATION

The following table sets forth the capitalization of the Company as of June 30, 2009 on an actual basis, on a pro forma basis to give effect to the Acquisition as if it occurred on June 30, 2009 and on an as adjusted basis after giving effect to the issuance and sale of the 46,025,000 shares of our common stock upon exercise of the New Warrants (assuming all Old Warrants are exchanged), at the assumed offering price of $11.00 per share, and the application of the estimated net proceeds of approximately $506 million thereof. There can be no assurance that all Old Warrants will be exchanged for New Warrants or that all New Warrants will be exercised for common stock. The information set forth below should be read in conjunction with GAG, Inc.’s consolidated financial statements and notes thereto and the unaudited condensed combined pro forma financial statements and the notes thereto appearing elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2009
	Actual (1)	Pro Forma (2)	Pro Forma As Adjusted (2)
	(In thousands)
Total debt	$—	$68,173	$68,173
Stockholders' equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued	—	—	—
Common stock, $0.0001 par value; 135,000,000 shares authorized; 100 shares issued and outstanding, actual; 29,906,626 shares issued and outstanding, pro forma; and 75,931,626 shares issued and outstanding, pro forma as adjusted (4)	—	3	8
Additional paid-in capital		(3,323)	502,772
Accumulated deficit	(5)	—	—

Total shareholders' equity (deficiency)	(5)	(3,320)	502,780

Total capitalization	$(5)	$64,853	$570,953

(1)	Actual amounts reflect the capital structure of GAG, Inc. as of June 30, 2009 prior to consummation of the Acquisition as more fully described elsewhere in this prospectus.
(2)	Pro forma amounts reflect the capital structure of GAG, Inc. as of June 30, 2009 based on the historical financial statements of GAG, LLC after giving effect to the reverse merger and recapitalization as a result of the Acquisition.
(3)	Pro forma amounts as adjusted reflect the capital structure of GAG, Inc. as of June 30, 2009 based on the historical financial statements of GAG, LLC after giving effect to the reverse merger and recapitalization as a result of the Acquisition and the issuance and sale of 46,025,000 shares of our common stock upon exercise of the New Warrants (assuming all outstanding Old Warrants are exchanged in the Exchange Offer), at the exercise price of $11.00 per share, net of estimated offering costs of $175,000.
(4)	Outstanding shares of common stock does not include (i) 1,440,000 restricted shares issuable to the Phantom Equityholders in connection with the Acquisition (which vest 50% six months following the Acquisition, 25% twelve months following the Acquisition and the remaining 25% eighteen months following the Acquisition); (ii) 6,000,000 of contingent shares issuable to the Great American Members and Phantom Equityholders upon the achievement of certain Adjusted EBITDA targets as described in the Purchase Agreement; and (iii) 7,822,000 shares reserved for issuance under the Company's incentive plan.

DIVIDEND POLICY

Our Board of Directors has discretion whether or not to pay dividends. The Company has never paid any cash dividends on its common stock. It is the present intention of the Company to retain any earnings for use in its business operations and, accordingly, we do not anticipate the Board of Directors declaring any dividends in the foreseeable future.

SELECTED HISTORICAL FINANCIAL INFORMATION

OF GREAT AMERICAN GROUP, INC.

We are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Exchange Offer. Because the Company was incorporated on May 7, 2009, it does not have any historical financial statements for any period other than a balance sheet as of June 30, 2009 and statement of operations for the period from May 7, 2009 (inception) through June 30, 2009, which is included elsewhere in this prospectus.

The historical results of GAG, Inc. and GAG, LLC included elsewhere in this prospectus are not necessarily indicative of the future performance of the Company. The following information is only a summary and should be read in conjunction with each of GAG, Inc.’s and GAG, LLC’s historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus.

As of June 30, 2009

Balance Sheet Data:

Cash	$100

Total assets	$100

Total current liabilities	$5,000

Total stockholder’s deficiency	$(4,900)

Total liabilities and stockholder’s deficit	$100

For the period from May 7, 2009 (inception) through June 30, 2009

Operations Statement Data:

Formation and operating costs	$5,000

Loss from operations	5,000

Net loss	$5,000

Net loss per share - basic and diluted	$(50)

Weighted average number of common shares outstanding - basic and diluted	100

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

OF GREAT AMERICAN GROUP, LLC

We are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Exchange Offer.

The following selected historical consolidated financial information of GAG, LLC as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 are derived from GAG, LLC’s unaudited financial statements, which are included elsewhere in this prospectus. The following selected historical consolidated financial information of GAG, LLC as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 are derived from GAG, LLC’s audited financial statements, which are included elsewhere in this prospectus. The following selected historical consolidated financial information of GAG, LLC as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 are derived from GAG, LLC’s unaudited financial statements, which are not included elsewhere in this prospectus. The results of operations for interim periods are not necessarily indicative of the results of operations which might be expected for the entire year.

The following information is only a summary and should be read in conjunction with the unaudited interim consolidated financial statements of GAG, LLC for the six months ended June 30, 2009 and 2008 and the notes thereto and the audited consolidated financial statements of GAG, LLC for the years ended December 31, 2008, 2007 and 2006 and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	Six Months Ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(dollars in thousands)	(Unaudited)					(Unaudited)

Consolidated Statements of Operations:

Revenues:

Services and fees	$49,787	$26,297	$48,496	$40,247	$42,169	$22,588	$9,022

Sale of goods	7,141	2,172	4,673	11,703	37,151	7,747	—

Total revenues	56,928	28,469	53,169	51,950	79,320	30,335	9,022

Operating expenses:

Direct cost of services	7,748	15,849	20,595	24,807	24,806	6,403	—

Cost of goods sold	5,702	1,983	4,736	10,470	35,880	8,122	—

Selling, general and administrative expenses	18,838	9,446	21,696	21,320	17,605	14,177	6,489

Total operating expenses	32,288	27,278	47,027	56,597	78,291	28,702	6,489

Operating income (loss)	24,640	1,191	6,142	(4,647)	1,029	1,633	2,533

Other income (expense):

Interest income	8	101	158	393	268	74	6

Other income (expense)	(239)	37	95	56	51	—	—

Interest expense	(6,944)	(607)	(4,063)	(1,037)	(3,767)	(633)	—

Income (loss) from continuing operations before discontinued operations	17,465	722	2,332	(5,235)	(2,419)	1,074	2,539

Loss from discontinued operations	—	(168)	(2,069)	(5,072)	(5,960)	(124)	—

Net income (loss)	$17,465	$554	$263	$(10,307)	$(8,379)	$950	$2,539

	June 30, 2009	December 31,
		2008	2007	2006	2005	2004
(dollars in thousands)	(Unaudited)				(Unaudited)

Consolidated Balance Sheet Data (at period end):

Cash and cash equivalents	$34,721	$16,965	$16,029	$9,965	$11,138	$7,135

Restricted cash	7,227	3,653	—	—	—	—

Total assets	79,460	55,831	44,092	41,739	64,344	7,683

Total current liabilities	45,944	37,113	26,599	41,931	52,215	1,285

Total long-term liabilities	3,136	4,217	4,321	5,143	6,417	—

Total members’ equity (deficit)	31,491	16,144	15,881	(5,335)	5,712	6,398

Total deferred compensation	(1,111)	(1,643)	(2,709)	—	—	—

Total equity (deficit)	30,380	14,501	13,172	(5,335)	5,712	6,398

	Six Months Ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(dollars in thousands)	(Unaudited)					(Unaudited)

Summary Cash Flow Data:

Net cash provided by (used in) operating activities	$25,620	$(16,087)	$4,209	$(2,725)	$23,516	$(25,812)	$3,655

Net cash used in investing activities	(3,836)	(122)	(4,250)	(893)	(205)	(413)	(76)

Net cash provided by (used in) financing activities	(4,028)	7,771	977	9,682	(24,484)	30,228	(1,078)

Net increase (decrease) in cash and cash equivalents	$17,756	$(8,438)	$936	$6,064	$(1,173)	$4,003	$2,501

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited condensed combined pro forma balance sheet as of June 30, 2009 and the unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2009 and for the year ended December 31, 2008 are based on the historical financial statements of GAG, LLC after giving effect to the reverse merger and recapitalization as a result of the Acquisition and the Exchange Offer.

The unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2009 and for the year ended December 31, 2008 give pro forma effect to the reverse merger and recapitalization of GAG, LLC as if it had occurred on January 1, 2008. The unaudited condensed combined pro forma balance sheet as of June 30, 2009 assumes that the reverse merger and recapitalization of GAG, LLC and the Exchange Offer were effective on June 30, 2009.

The unaudited condensed combined pro forma balance sheet and statement of operations as of and for the six months ended June 30, 2009 were derived from the Company’s audited financial statements and GAG, LLC’s unaudited financial statements, in each case, as of and for the six months ended June 30, 2009.

The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2008 was derived from GAG, LLC’s audited statements of operations for the year ended December 31, 2008.

The Company will consummate the Exchange Offer only if holders of 50% or more of the Old Warrants properly tender their Old Warrants in the Exchange Offer. The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below:

•	Assuming Minimum Tender: This presentation assumes that 23,012,500 Old Warrants are properly tendered in the Exchange Offer; and

•	Assuming Maximum Tender: This presentation assumes that 46,025,000 Old Warrants are properly tendered in the Exchange Offer.

The unaudited condensed combined pro forma financial statements reflect the Acquisition being accounted for as a reverse merger accompanied by a recapitalization of the Company. Under this accounting method, GAG, LLC is considered the acquirer for accounting purposes because it has obtained effective control of the Company as a result of the Acquisition. This determination was primarily based on the fact that as a result of the Acquisition, the former shareholders of AAMAC had an approximate 63% voting interest in the Company and the former members of GAG, LLC had an approximate 37% voting interest in the Company. The determination was also based on the following facts: the former members of GAG, LLC retained a significant minority voting interest in the Company; the former members of GAG, LLC appointed a majority of the Company’s initial board of directors; GAG, LLC’s operations comprise the ongoing operations of the Company; and GAG, LLC’s senior management serves as the senior management of the Company. Under this method of accounting, the recognition and measurement provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations” (“SFAS 141R”) do not apply and therefore, the Company will not recognize any goodwill or other intangible assets based upon fair value or related amortization expense associated with amortizable intangible assets. Instead, the transaction utilizes the capital structure of the Company with AAMAC surviving as a subsidiary and the assets and liabilities of GAG, LLC are recorded at historical cost.

The unaudited condensed combined pro forma financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the Acquisition and Exchange Offer occurred on the dates indicated and do not purport to indicate the financial position or results of operations as of any future date or for any future period. Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements and the accompanying notes thereto and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Great American Group, Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Balance Sheet

As of June 30, 2009

	Historical		Pro Forma Adjustments (assuming minimum tender)		Combined Pro Forma (assuming minimum tender)	Pro Forma Adjustments (assuming maximum tender)		Combined Pro Forma (assuming maximum tender)
	Great American Group, Inc.	Great American Group, LLC
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$—	$34,721	$82,825	A	$56,459	$11,507	G	$67,966
			(31,736)	B
			(4,383)	C
			(10,476)	D
			(2,985)	E
			(11,507)	F
Restricted cash	—	7,227			7,227	—		7,227

Accounts receivable, unbilled receivables and advances against customer contracts	—	8,078	—		8,078	—		8,078
Goods held for sale or auction	—	16,624	—		16,624	—		16,624
Prepaid expenses and other current assets	—	4,903	(4,054)	I	849	—		849
Deferred tax asset - current	—	—	481	J	481	—		481

Total current assets	—	71,553	18,165		89,718	11,507		101,225

Property and equipment, net	—	1,134	—		1,134	—		1,134
Goodwill	—	5,688	—		5,688	—		5,688
Intangible assets, net	—	463	—		463	—		463
Other assets	—	622	—		622	—		622

Total assets	$—	$79,460	$18,165		$97,625	$11,507		$109,132

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$5	$15,417	$—		$15,422	$—		$15,422
Accrued compensation plans	—	12,839	(12,839)	H	—	—		—
Auction and liquidation proceeds payable	—	2,868	—		2,868	—		2,868
Mandatorily redeemable noncontrolling interests	—	2,415	—		2,415	—		2,415
Note payable and current portion of long term debt	—	12,405	—		12,405	—		12,405

Total current liabilities	5	45,944	(12,839)		33,110	—		33,110

Long-term debt, net of current portion	—	3,136	(2,985)	E	151	—		151
Note payable - Great American Members and Phantom Equityholders	—	—	55,617	C	55,617			55,617
Deferred tax liability - non-current	—	—	564	J	564	—		564

Total liabilities	5	49,080	40,357		89,442	—		89,442

Equity:
Deferred compensation	—	(1,111)	1,111	H	—	—		—
Common stock - Great American, Inc.	—	—	3	K	3	—		3
Additional paid-in capital	—	—	82,825	A	8,180	11,507	G	19,687
			(55,617)	C
			(4,383)	C
			(10,476)	D
			(4,054)	I
			12,839	H
			(11,507)	F
			(83)	J
			(1,111)	H
			(3)	K
			(250)	K
Members’ equity	—	31,491	(31,736)	B	—	—		—
			245	K
Retained earnings/(Accumulated deficit) - Great American Group, Inc.	(5)		5	K	—	—		—
			—

Total stockholders’ equity	(5)	30,380	(22,192)		8,183	11,507		19,690

Total liabilities and equity	$—	$79,460	$18,165		$97,625	$11,507		$109,132

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Great American Group, Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Six Months Ended June 30, 2009

	Historical		Pro Forma Adjustments (assuming minimum conversion)		Combined Pro Forma (assuming minimum conversion		Pro Forma Adjustments (assuming maximum conversion)	Combined Pro Forma (assuming maximum conversion
	Great American Group, Inc.	Great American Group, LLC
	(In thousands, except per share amounts)
Revenues:
Services and fees	$—	$49,787	$—		$49,787		$—	$49,787
Sale of goods	—	7,141	—		7,141		—	7,141

Total revenues	—	56,928	—		56,928		—	56,928

Operating expenses:
Direct cost of services	—	7,748	—		7,748		—	7,748
Cost of goods sold	—	5,702	—		5,702		—	5,702
Selling, general and administrative expenses	5	18,838	(6,433)	H	14,283		—	14,283
			1,735	L
			138	M

Total operating expenses	5	32,288	(4,560)		27,733		—	27,733

Operating income (loss)	(5)	24,640	4,560		29,195		—	29,195

Other income (expense):
Interest income	—	8	—		8		—	8
Other income	—	(239)	—		(239)		—	(239)
Interest expense	—	(6,944)	58	E	(9,556)		—	(9,556)
			(2,670)	C

Income (loss) from continuing operations before income taxes	(5)	17,465	1,948		19,408		—	19,408
Benefit (provision) for income taxes	—	—	(7,647)	N	(7,647)		—	(7,647)

Net income (loss)	$(5)	$17,465	$(5,699)		$11,761		$—	$11,761

Weighted average shares outstanding - Basic and diluted					30,987	O		30,987	O
Earnings per share - Basic and diluted					$0.38			$0.38

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Great American Group, Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2008

	Historical		Pro Forma Adjustments (assuming minimum conversion)		Combined Pro Forma (assuming minimum conversion		Pro Forma Adjustments (assuming maximum conversion)	Combined Pro Forma (assuming maximum conversion
	Great American Group, Inc.	Great American Group, LLC
	(In thousands, except per share amounts)
Revenues:
Services and fees	$—	$48,496	$—		$48,496		$—	$48,496
Sale of goods	—	4,673	—		4,673		—	4,673

Total revenues	—	53,169	—		53,169		—	53,169

Operating expenses:
Direct cost of services	—	20,595	—		20,595		—	20,595
Cost of goods sold	—	4,736	—		4,736		—	4,736
Selling, general and administrative expenses	—	21,696	(401)	H	26,777		—	26,777
			5,206	L
			276	M

Total operating expenses	—	47,027	5,081		52,108		—	52,108

Operating income (loss)	—	6,142	(5,081)		1,061		—	1,061

Other income (expense):
Interest income	—	158	—		158		—	158

Other income	—	95	—		95		—	95
Interest expense	—	(4,063)	207	E	(10,530)		—	(10,530)
			(6,674)	C

Income (loss) from continuing operations before income taxes	—	2,332	(11,548)		(9,216)		—	(9,216)
Benefit (provision) for income taxes	—	—	3,631	N	3,631		—	3,631

Net income (loss)	$—	$2,332	$(7,917)		$(5,585)		$—	$(5,585)

Net income from continuing operations attributable to noncontrolling interest
Net income (loss) from continuing operations attributable to controlling interest

Weighted average shares outstanding - Basic and diluted					30,267	O		30,267	O
Earnings per share - Basic and diluted					$(0.18)			$(0.18)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Condensed Combined Pro Forma Financial Statements

1. Description of the Acquisition, Exchange Offer and Basis of Presentation

The Acquisition

On July 31, 2009, pursuant to the terms of an Agreement and Plan of Reorganization, dated as of May 14, 2009 and as subsequently amended (the “Purchase Agreement”), by and among Alternative Asset Management Acquisition Corp. (“AAMAC”), a Delaware corporation, Great American Group, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of AAMAC (the “Company”), AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Great American Group, LLC (“GAG, LLC”), the members of GAG, LLC (the “GAG, LLC Members”) and the representative of the GAG, LLC Members, the GAG, LLC Members contributed all of the membership interests of GAG, LLC to the Company (the “Contribution”) and Merger Sub merged with and into AAMAC with AAMAC surviving as a wholly-owned subsidiary of the Company (the “Merger” and, collectively with the Contribution, the “Acquisition”). In connection with the Merger, AAMAC common stock and warrants were exchanged for common stock and warrants of the Company. Following the Acquisition, AAMAC and GAG, LLC became wholly-owned subsidiaries of the Company. In connection with the Acquisition, the Company’s common stock and warrants were listed on the OTC Bulletin Board under the symbols “GAMR” and “GAMRW”. Upon the consummation of the Acquisition, the common stock, warrants and units of AAMAC ceased trading on the NYSE Amex.

Upon consummation of the Acquisition, the Company received approximately $82.8 million of cash from AAMAC and the Company acquired all of the outstanding membership interests of GAG, LLC in exchange for $4.4 million in cash, the issuance of a $55.6 million note payable (interest payable quarterly at 12% beginning October 31, 2009 and principal payments due annually in five equal installments) and 10,560,000 shares of common stock of the Company. In addition, under the terms of the Purchase Agreement, certain members of GAG, LLC senior management (the “Phantom Equityholders” and, together with the GAG, LLC Members, the “Contribution Consideration Recipients”) who participate in GAG, LLC’s deferred compensation plan, and the GAG, LLC Members are eligible to receive up to 6,000,000 shares of Company common stock upon GAG, LLC’s achievement of certain Adjusted EBITDA targets as set forth in the Purchase Agreement. The closing share consideration and contingent share consideration received by the Phantom Equityholders are subject to certain future service requirements. Contingent consideration paid or issued to Phantom Equityholders will be recognized as compensation expense subsequent to the Acquisition. In addition to the share consideration issued to the GAG, LLC Members, 1,440,000 shares of restricted stock are issuable to the Phantom Equityholders, which shares that vest based on service conditions; 50% in six months, 25% in twelve months and the remaining 25% in eighteen months from the closing date.

Stockholders of AAMAC received 2.0 shares of Company common stock for each outstanding share of AAMAC common stock that they held at the effective time of the Acquisition. Accordingly, in the accompanying unaudited condensed combined pro forma financial statements, all AAMAC common stock outstanding prior to the close of the Acquisition has been adjusted to reflect the impact of the exchange ratio described above.

The following table sets forth the number of shares outstanding immediately following the consummation of the Acquisition and the relative percentage ownership interests in the Company:

(In thousands)
Number of shares:

Great American Group, LLC Members	10,560	35.3%
AAMAC Stockholders (1)	19,346	64.7%

Total shares	29,906	100.0%

(1)	The shares and the percent include 1,000,000 shares held by the founders of AAMAC which are subject to voting restrictions and therefore, are not included in the calculation of voting interests.

The Acquisition also provides for the issuance of 1,440,000 shares of common stock of the Company to the Phantom Equityholders pursuant to vesting provisions set forth in the Purchase Agreement and 6,000,000 additional shares of common stock of the Company to the Contribution Consideration Recipients (the “Contingent Stock Consideration”) upon GAG, LLC’s achievement of the Adjusted EBITDA targets described in the Purchase Agreement.

Additionally, the Company will retain in an escrow account 2,500,000 of the shares issued at closing, of which 1,500,000 are GAG, LLC Member and Phantom Equityholder shares held to satisfy any working capital shortfalls (1,320,000 of which are held to also satisfy any inventory shortfall) and 1,000,000 are AAMAC founder shares, which will be released from escrow and issued or forfeited depending on the achievement of the Adjusted EBITDA targets set forth in the Purchase Agreement.

In connection with the Acquisition, the Great American Members received from the Company approximately $31,736,000, comprised of (i) a distribution of approximately $18,815,000, representing the unrestricted cash and cash equivalents held by GAG, LLC (after giving effect to the repayment of certain debt obligations of GAG, LLC in an outstanding principal amount (as defined in the Purchase Agreement) of $2,985,000) and (ii) a payment of approximately $12,921,000, representing the amount by which the final adjusted working capital of GAG, LLC was greater than $6,000,000 at the closing of the Acquisition.

Exchange Offer

In connection with the consummation of the Acquisition, AAMAC amended the Old Warrant Agreement governing its outstanding warrants (which were exchanged for the Old Warrants in connection with the Acquisition) to, among other things, require the redemption of all of the outstanding warrants, including those held by the former AAMAC sponsors, at a price of $0.50 per warrant on or prior to October 29, 2009. The Old Warrant Agreement, as amended by the Warrant Amendment governs the Old Warrants. The Company expects to consummate the Warrant Redemption on October 29, 2009.

The Company is offering to exchange warrants exercisable for our common stock expiring November 15, 2012 with an exercise price of $11.00 (the “New Warrants”) for any and all outstanding warrants exercisable for our common stock expiring July 31, 2012 with an exercise price of $7.50 (the “Old Warrants”). In order to be exchanged, an Old Warrant must be properly tendered and accepted. Provided that the Minimum Tender Condition (defined below) is met, all Old Warrants that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged promptly upon such expiration. Any Old Warrants not accepted for tender for any reason will be returned promptly after termination or expiration of the exchange offer and will be redeemed in connection with the Warrant Redemption.

The consummation of the Exchange Offer is conditioned upon a minimum of 23,012,500 Old Warrants, or 50% of the Old Warrants outstanding, being properly tendered and surrendered in the Exchange Offer. The former AAMAC sponsors, who collectively hold 4,625,000 Old Warrants, have agreed to participate in the Exchange Offer or the Warrant Redemption in accordance with holders of a majority in interest of the Old Warrants (excluding the Old Warrants held by the former AAMAC sponsors).

Provided that the Minimum Tender Condition is met, we will accept any and all Old Warrants properly tendered to the Exchange Agent prior to the Expiration Date. We will issue New Warrants as soon as practicable after the Expiration Date that are exercisable to purchase shares of our common stock equal to the number of shares of common stock issuable upon the exercise of the Old Warrants properly tendered and surrendered pursuant to the Exchange Offer. Old Warrants that are exchanged will be cancelled following the issuance of New Warrants.

Old Warrants that are not exchanged in the Exchange Offer will be redeemed for $0.50 each on October 29, 2009 in connection with the Warrant Redemption.

Basis of Presentation

The unaudited condensed pro forma financial statements have been prepared based on GAG, LLC’s historical financial information giving effect to accounting for the Acquisition as a reverse merger accompanied by a recapitalization of GAG, LLC and the Exchange Offer. GAG, LLC is considered to be the acquirer for accounting purposes because it obtained effective control of AAMAC as a result of the Acquisition. The determination was primarily based on GAG, LLC comprising the ongoing operations of the combined entity, GAG, LLC’s senior management serving as the senior management of the Company, GAG, LLC’s former equity members retaining a significant minority voting interest in the Company and GAG, LLC’s former equity members’ appointment of a majority of the Company’s initial board of directors. However, because AAMAC, the legal acquiree, does not meet the definition of a “business” provided in SFAS 141R, the recognition and measurement provisions of SFAS 141R do not apply. The share exchange transaction utilizes the capital structure of AAMAC and the assets and liabilities of GAG, LLC are recorded at historical cost. Although GAG, LLC will be deemed to be the acquiring company for accounting and financial reporting purposes, as a result of Merger Sub’s merger with and into AAMAC, the Company is the parent entity of both AAMAC and GAG, LLC. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited condensed combined pro forma financial statements are not necessarily indicative of the results of operations that would have been achieved had the Acquisition and Exchange Offer actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

2. Pro Forma Adjustments and Assumptions

A)	Reflects the net proceeds of $82.8 million the Company received from AAMAC upon closing the Acquisition.

B)	Reflects the payout of GAG, LLC’s available cash and cash equivalents (unrestricted cash) to the GAG, LLC Members in the amount of $31.7 million which represents the amount by which the final adjusted working capital of GAG, LLC, as defined therein, was greater than $6.0 million at the closing of the acquisition after the repayment of the outstanding loans in the amount of $3.0 million.

C)	Represents the cash component of the purchase consideration in the amount of $4.4 million and $55.6 million note payable components of the purchase price for the membership interests of GAG, LLC. Of the $4.4 million cash and $55.6 million note payable components of the purchase price, approximately $9.3 million will be paid to the Phantom Equityholders. As the $11.7 million carrying value of the deferred compensation plan’s liability at June 30, 2009 exceeds the settlement payout by $2.4 million, the Company will recognize a credit to compensation expense at the closing of the Acquisition. No pro forma adjustment has been reflected in the condensed pro forma consolidated statements of operations since the adjustment is not expected to have a continuing impact on the Company’s combined results. Related interest expense calculated at the note rate of 12% per annum of $2.7 million and $6.7 million for the six months ended June 30, 2009 and year ended December 31, 2008, respectively, has been reflected in the respective pro form statement of operations.

D)	Reflects the payment of $10.5 million related to expenses and certain investment banking fees associated with the Acquisition.

E)	Reflects GAG, LLC’s repayment of loans in the amount of $3.0 million to former GAG, LLC equity holders. Related interest expense of $58,000 and $207,000 for the six months ended June 30, 2009 and year ended December 31, 2008, respectively, has also been eliminated.

F)	Reflects the redemption of 23,012,500 Old Warrants at $0.50 each for a total amount of $11.5 million assuming that only the minimum number of Old Warrants are tendered in the Exchange Offer.

G)	Reflects the pro forma adjustment assuming all of the 46,025,000 Old Warrants are tendered in the Exchange Offer. This amount reflects the additional cash the Company will retain as a result of no warrant holders seeking to have their Old Warrants redeemed for $0.50 each.

H)	Reflects the pro forma adjustment to eliminate the historical GAG, LLC deferred compensation plan liability of $11.7 million as described in C) above and the elimination of the $1.1 million liability for the employment agreements for the two GAG, LLC Members, which is recorded as deferred compensation within equity in the historical GAG, LLC consolidated financial statements, as a result of their modification. The expense related to the deferred compensation plan reported for the six months ended June 30, 2009 and year ended December 31, 2008 in the amount of $6.4 million and $0.4 million, respectively, has also been eliminated.

I)	To eliminate certain direct transaction related expenses capitalized as an element of prepaid expenses.

J)	Reflects the deferred tax assets and liabilities at June 30, 2009 for book-tax differences related to goods held for sale of auction, accruals, and intangible assets based on a statutory tax rate of 39.4%.

K)	Reflects the issuance of 2.00 shares of common stock of the Company for every share of AAMAC’s common stock outstanding immediately prior to the effective time in connection with the consummation of the Acquisition.

L)	Reflects the compensation expense related to the issuance of 1,440,000 shares related to the elimination of GAG, LLC’s deferred compensation plan. As the shares vest 50% in six months, 25% in twelve months and the remaining 25% in eighteen months from the closing date, compensation expense of approximately $1.7 million and $5.2 million has been recorded for the six months ended June 30, 2009 and year ended December 31, 2008 using an adjusted closing share price of $4.82 for AAMAC’s common stock.

M)	Reflects the impact of four employment agreements executed in connection with the Acquisition. Compensation provisions in the agreements exceed historical compensation for these four employees as follows:

(in thousands)	Six Months Ended June 30, 2009	Year Ended December 31, 2008
Compensation under new employment agreements	$900	$1,802
Historical compensation expense	762	1,526

Increase in compensation expense	$138	$276

N)	Reflects the pro forma adjustment for the income tax provision of $8.2 million for the six months ended June 30, 2009 and income tax benefit of $3.6 million for the year ended December 31, 2008 based on the tax impact of the calculated using the statutory tax rate of 39.4% on the consolidated pro forma income from continuing operations for each of the respective periods.

O)	Pro forma earnings per share (EPS), basic and diluted, are based on the weighted average number of shares of common stock. Earnings (loss) per share is computed by dividing income by the weighted-average number of shares of common stock outstanding during the period. The effect of the approximately 1,440,000 restricted shares available for issuance to Phantom Equityholders has been calculated based on the treasury stock method and has been determined to be antidilutive for the six months ended June 30, 2009 and year ended December 31, 2008.

	Six months ended June 30, 2009	Year ended December 31, 2008
(In thousands)
Basic and diluted shares
Common shares issued in connection with the Acquisition	21,847	21,847
Common shares issued as purchase consideration to GAG, LLC Members	10,560	10,560
Common shares issued to Phantom Equityholders	1,080	360
Common shares forfeited by AAMAC founders in accordance with Letter Agreement	(2,500)	(2,500)

Total basic and diluted shares	30,987	30,267

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements of the Company and the notes thereto and the financial statements of GAG, LLC and the notes thereto, each included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

The Acquisition

On July 31, 2009, GAG, Inc., GAG, LLC and AAMAC completed the Acquisition. Pursuant to the Purchase Agreement, the Great American Members contributed all of their membership interests of GAG, LLC to GAG, Inc. and concurrently therewith, AAMAC merged with and into Merger Sub. As a result of the Acquisition, GAG, LLC and AAMAC became subsidiaries of GAG, Inc.

Pursuant to the terms of the Purchase Agreement, at the effective time of the Acquisition, (i) each outstanding share of AAMAC common stock, par value $.0001 per share, was exchanged for two shares of common stock, par value $.0001 per share, of GAG, Inc.; (ii) each outstanding warrant to purchase AAMAC common stock was exchanged for a warrant to purchase GAG, Inc. common stock; and (iii) each outstanding unit of AAMAC was separated into one share of AAMAC common stock and a warrant to purchase one share of AAMAC common stock, both of which were exchanged pursuant to clauses (i) and (ii) above, respectively.

As a result of the Acquisition, the former shareholders of AAMAC had an approximate 63% voting interest in GAG, LLC and the Great American Members had an approximate 37% voting interest in GAG, LLC immediately following the consummation of the Acquisition. The Acquisition will be accounted for as a reverse merger accompanied by a recapitalization of GAG, LLC. Under this accounting method, GAG, LLC is considered the acquirer for accounting purposes because it has obtained effective control of AAMAC as a result of the Acquisition. This determination was primarily based on the following factors: the Great American Members’ retention of a significant minority voting interest in the Company; the Great American Members’ appointment of a majority of the Company’s initial board of directors; GAG, LLC’s operations comprising the ongoing operations of the Company; and GAG, LLC’s senior management service as the senior management of the Company. Under this method of accounting, the recognition and measurement provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations” (“SFAS 141R”) do not apply and therefore, the Company will not recognize any goodwill or other intangible assets based upon fair value or related amortization expense associated with amortizable intangible assets. Instead, the share exchange transaction utilizes the capital structure of AAMAC and the assets and liabilities of GAG, LLC are recorded at historical cost.

In connection with the consummation of the Acquisition, AAMAC entered into the Warrant Amendment in order to (i) require the redemption of all of the outstanding warrants, including those held by the former AAMAC sponsors, at a price of $0.50 per warrant on or prior to October 29, 2009, (ii) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to October 30, 2009 and (iii) preclude any adjustment of the warrants as a result of the Acquisition. The Old Warrant Agreement, together with the Warrant Amendment, governs the 46,025,000 outstanding Old Warrants. $23,012,500 of the funds received by GAG, Inc. from AAMAC in connection with the Acquisition was deposited in a separate account with the transfer agent pending consummation of the Warrant Redemption and the Exchange Offer.

Overview

We are a leading provider of asset disposition and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. We operate our business in two segments: auction and liquidation solutions and valuation and appraisal services. Our auction and liquidation divisions seek to assist clients in maximizing return and recovery rates through the efficient disposition of assets. Such assets include multi-location retail inventory, wholesale inventory, trade fixtures, machinery and equipment, intellectual property and real property. Our valuation and appraisal services division provides our clients with independent appraisals in connection with asset-based loans, acquisitions, divestitures and other business needs. These services are provided to a wide range of retail, wholesale and industrial companies, as well as lenders, capital providers, private equity investors and professional service firms throughout the United States and Canada.

Our significant industry experience and network of highly skilled employees and independent contractors allow us to tailor our auction and liquidation solutions to the specific needs of a multitude of clients, logistical challenges and distressed circumstances. We have established appraisal and valuation methodologies and practices in a broad array of asset categories which have made us a recognized industry leader. Furthermore, our scale and pool of resources allow us to offer our services on a nationwide basis.

Together with our predecessors, we have been in business since 1973. For over 35 years, we and our predecessors have provided retail, wholesale and industrial auction and liquidation solutions to clients. Past clients include Boeing, Apple Computers, Circuit City, Friedman’s Jewelers, Hechinger, Mervyns, Tower Records, Eaton’s, Hancock Fabrics, Movie Gallery, Linens N Things, Kmart, Sears, Montgomery Ward, Whitehall Jewelers, Gottschalks, Fortunoff, and Ritz Camera. Since 1995, we have participated in liquidations involving over $23 billion in aggregate asset value and auctioned assets with an estimated aggregate value of over $6 billion.

Our valuation and appraisal services division provides valuation and appraisal services to financial institutions, lenders, private equity investors and other providers of capital. These services primarily include the valuation of assets (i) for purposes of determining and monitoring the value of collateral securing financial transactions and loan arrangements and (ii) in connection with potential business combinations. Our clients include major financial institutions such as Bank of America, Credit Suisse, GE Capital, JPMorgan Chase, Union Bank of California, and Wells Fargo. Our clients also include private equity firms such as Apollo Management, Goldman Sachs Capital Partners, Laurus Funds, Sun Capital Partners and UBS Capital.

Presentation

GAG, Inc. was incorporated under the laws of the state of Delaware on May 7, 2009. GAG, Inc. was formed as a wholly-owned subsidiary of AAMAC. Since its inception in May 2009 and until the completion of the Acquisition on July 31, 2009, GAG, Inc.’s activities were limited to its organization, the preparation and filing with the SEC of a Registration Statement on Form S-4, and other matters related to the Acquisition. Throughout the fiscal quarter ended June 30, 2009, GAG, Inc. was a “shell company” conducting no business operations or owning or leasing any real estate or other property. Accordingly, GAG, Inc.’s only assets prior to the Acquisition arose from the issuance of 100 shares of its common stock to AAMAC, GAG, Inc.’s sole stockholder prior to the Acquisition, upon its inception.

The discussion below includes the operations of GAG, Inc. since its inception on May 7, 2009 through June 30, 2009, whereby GAG, Inc. operated as a shell company with limited activity prior to the consummation of the Acquisition of GAG, LLC on July 31, 2009. In addition, the discussion below includes the operations of GAG, LLC for the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 which were for periods prior to the consummation of the Acquisition on July 31, 2009.

Results of Operations

Great American Group, Inc.

For the period from May 7, 2009 (Inception) through June 30, 2009, GAG, Inc. had a net loss of $5,000. GAG, Inc. did not generate any revenues during this period as it was formed as a wholly-owned subsidiary of AAMAC for the purpose of effecting the Acquisition, as more fully described in Note 2 to GAG, Inc.’s consolidated financial statements included elsewhere in this prospectus. GAG, Inc.’s expenses of $5,000 for the period from May 7, 2009 (Inception) through June 30, 2009 consisted of organization costs for legal and incorporation fees related to the formation of the corporation and its wholly-owned subsidiary. GAG, Inc. and its wholly-owned subsidiary were “shell companies” and conducted no business operations and did not own or lease any real estate or other property.

On July 31, 2009, the Company consummated the Acquisition, whereby the Great American Members contributed all of their membership interests of GAG, LLC to the Company in exchange for 10,560,000 shares of common stock of the Company and consideration in the form of subordinated unsecured promissory notes in favor of each of the Contribution Consideration Recipients. The notes were issued in an aggregate principal amount of $55,616,890 ($60,000,000 less $4,383,110, the amount of the payments made from AAMAC’s trust account to the Contribution Consideration Recipients in connection with the consummation of the Acquisition in accordance with the Purchase Agreement, as described in Note 2 to GAG, Inc.’s consolidated financial statements included elsewhere in this prospectus).

In connection with the Merger, (i) each of the 10,923,313 shares of AAMAC common stock outstanding immediately prior to the effective time of the Merger were exchanged for two shares of Company common stock and (ii) each of the 46,025,000 outstanding AAMAC warrants, which were exercisable for one share of AAMAC common stock, were exchanged for a warrant exercisable for one share of Company common stock. The units of AAMAC were separated into the component common stock and warrant, each of which participated in the Acquisition as discussed in the preceding sentence. Pursuant to that certain letter agreement, dated as of May 14, 2009 (as subsequently amended, the “Letter Agreement”), by and among GAG, Inc., AAMAC, GAG, LLC and the AAMAC Founders, the AAMAC Founders agreed to cancel 7,850,000 shares of their 10,350,000 shares of AAMAC common stock before the consummation of the Acquisition and to cancel 2,500,000 shares of Company common stock that they received in exchange for their AAMAC common stock.

The number of shares of common stock of the Company issued and outstanding upon closing the transaction on July 31, 2009 is summarized as follows:

Number of Shares
AAMAC shares outstanding prior to the Acquisition excluding AAMAC Founder shares	41,400,000
AAMAC Founder shares (1)	2,500,000

Total AAMAC shares outstanding prior to the Acquisition	43,900,000
AAMAC shares converted to a pro rata share portion of AAMAC’s trust account (2)	(11,835,425)
AAMAC shares purchased pursuant to stock purchase agreements (3)	(21,141,262)

Total AAMAC shares outstanding immediately prior to the effective time of the Acquisition	10,923,313
Share exchange ratio (2.00 to 1)	2x

Common shares issued in connection with the Acquisition	21,846,626
Common shares issued as purchase consideration to Great American Members	10,560,000
Common shares forfeited by AAMAC Founders in accordance with Letter Agreement	(2,500,000)

Total common shares outstanding at closing, July 31, 2009	29,906,626

(1)	Reflects the cancellation of 7,850,000 shares held by the AAMAC Founders immediately prior to the consummation of the Acquisition.
(2)	Reflects the 11,835,425 AAMAC shares, representing 28.59% of the shares sold in AAMAC’s initial public offering, that were converted into a pro rata portion of the funds in the AAMAC trust account in connection with the consummation of the Acquisition.
(3)	Prior to AAMAC’s stockholder meeting on July 31, 2009, AAMAC entered into stock purchase agreements with several third parties pursuant to which AAMAC agreed to purchase such parties’ AAMAC shares in connection with the Acquisition and such parties agreed to give AAMAC’s management proxies to vote their AAMAC shares in favor of the Acquisition.

The Purchase Agreement provides for the issuance of 1,440,000 shares of common stock of the Company to the Phantom Equityholders subject to certain vesting requirements set forth in the Purchase Agreement. The Purchase Agreement also provides for the issuance of 6,000,000 additional shares of shares of common stock of the Company to the Contribution Consideration Recipients (the “Contingent Stock Consideration”) upon GAG, LLC’s achievement of the Adjusted EBITDA targets described in the Purchase Agreement.

On July 31, 2009, $407,785,575 was held in AAMAC’s trust account. Upon consummation of the Acquisition, the funds were disbursed as follows: $116,577,671 to stockholders who voted against the transaction and elected to convert their shares into a pro rata portion of the AAMAC trust account (approximately $9.85 per share) and $208,834,228 to the third parties who entered into stock purchase agreements with AAMAC pursuant to which AAMAC agreed to purchase such parties’ AAMAC shares in connection with the Acquisition and such third parties agreed to give AAMAC’s management proxies to vote their AAMAC shares in favor of the Acquisition. The remaining $82,373,676 from AAMAC’s trust account and $451,031 of operating funds held by AAMAC (totaling $82,824,707) were received by GAG, Inc. upon consummation of the Acquisition. Of this amount, $10,476,332 was used to pay expenses and certain investment banking fees associated with the transaction and $4,383,110 was distributed to the Contribution Consideration Recipients as a closing payment (which reduced the principal amount of the promissory notes issued to the Contribution Consideration Recipients from $60,000,000 to $55,616,890), and $23,012,500 was deposited in a separate account with the transfer agent pending consummation of the Warrant Redemption, resulting in net proceeds to GAG, Inc. of $44,952,765. The net proceeds received by GAG, Inc. are expected to be used for general working capital purposes of the Company.

Great American Group, LLC

The following period to period comparisons of GAG, LLC’s financial results and its interim results are not necessarily indicative of future results.

Six Months Ended June 30, 2009 Compared to Six Months Ended June, 2008

Consolidated Statements of Operations

(dollars in thousands)

	Six months ended June 30, 2009		Six months ended June 30, 2008
Revenues:
Services and fees	$49,787	87.5%	$26,297	92.4%
Sale of goods	7,141	12.5%	2,172	7.6%

Total revenues	56,928	100.0%	28,469	100.0%

Operating expenses:
Direct cost of services	7,748	13.6%	15,849	55.7%
Cost of goods sold	5,702	10.0%	1,983	6.9%
Selling, general and administrative expenses	18,838	33.1%	9,446	33.2%

Total operating expenses	32,288	56.7%	27,278	95.8%

Operating income (loss)	24,640	43.3%	1,191	4.2%

Interest income	8	0.0%	101	0.3%
Other income (expense)	(239)	-0.4%	37	0.1%
Interest expense	(6,944)	-12.2%	(607)	-2.1%

Income (loss) from continuing operations	17,465	30.7%	722	2.5%
Loss from discontinued operations	—	0.0%	(168)	-0.6%

Net income (loss)	$17,465	30.7%	$554	1.9%

Revenues. Total revenues increased to $56.9 million during the six months ended June 30, 2009, or $28.4 million, from $28.5 million during the six months ended June 30, 2008. The increase in revenues was primarily due to a $25.6 million increase in revenues in the auction and liquidation segment and a $2.9 million increase in revenues in the valuation and appraisal services segment in 2009 as compared to the same period in 2008. The increase in revenues in the auction and liquidation segment was due to liquidation services provided to two large consumer product retailers conducting bankruptcy liquidation sales and an increase in revenues from the sale of goods where GAG, LLC held title during the six months ended June 30, 2009. The increase in revenues of $2.8 million in the valuation and appraisal services segment was primarily due to an increase in the number of collateral monitoring-related asset valuations conducted in connection with existing asset-based loans from financial institutions, as well as an increase in revenues in 2009 from intellectual property and real estate appraisal services which were new in the second half of 2008.

Revenue and Gross Margin by Segment

(dollars in thousands)

Auction and Liquidation Segment:

	Six months ended June 30, 2009		Six months ended June 30, 2008
	Amount	%	Amount	%
Revenues:
Services and fees	$38,652	84.4	$18,018	89.2
Sale of goods	7,141	15.6	2,172	10.8

Total revenues	45,793	100.0	20,190	100.0

Direct cost of services	3,397	7.4	11,966	59.3
Cost of goods sold	5,702	12.5	1,983	9.8

Total	9,099	19.9	13,949	69.1

Gross margin	$36,694	80.1	$6,241	30.9

Gross margin services and fees	91.2%		33.6%
Gross margin sales of goods	20.2%		8.7%

Revenues in the auction and liquidation segment increased to $45.8 million during the six months ended June 30, 2009, or $25.6 million, from $20.2 million during the six months ended June 30, 2008. Revenues from services and fees increased to $38.7 million during the six months ended June 30, 2009, or $20.6 million, from $18.0 million during the six months ended June 30, 2008. The $20.6 million increase in revenues from services and fees was primarily due to revenues of $16.0 million and $9.7 million earned from two large consumer product retailers where GAG, LLC provided a minimum recovery value for goods being sold at bankruptcy liquidation sales during the six months ended June 30, 2009, offset by a decrease in revenues from services and fees related to service and consulting liquidation engagements where GAG, LLC earned fees, commissions, and reimbursable expenses from the auction and liquidation of goods as an agent for the customer. Revenues from gross sales of goods where GAG, LLC held title to the goods increased to $7.1 million during the six months ended June 30, 2009, or $4.9 million, from $2.2 million during the six months ended June 30, 2008. The increase in gross revenues from the sales of goods where GAG, LLC held title to the goods in 2009 was primarily due the sale of goods with higher asset values in 2009 as compared to 2008.

Gross margin in the auction and liquidation segment was 80.1% of revenues during the six months ended June 30, 2009 as compared to 30.9% during the six months ended June 30, 2008. The increase in the gross margin in 2009 was primarily due to the increase in revenues from services for liquidation engagements where GAG, LLC was a participant in collaborative arrangements with other liquidation agents. In these types of engagements, GAG, LLC will participate with other liquidation agents and provide a minimum recovery value for goods sold at auction or liquidation with the related revenues recognized on a net basis. Revenues recognized under these types of liquidation engagements totaled $32.5 million during the six months ended June 30, 2009 as compared to $2.5 million during the six months ended June 30, 2008. The corresponding direct costs of services for these collaborative arrangements totaled $0.3 million during the six months ended June 30, 2009 as compared to $1.0 million during the six months ended June 30, 2008. These changes in the mix of revenue and related costs in 2009 resulted in the increase in gross margin for service and fee liquidation engagements to 91.2% from 33.6% in 2008. During the six months ended June 30, 2008, revenues from liquidation and auction engagements were primarily comprised of engagements where GAG, LLC earned fees and commissions acting as an agent selling goods on behalf of the customer. Under these types of engagements, GAG, LLC will earn revenues from services, fees and reimbursable costs and direct costs of services will include direct costs of the liquidation engagement and costs incurred on behalf of the customer that are reimbursed in accordance with the individual liquidation contracts. This mix of revenue and corresponding costs results in a lower gross margin than the gross margin from the liquidation engagements under collaborative arrangements where GAG, LLC will provide a minimum recovery value of goods sold at auction or liquidation.

Gross margin from the sales of goods where GAG, LLC holds title increased to 20.2% during the six months ended June 30, 2009 as compared to 8.7% during the six months ended June 30, 2008. The gross margin was favorably impacted due to liquidation sales of certain equipment with higher profit margins in 2009 as compared to the same period in 2008.

Valuation and Appraisal Segment:

	Six months ended June 30, 2009		Six months ended June 30, 2008
	Amount	%	Amount	%
Revenue-Services and fees	$11,135	100.0	$8,279	100.0
Direct cost of services	4,351	39.1	3,882	46.9

Gross margin	$6,784	60.9	$4,397	53.1

Revenues in the valuation and appraisal segment increased to $11.1 million during the six months ended June 30, 2009, or $2.8 million, from $8.3 million during the six months ended June 30, 2008. Of the $2.8 million increase in revenues, $1.9 million of the increase was primarily due to an increase in the number of collateral monitoring-related asset valuations conducted in connection with existing asset-based loans from financial institutions. The remaining $0.9 million increase in revenues was due to revenues generated in 2009 related to the formation of a new operating unit in the second half of 2008 to expand valuation services to provide intellectual property and real estate appraisal services.

Gross margins in the valuation and appraisal segment increased to 60.9% of revenues during the six months ended June 30, 2009 as compared to 53.1% of revenues during the six months ended June 30, 2008. The gross margins in 2009 benefited from the increase in revenues with no corresponding increase in direct costs which is primarily comprised of salaries and benefits. The increase in gross margin also benefited from productivity gains in 2009.

Operating Expenses

Direct Costs of Services. Total direct costs of services decreased to $7.7 million during the six months ended June 30, 2009, or $8.1 million, from $15.8 million during the six months ended June 30, 2008. Direct costs of services in the auction and liquidation segment decreased to $3.4 million during the six months ended June 30, 2009, or $8.6 million, from $12.0 million during the six months ended June 30, 2008. This decrease was primarily due to a decrease in reimbursable expenses that are included as a component of direct cost of services from fee and commission auction and liquidation engagements. The number of these fee and commission auction and liquidation engagements conducted by GAG, LLC decreased in 2009 as compared to 2008, resulting in a decrease in revenues from reimbursable expenses and a corresponding decrease in direct costs of revenues from reimbursable expense. Direct costs of services in the valuation and appraisal services segment increased to $4.4 million during the six months ended June 30, 2009, or $0.5 million, from $3.9 million during the six months ended June 30, 2008. This increase was primarily due to an increase in the number of collateral monitoring-related asset valuations conducted in 2009 as compared to the same period in 2008.

Cost of Goods Sold. Cost of goods sold increased to $5.7 million during the six months ended June 30, 2009, or $3.7 million, from $2.0 million during the six months ended June 30, 2008. As a percentage of gross sales of goods, where GAG, LLC holds title to the goods, costs of goods sold was 79.8% during the six months ended June 30, 2009 as compared to 91.2% during the six months ended June 30, 2008. The decrease in cost of goods sold was primarily the result of the sale of goods with higher asset values and gross margin in 2009 as compared to 2008 as previously discussed.

Selling, General and Administrative Expenses. Selling, general and administrative expenses during the six months ended June 30, 2009 and 2008 were comprised of the following:

Selling, General and Administrative Expenses by Segment

	Six months ended June 30, 2009		Six months ended June 30, 2008		Change
			(Dollars in thousands)
	Amount	%	Amount	%	Amount	%
Auction and liquidation	$2,229	11.8	$2,781	29.4	$(552)	(19.8)
Valuation and appraisal	4,077	21.7	3,336	35.3	741	22.2
Corporate and other	12,532	66.5	3,330	35.3	9,202	276.3

Total selling, general and administrative expenses	$18,838	100.0	$9,447	100.0	$9,391	99.4

Selling, general and administrative expenses in the auction and liquidation segment decreased to $2.2 million during the six months ended June 30, 2009, or $0.6 million, from $2.8 million for the six months ended June 30, 2008. The decrease was primarily due to lower levels of payroll, travel and failed deal expenses in 2009 as compared to the same period in 2008. Selling, general and administrative expenses in the valuation and appraisal services segment increased to $4.1 million during the six months ended

June 30, 2009, or $0.8 million, from $3.3 million for the six months ended June 30, 2008. This increase was primarily due to an increase in the volume of engagements in 2009. Selling, general and administrative expenses for corporate and other increased to $12.5 million during the six months ended June 30, 2009, or $9.2 million, from $3.3 million for the six months ended June 30, 2008. This increase was primarily due to an increase of $5.9 million relating to GAG, LLC’s deferred compensation plan, an accrual for bonus payments of $1.5 million, and increased costs due to new offices and personnel.

Other Income (Expense) and Interest. Other expenses increased to $7.2 million during the six months ended June 30, 2009, or $6.7 million, from $0.5 million during the six months ended June 30, 2008. The increase in expense was associated with increased funding for guarantee deals and was primarily due to an increase in interest expense of $6.3 million during the six months ended June 30, 2009 as compared to the same period in the prior year. The increase in interest expense resulted primarily from $5.6 million of interest, inclusive of participation payments of $4.9 million under GAG, LLC’s credit facilities on guarantee arrangements for the auction and liquidation segment, and interest expense of $1.1 million on GAG, LLC’s note payable to finance the purchase of machinery and equipment in May 2008.

Income (Loss) from Continuing Operations. Income from continuing operations increased to $17.5 million during the six months ended June 30, 2009 from $0.7 million of income from continuing operations before discontinued operations of $0.2 million during the six months ended June 30, 2008. The increase was primarily due to an increase in revenues in the auction and liquidation segment as discussed above, offset by increased selling, general and administrative expenses and higher interest expenses.

Loss From Discontinued Operations. Loss from discontinued operations was $0.2 million for the six months ended June 30, 2008 from the discontinuation of GAG, LLC’s retail furniture liquidation segment in July 2008.

Net Income (Loss). Net income for the six months ended June 30, 2009 increased to $17.5 million, an increase of $16.9 million, from $0.6 million for the six months ended June 30, 2008. The increase in net income during the six months ended June 30, 2009 was primarily due to the increase in revenues in the auction and liquidation segment during such period offset by increased selling, general and administrative expenses and higher interest expenses.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Consolidated Statements of Operations

(dollars in thousands)

	Year ended December 31, 2008		Year ended December 31, 2007
Revenues:
Services and fees	$48,496	91.2%	$40,247	77.5%
Sale of goods	4,673	8.8%	11,703	22.5%
Total revenues	53,169	100.0%	51,950	100.0%

Operating expenses:
Direct cost of services	20,595	38.7%	24,807	47.8%
Cost of goods sold	4,736	8.9%	10,470	20.2%
Selling, general and administrative expenses	21,696	40.8%	21,320	41.0%

Total operating expenses	47,027	88.4%	56,597	109.0%

Operating income (loss)	6,142	11.6%	(4,647)	-9.0%

Interest income	158	0.3%	393	0.8%
Other income (expense)	95	0.2%	56	0.1%
Interest expense	(4,063)	-7.6%	(1,037)	-2.0%

Income (loss) from continuing operations	2,332	4.4%	(5,235)	-10.1%
Loss from discontinued operations	(2,069)	-3.9%	(5,072)	-9.8%

Net income (loss)	$263	0.5%	$(10,307)	-19.9%

Revenues. Total revenues increased to $53.2 million during the year ended December 31, 2008, or $1.2 million, from $52.0 million during the year ended December 31, 2007. Revenues in the auction and liquidation segment decreased $0.3 million during the year ended December 31, 2008 to $36.3 million from $36.6 million during the year ended December 31, 2007. Revenues in the valuation and appraisal segment increased $1.4 million during the year ended December 31, 2008 to $16.8 million from $15.4 million during the year ended December 31, 2007. The increase in revenues in the valuation and appraisal segment was primarily due to an increase in demand for appraisal and valuation services as a result of the deteriorating economy which has increased the number of collateral monitoring engagements, asset valuations conducted in connection with existing asset-based loans from financial institutions, as well as the intellectual property and real estate appraisal services which were new in 2008.

Revenue and Gross Margin by Segment

(dollars in thousands)

Auction and Liquidation Segment:

	Year ended December 31, 2008		Year ended December 31, 2007
	Amount	%	Amount	%
Revenues:
Services and fees	$31,676	87.1	$24,876	68.0
Sale of goods	4,673	12.9	11,703	32.0

Total revenues	36,349	100.0	36,579	100.0

Direct cost of services	12,872	35.4	17,514	47.9
Cost of goods sold	4,736	13.0	10,470	28.6

Total	17,608	48.4	27,984	76.5

Gross margin	$18,741	51.6	$8,595	23.5

Gross margin services and fees	59.4%		29.6%
Gross margin sales of goods	-1.3%		10.5%

Revenues in the auction and liquidation segment decreased to $36.3 million during the year ended December 31, 2008, or $0.3 million, from $36.6 million during the year ended December 31, 2007. Revenues from services and fees increased to $31.7 million during the year ended December 31, 2008, or $6.8 million, from $24.9 million during the year ended December 31, 2007. The $6.8 million increase in revenues from services and fees was primarily due to revenues of $7.2 million earned from two consumer product retailers conducting bankruptcy liquidation sales during the year ended December 31, 2008. These revenues were earned from liquidation services contracts where GAG, LLC provided a minimum recovery value for goods being sold at bankruptcy liquidation sales. Revenues from services and fees during the year ended December 31, 2007 were primarily related to service and consulting liquidation engagements where GAG, LLC earned revenues from fees, commissions, and reimbursable expenses from the auction and liquidation of goods as an agent for the customer. GAG, LLC did not earn any significant revenues in the year ended December 31, 2007 from liquidation engagements where GAG, LLC provided a minimum recovery value for goods sold at auction or liquidation. Revenues from gross sales of goods where GAG, LLC held title to the goods decreased to $4.7 million during the year ended December 31, 2008, or $7.0 million, from $11.7 million during the year ended December 31, 2007. The decrease in gross revenues from the sales of goods where GAG, LLC held title to the goods in 2008 was primarily due to fewer auctions or liquidation engagements where GAG, LLC purchased assets as compared to the prior year.

Gross margin in the auction and liquidation segment was 51.6% of revenues during the year ended December 31, 2008 as compared to 23.5% during the year ended December 31, 2007. The increase in the gross margin in 2008 was primarily due to the increase in revenues from services for liquidation engagements where GAG, LLC was a participant in collaborative arrangements with other liquidation agents. In these types of engagements, GAG, LLC participates with other liquidation agents and provide a minimum recovery value for goods sold at auction or liquidation with the related revenues recognized on a net basis. The gross margin from these types of liquidation engagements increased by approximately $7.2 million during the year ended December 31, 2008 as compared the same period in the prior year. This improvement in gross margin during 2008 resulted in an increase in the gross margin for service and fee liquidation engagements to 59.4% from 29.6% in 2007. During the year ended December 31, 2007, revenues from liquidation and auction engagements were primarily comprised of engagements where GAG, LLC earned fees and commissions acting as an agent selling goods on behalf of the customer. Under these types of engagements, GAG, LLC earns revenues from services, fees and reimbursable costs and direct costs of services will include direct costs of the liquidation engagement and costs incurred on behalf of the customer that are reimbursed in accordance with the individual liquidation contracts. This mix of revenue and corresponding costs results in a lower gross margin than the gross margin from the liquidation engagements where GAG, LLC provides a minimum recovery value of goods sold at auction or liquidation.

Gross margin from the sales of goods where GAG, LLC holds title decreased to (1.3%) during the year ended December 31, 2008 as compared to 10.5% during the year ended December 31, 2007. The gross margin in 2008 was negatively impacted due to lower volumes of liquidation sales of merchandise and equipment with lower gross profit margins as compared to the same period in 2007. The lower volume of liquidations sales of goods where GAG, LLC held title was also the result of fewer auction and liquidation engagements conducted by GAG, LLC in 2008 as compared to 2007.

Valuation and Appraisal Segment:

	Year ended December 31, 2008		Year ended December 31, 2007
	Amount	%	Amount	%
Revenues-Services and fees	$16,820	100.0	$15,371	100.0
Direct cost of services	7,723	45.9	7,293	47.4

Gross margin	$9,097	54.1	$8,078	52.6

Revenues in the valuation and appraisal segment increased to $16.8 million during the year ended December 31, 2008, or $1.4 million, from $15.4 million during the year ended December 31, 2007. Of the $1.4 million increase in revenues, $0.5 million of the increase in revenues was primarily due to an increase in demand for appraisal and valuation services as a result of the deteriorating economy in 2008 which increased the number of collateral monitoring engagements and asset valuations conducted in connection with existing asset-based loans from financial institutions. The remaining $0.9 million increase in revenues related to the formation of a new operating unit in 2008 to expand valuation services to provide intellectual property and real estate appraisal services.

Gross margins in the valuation and appraisal segment increased to 54.1% of revenues during the year ended December 31, 2008 as compared to 52.6% of revenues during the year ended December 31, 2007. The gross margins in 2008 benefited from the implementation of cost controls in 2008 and an increase in revenues from an increase in demand for valuation and appraisal services for collateral monitoring engagements and asset valuations conducted in connection with assets based loans from financial institutions.

Operating Expenses

Direct Costs of Services. Total direct costs of services decreased to $20.6 million during the year ended December 31, 2008, or $4.2 million, from $24.8 million during the year ended December 31, 2007. Direct costs of services in the auction and liquidation segment decreased to $12.9 million during the year ended December 31, 2008, or $4.6 million, from $17.5 million during the year ended December 31, 2007. This decrease in 2008 was primarily due to a decrease in reimbursable expenses that are included as a component of direct cost of services from fee and commission auction and liquidation engagements as compared to 2007. The number of these fee and commission auction and liquidation engagements conducted by GAG, LLC decreased in 2008 as compared to 2007, resulting in a decrease in revenues from reimbursable expenses and a corresponding decrease in direct costs of revenues from reimbursable expense. Direct costs of revenues in the valuation and appraisal segment increased to $7.7 million during the year ended December 31, 2008, or $0.4 million, from $7.3 million during the year ended December 31, 2007 due to the addition of its new intellectual property and real estate product offerings.

Cost of Goods Sold. Cost of goods sold decreased to $4.7 million during the year ended December 31, 2008, or $5.8 million, from $10.5 million during the year ended December 31, 2007. The decrease in cost of goods sold was primarily the result of the sale of goods with lower asset values in 2008 as compared to 2007. As a percentage of gross sales of goods, where GAG, LLC holds title to the goods, costs of goods sold was 101.3% during the year ended December 31, 2008 as compared to 89.5% during the year ended December 31, 2007. The increase in cost of goods sold as a percentage of gross sales of goods in 2008 was primarily due to lower volumes of liquidation sales of merchandise and equipment with lower gross profit margins as compared to those in 2007.

Selling, General and Administrative Expenses. Selling, general and administrative expenses during the year ended December 31, 2008 and 2007 were comprised of the following:

Selling, General and Administrative Expenses by Segment

	Year ended December 31, 2008		Year ended December 31, 2007		Change
	(Dollars in thousands)
	Amount	%	Amount	%	Amount	%
Auction and liquidation	$4,217	19.4	$4,645	21.8	$(428)	(9.2)
Valuation and appraisal	7,310	33.7	4,719	22.1	2,591	54.9
Corporate and other	10,169	46.9	11,956	56.1	(1,787)	(14.9)

Total selling, general and administrative expenses	$21,696	100.0	$21,320	100.0	$376	1.7

Selling, general and administrative expenses in the auction and liquidation segment decreased to $4.2 million during the year ended December 31, 2008, or $0.4 million, from $4.6 million for the year ended December 31, 2007. The decrease was primarily due to changes in staffing and related benefits. Selling, general and administrative expenses in the valuation and appraisal segment increased to $7.3 million during the year ended December 31, 2008, or $2.6 million, from $4.7 million for the year ended December 31, 2007. This increase was primarily due to an increase in the volume of engagements, and increase in staffing due to the start up of the intangible assets and real estate valuation and appraisal practices in early 2008.

Selling, general and administrative expenses for corporate and other decreased to $10.2 million during the year ended December 31, 2008, or $1.8 million, from $12.0 million for the year ended December 31, 2007. This decrease was primarily due to an increase in compensation expense as the result of a newly structured commission program, increased staffing levels and the opening of new offices in 2008, offset by a decrease in deferred compensation expense of $4.4 million from 2007.

Other Income (Expense) and Interest. Other expenses increased to $3.8 million during the year ended December 31, 2008, or $3.2 million, from $0.6 million during the year ended December 31, 2007. The increase in expense was associated with increased funding for guarantee deals and was primarily due to an increase in interest expense of $3.0 million during the year ended December 31, 2008 as compared to the same period in the prior year. The increase in interest expense resulted from $2.1 million of interest, inclusive of interest participation payments of $1.5 million under GAG, LLC’s long terms revolving credit facilities as compared with $0.1 million in 2007 and interest of $1.3 million from GAG, LLC’s note payable to finance the purchase of machinery and equipment in May 2008 offset by interest of $1.4 million in 2007 on its expired bank revolving line of credit.

Income (Loss) from Continuing Operations. Income from continuing operations was $2.3 million during the year ended December 31, 2008, as compared to a loss from continuing operations of $5.2 million during the year ended December 31, 2007. The increase was primarily due to an increase in revenues in the auction and liquidation segment as discussed above, lower direct costs of such liquidations, offset by increases in selling, general and administrative expenses and interest expense.

Loss From Discontinued Operations. The loss from discontinued operations decreased $3.0 million to $2.1 million for the year ended December 31, 2008 from $5.1 million during the year ended December 31, 2007. The decrease was attributable to the discontinuation of GAG, LLC’s furniture liquidation segment in July 2008.

Net Income (Loss). Net income for the year ended December 31, 2008 was $0.3 million as compared to a net loss of $10.3 million for the year ended December 31, 2007. The increase in net income during the year ended December 31, 2008 was primarily due to an increase in revenues in the auction and liquidation segment as discussed above, lower direct costs of such liquidations, both offset by higher selling, general and administrative expenses and interest expense.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Consolidated Statements of Operations

(dollars in thousands)

	Year ended December 31, 2007		Year ended December 31, 2006
Revenues:
Services and fees	$40,247	77.5%	$42,169	53.2%
Sale of goods	11,703	22.5%	37,151	46.8%

Total revenues	51,950	100.0%	79,320	100.0%

Operating expenses:
Direct cost of services	24,807	47.8%	24,806	31.3%
Cost of goods sold	10,470	20.2%	35,880	45.2%

	Year ended December 31, 2007		Year ended December 31, 2006
Selling, general and administrative expenses	21,320	41.0%	17,605	22.2%

Total operating expenses	56,597	109.0%	78,291	98.7%

Operating income (loss)	(4,647)	-9.0%	1,029	1.3%

Interest income	393	0.8%	268	0.3%
Other income (expense)	56	0.1%	51	0.1%
Interest expense	(1,037)	-2.0%	(3,767)	-4.7%

Income (loss) from continuing operations	(5,235)	-10.1%	(2,419)	-3.0%
Loss from discontinued operations	(5,072)	-9.8%	(5,960)	-7.5%

Net income (loss)	$(10,307)	-19.9%	$(8,379)	-10.5%

Revenues. Total revenues decreased to $52.0 million during the year ended December 31, 2007, or $27.3 million, from $79.3 million during the year ended December 31, 2006. Revenues in the auction and liquidation segment decreased to $36.6 million during the year ended December 31, 2007, or $29.4 million, from $66.0 million during the year ended December 31, 2006. The decrease in revenues from services and fees was primarily due to a higher level of profitable collaborative arrangements with minimum guarantee provisions in which GAG, LLC was a majority participant in 2006, offset by higher levels of sales commissions and expense reimbursements from fee deals in 2007. Revenues in the valuation and appraisal segment increased to $15.4 million during the year ended December 31, 2007, or $2.1 million, from $13.3 million during the year ended December 31, 2006. The increase in revenues was primarily due to an increase in the number of valuation and appraisal engagements conducted by GAG, LLC due to the increased levels of refinancing and private equity investment during the first three quarters of 2007.

Revenue and Gross Margin by Segment

(dollars in thousands)

Auction and Liquidation Segment:

	Year ended December 31, 2007		Year ended December 31, 2006
	Amount	%	Amount	%
Revenues:
Services and fees	$24,876	68.0	$28,839	43.7
Sale of goods	11,703	32.0	37,151	56.3

Total revenues	36,579	100.0	65,990	100.0

Direct cost of services	17,514	47.9	18,880	28.6
Cost of goods sold	10,470	28.6	35,880	54.4

Total	27,984	76.5	54,760	83.0

Gross margin	$8,595	23.5	$11,230	17.0

Gross margin services and fees	29.6%		34.5%
Gross margin sales of goods	10.5%		3.4%

Revenues in the auction and liquidation segment decreased to $36.6 million during the year ended December 31, 2007, or $29.4 million, from $66.0 million during the year ended December 31, 2006. Revenues from services and fees decreased to $24.9 million during the year ended December 31, 2007, or $3.9 million, from $28.8 million during the year ended December 31, 2006. The $3.9 million decrease in revenues from services and fees was primarily due to a decrease in revenues of $12.0 million earned from three consumer product retailers conducting liquidation sales during the year ended December 31, 2006. These revenues were earned from liquidation services contracts where GAG, LLC provided a minimum recovery value for goods being sold at liquidation sales. This decrease in revenues was offset by an increase in revenues from services and fees in 2007 related to service and consulting liquidation engagements where GAG, LLC earned revenues from fees, commissions, and reimbursable expenses from the auction and liquidation of goods as an agent for the customer. GAG, LLC did not earn any significant revenues in the year ended December 31, 2007 from liquidation engagements where GAG, LLC provided a minimum recovery value for goods sold at auction or liquidation. Revenues from gross sales of goods where GAG, LLC held title to the goods decreased to $11.7 million during the year ended December 31, 2007, or $25.5 million, from $37.2 million during the year ended December 31, 2006. The decrease in gross revenues from the sales of goods where GAG, LLC held title to the goods in 2007 was primarily due to fewer auctions or liquidation engagements as compared to the prior year.

Gross margin in the auction and liquidation segment was 23.5% of revenues during the year ended December 31, 2007 as compared to 17.0% during the year ended December 31, 2006. The increase in the gross margin in 2007 was primarily due to an increase in the gross margin from the sale of goods where GAG, LLC held title to the goods in 2007 as compared to the same period in 2006. The gross margin for sales of goods increased to 10.5% in 2007 as compared to 3.4% in 2006. Gross margins from sales of goods in 2007 benefited from a lower volume of sales of goods at higher gross margins as compared to the same period in 2006. The gross margin from liquidation engagements which GAG, LLC earned services and fees decreased to 29.6% in 2007 as compared to 34.5% in 2006. This decrease was primarily due to the mix of liquidation engagements in 2007 where GAG, LLC earned lower gross margins from fees and commissions acting as an agent selling goods on behalf of the customer. This mix of revenue and corresponding costs resulted in a lower gross margins in 2007 as compared to those in 2006 which GAG, LLC provided services for a larger number of liquidation engagements where GAG, LLC provides a minimum recovery value of goods sold at auction or liquidation.

Gross margin from the sales of goods where GAG, LLC holds title increased to 10.5% during the year ended December 31, 2007 as compared to 3.4% during the year ended December 31, 2006. The gross margin in 2007 was favorably impacted by the lower volume of liquidation sales of merchandise and equipment with higher gross profit margins as compared to the same period in 2006. The lower volume of liquidations sales of goods where GAG, LLC held title in 2007 was the result of fewer auction and liquidation engagements conducted by GAG, LLC in 2007 as compared to 2006.

Valuation and Appraisal Segment:

	Year ended December 31, 2007		Year ended December 31, 2006
	Amount	%	Amount	%
Revenues-Services and fees	$15,371	100.0	$13,330	100.0
Direct cost of services	7,293	47.4	5,926	44.5

Gross margin	$8,078	52.6	$7,404	55.5

Revenues in the valuation and appraisal segment increased to $15.4 million during the year ended December 31, 2007, or $2.1 million, from $13.3 million during the year ended December 31, 2006. The increase in revenues was primarily due to an increase in the number of valuation and appraisal engagements conducted by GAG, LLC due to the increased levels of refinancing and private equity investment during the first three quarters of 2007. The increase also includes an increase in revenues of $0.6 million in 2007 due to the formation of a separate operating unit to expand the appraisal services to include valuation services of machinery and equipment.

Gross margins in the valuation and appraisal segment decreased to 52.6% of revenues during the year ended December 31, 2007 as compared to 55.5% of revenues during the year ended December 31, 2006. The gross margins in 2007 decreased primarily due an increase in direct costs from hiring and training additional employees in the separate operating unit to expand services to include valuation services of machinery and equipment.

Direct Costs of Services. Total direct costs of services were $24.8 million during each of the years ended December 31, 2007 and 2006. Direct costs of services in the auction and liquidation segment decreased to $17.5 million during the year ended December 31, 2007, or $1.4 million, from $18.9 million during the year ended December 31, 2006. Although direct costs of revenues in the auction and liquidation segment decreased in total during 2007, as a percentage of revenues direct costs of services increased from 28.6% in 2006 to 47.9% of revenues in 2007. This increase was primarily due to GAG, LLC conducting more fee and commission based auction and liquidation engagements in 2007 as compared to 2006. GAG, LLC typically earns a lower margin on these types of auction and liquidation engagements. Direct costs of services in the valuation and appraisal segment increased to $7.3 million during the year ended December 31, 2007, or $1.4 million, from $5.9 million during the year ended December 31, 2006. These costs were primarily attributable to the start up of GAG, LLC’s subsidiary, GAG, LLC Machinery & Equipment Valuation, LLC and the retention of related personnel, as well as the costs of processing a higher number of units.

Cost of Goods Sold. Cost of goods sold decreased to $10.5 million during the year ended December 31, 2007, or $25.4 million, from $35.9 million during the year ended December 31, 2006. As a percentage of gross sales of goods, where GAG, LLC holds title to the goods, costs of goods sold was 89.5% during the year ended December 31, 2007 as compared to 96.6% during the year ended December 31, 2006. The decrease in cost of goods sold was primarily the result of the sale of goods with lower asset values and fewer liquidation engagements in 2007 as compared to 2006.

Selling, General and Administrative Expenses. Selling, general and administrative expenses during the year ended December 31, 2007 and 2006 were comprised of the following:

Selling, General and Administrative Expenses by Segment

	Year ended December 31, 2007		Year ended December 31, 2006		Change
			(Dollars in thousands)
	Amount	%	Amount	%	Amount	%
Auction and liquidation	$4,645	21.8	$4,703	26.7	$(58)	(1.2)
Valuation and appraisal	4,719	22.1	3,815	21.7	904	23.7
Corporate and other	11,956	56.1	9,087	51.6	2,869	31.6

Total selling, general and administrative expenses	$21,320	100.0	$17,605	100.0	$3,715	21.1

Selling, general and administrative expenses in the auction and liquidation segment decreased to $4.6 million during the year ended December 31, 2007, or $0.1 million, from $4.7 million for the year ended December 31, 2006. Selling, general and administrative expenses in the valuation and appraisal segment increased to $4.7 million during the year ended December 31, 2007, or $0.9 million, from $3.8 million for the year ended December 31, 2006. This increase was primarily due to an increase in the volume of engagements and the start up of GAG, LLC Machinery and Equipment Valuation, LLC in 2007. Selling, general and administrative expenses for corporate and other increased to $12.0 million during the year ended December 31, 2007, or $2.9 million, from $9.1 million for the year ended December 31, 2006. This increase was primarily due to an increase of $4.4 million relating to GAG, LLC’s deferred compensation plan, a $0.7 million increase in share based payments, offset by a decrease in corporate bonuses.

Other Income (Expense) and Interest. Other expenses decreased to $0.6 million during the year ended December 31, 2007, or $2.8 million, from $3.4 million during the year ended December 31, 2006. The decrease in expense was primarily due to a decrease of $2.6 million in interest expense during the year ended December 31, 2007 as compared to the same period in the prior year. The decrease in interest expense resulted from $1.4 million of interest, inclusive of interest participation payments of $0.5 million under GAG, LLC’s long term credit facilities and GAG, LLC’s revolving line of credit in 2006 as compared with $1.4 million in 2007.

Loss from Continuing Operations. Loss from continuing operations before discontinued operations was $5.2 million during the year ended December 31, 2007, as compared to a loss from continuing operations before discontinued operations of $2.4 million during the year ended December 31, 2006. The increase was primarily due to lower revenues in the auction and liquidation segment as discussed above, coupled with higher selling, general and administrative expenses.

Loss From Discontinued Operations. The loss from discontinued operations decreased $0.9 million for the year ended December 31, 2007 from $6.0 million during the year ended December 31, 2006 to $5.1 million during the year ended December 31, 2007. The decrease was attributable to the decrease in the number of retail furniture liquidations conducted by GAG, LLC in 2007.

Net Loss. Net loss for the year ended December 31, 2007 was $10.3 million as compared to a net loss of $8.4 million for the year ended December 31, 2006. The increase in net low during the year ended December 31, 2007 was primarily due to lower revenues in the auction and liquidation segment as discussed above, coupled with higher selling, general and administrative expenses, offset by decreased interest expense and loss from discontinued operations.

Discontinued Operations

GAG, LLC discontinued its retail furniture liquidation business segment on June 30, 2008. The business primarily involved the purchase of supplemental consignment inventory, or augmented inventory, to support a store closing sale. As the store closing sales were conducted and the economy began to deteriorate, revenues from most of these engagements fell short of GAG, LLC’s sales estimates. As a consequence, GAG, LLC extended the sales to sell through remaining inventory which resulted in expense overages. Once the engagements were completed, GAG, LLC was left with significant levels of inventory. In order to account for the discontinued furniture operations, GAG, LLC recorded losses of $2.1 million, $5.1 million and $6.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. GAG, LLC continues to sell through the remaining inventory, the carrying value of which was $1.2 million at December 31, 2008, and $0.5 million at June 30, 2009.

Critical Accounting Policies

GAG, Inc.’s and GAG, LLC’s financial statements and the notes thereto contain information that is pertinent to management’s discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results may vary from these estimates and assumptions under different and/or future circumstances. Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate, or the use of different estimating methods that could have been selected, could have a material impact on results of operations or financial condition.

Great American Group, Inc.

GAG, Inc.’s significant accounting policies are described in Note 1 to its consolidated financial statements included elsewhere in this prospectus. The following critical accounting policies have been identified that affect the more significant judgments and estimates used in the preparation of GAG, Inc.’s financial statements. Management believes that the following are some of the more critical judgment areas in the application of the Company’s accounting policies that affect its financial condition and results of operations. Management has discussed the application of these critical accounting policies with the Audit Committee. The following critical accounting policies are not intended to be a comprehensive list of all of the Company’s accounting policies or estimates.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Great American Group, LLC

GAG, LLC’s significant accounting policies are described in Note 2 to its consolidated financial statements included elsewhere in this prospectus. Management believes that the following critical accounting policies reflect GAG, LLC’s more significant estimates and assumptions used in the preparation of its financial statements.

Revenue Recognition. Revenues are recognized in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition. Revenues are recognized when persuasive evidence of an arrangement exists, the related services have been provided, the fee is fixed or determinable, and collection is reasonably assured.

Revenues in GAG, LLC’s valuation and appraisal services segment are primarily comprised of fees for valuation and appraisal services. Revenues are recognized upon the delivery of the completed services to the related customers and collection of the fee is reasonably assured.

Revenues in GAG, LLC’s auction and liquidation segment are comprised of (i) commissions and fees earned on the sale of goods at auctions and liquidations; (ii) revenues from auction and liquidation services contracts where GAG, LLC guarantees a minimum recovery value for goods being sold at auction or liquidation; (iii) revenues from the sale of goods that were purchased by GAG, LLC for sale at auction or liquidation sales events; and (iv) revenues from contractually reimbursable expenses incurred in connection with auction and liquidation contracts.

Commission and fees earned on the sale of goods at auction and liquidation sales are recognized when evidence of an arrangement exists, the sales price has been determined, title has passed to the buyer and the buyer has assumed the risks of ownership, and collection is reasonably assured. The commission and fees earned for these services are included in revenues in the accompanying consolidated statement of operations.

Revenues earned from auction and liquidation services contracts where GAG, LLC guarantees a minimum recovery value for goods being sold at auction or liquidation are recognized based on proceeds received. GAG, LLC records proceeds received from these types of engagements first as a reduction of contractually reimbursable expenses, second as a recovery of its guarantee and thereafter as revenue, subject to such revenue meeting the criteria of having been fixed or determinable. Contractually reimbursable expenses and minimum guarantees are initially recorded as advances against customer contracts in the accompanying consolidated balance sheets. If, during the auction or liquidation sale, GAG, LLC determines that the proceeds from the sale will not meet the minimum guaranteed recovery value as defined in the auction or liquidation services contract, GAG, LLC accrues a loss on the contract in the period that the loss becomes known.

GAG, LLC also evaluates revenue from auction and liquidation contracts in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent (“EITF 99-19”), to determine whether to report auction and liquidation segment revenue on a gross or net basis. GAG, LLC has determined that it acts as an agent in a substantial majority of its auction and liquidation services contracts and therefore reports the liquidation revenues described above on a net basis.

Revenues from the sale of goods are recorded gross in accordance with EITF 99-19 and are recognized in the period in which the sale of goods held for sale or auction are completed; title to the property passes to the purchaser and GAG, LLC has fulfilled its obligations with respect to the transaction. These revenues are primarily the result of GAG, LLC acquiring title to merchandise with the intent of selling the items at auction or for augmenting liquidation sales.

In the normal course of business, GAG, LLC enters into collaborative arrangements with other merchandise liquidators to collaboratively execute auction and liquidation contracts. GAG, LLC’s collaborative arrangements specifically include contractual agreements with other liquidation agents in which GAG, LLC and such other liquidation agents actively participate in the performance of the liquidation services and are exposed to the risks and rewards of the liquidation engagement. The terms of GAG, LLC’s participation in collaborative arrangements, including its rights and obligations under each collaborative arrangement, can vary. Revenues from collaborative arrangements are recorded net based on the proceeds received from the liquidation engagement. Amounts paid to participants in the collaborative arrangements are reported separately as direct costs of revenues. Revenues from collaborative arrangements in which GAG, LLC is not the majority participant are recorded net based on GAG, LLC’s share of proceeds received.

Allowance for Doubtful Accounts. GAG, LLC maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management utilizes a specific customer identification methodology. Management also considers historical losses adjusted for current market conditions and the customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The bad debt expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statement of operations.

Goods Held for Sale or Auction. Goods held for sale or auction are stated at the lower of cost or market, determined by the specific-identification method. GAG, LLC writes down slow-moving and obsolete goods held for sale or auction based on assessments of market conditions, demand for the goods to be sold at auction, comparable industry sales of similar types of goods, and in part on information obtained from appraisal reports prepared by outside specialists. If these factors were to become less favorable than those projected, additional write-downs of goods held for sale or auction could be required.

Goodwill and Other Intangible Assets. GAG, LLC accounts for goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires that goodwill and other intangibles with indefinite lives should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill includes (i) the excess of the purchase price over the fair value of net assets acquired in a business combination described in Note 1 to GAG, LLC’s consolidated financial statements included elsewhere in this prospectus and (ii) an increase for the subsequent acquisition of noncontrolling interests during the year ended December 31, 2007 (see Notes 1 and 7 to GAG, LLC’s consolidated financial statements included elsewhere in this prospectus). SFAS 142, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment). Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. GAG, LLC operates two reporting units, which are the same as its reporting segments described in Note 17 to GAG, LLC’s consolidated financial statements included elsewhere in this prospectus. Significant judgment is required to estimate the fair value of reporting units including estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

GAG, LLC reviewed its reporting units for possible goodwill impairment by comparing the fair values of each of the reporting units to the carrying value of their respective net assets. If the fair values exceed the carrying values of the net assets, no goodwill impairment is deemed to exist. If the fair values of the reporting units do not exceed the carrying values of the net assets, goodwill is tested for impairment and written down to its implied value if it is determined to be impaired. Based on a review of the fair value of the reporting units, no impairment is deemed to exist as of December 31, 2008.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, GAG, LLC reviews the carrying value of its intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group, if any, exceeds its fair market value. No impairment was deemed to exist as of December 31, 2008.

Discontinued Operations. In accordance with SFAS 144, discontinued operations represent a component of an entity that has either been disposed of, or is classified as held for sale, if both the operations and cash flows of the component have been, or will be, eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. GAG, LLC classifies a component of the business as held for sale when certain criteria are met. At such time, the respective assets and liabilities are presented separately on the consolidated balance sheets and depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets.

Fair Value Measurements. On January 1, 2008, GAG, LLC adopted the provisions of SFAS Statement No. 157, Fair Value Measurements, referred to herein as SFAS 157, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, delays the effective date of SFAS 157 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. In accordance with FSP FAS 157-2, GAG, LLC has not applied the provisions of SFAS 157 to eligible assets and liabilities that have been recognized or disclosed at fair value for the year ended December 31, 2008, specifically to fair value measurements of GAG, LLC’s reporting units and nonfinancial assets and nonfinancial liabilities measured at fair value to determine the amount of goodwill impairment.

On January 1, 2009, GAG, LLC adopted the provisions of SFAS 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, which was effective immediately. FSP FAS 157-3 clarifies the application of SFAS 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. GAG, LLC has considered the guidance provided by FSP FAS 157-3 in its determination of estimated fair values.

GAG, LLC records mandatorily redeemable noncontrolling interests that were issued after November 5, 2003 at fair value with fair value determined in accordance with SFAS 157. GAG, LLC’s mandatorily redeemable noncontrolling interests are measured at fair value on a recurring basis and are categorized using the three levels of fair value hierarchy. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAG, LLC’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

GAG, LLC determined the fair value of mandatorily redeemable noncontrolling interests described above based on the issuance of similar interest for cash, references to industry comparables, and relied, in part, on information obtained from appraisal reports prepared by outside specialists.

The carrying amounts reported in the consolidated financial statements for cash, restricted cash, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value based on the short-term maturity of these instruments. The carrying amounts of the notes payable (including credit lines used to finance liquidation engagements), long-term debt and capital lease obligations approximate fair value because the contractual interest rates or effective yields of such instruments are consistent with current market rates of interest for instruments of comparable credit risk. The adoption of SFAS 157 did not have a material impact on GAG, LLC’s consolidated financial statements.

Share-Based Compensation. GAG, LLC’s share based payment awards principally consist of grants of member interests in majority owned subsidiaries. In accordance with SFAS No. 123(R), ShareBased Payment, referred to herein as SFAS 123(R), awards are classified as either equity or a liability. For equity-classified awards, GAG, LLC measures compensation cost for the grant of member interests at fair value on the date of grant and recognizes compensation expense in the consolidated statement of operations over the requisite service or performance period the award is expected to vest. The fair value of the liability-classified award will be subsequently remeasured at each reporting date through the settlement date. Change in fair value during the requisite service period will be recognized as compensation cost over that period.

Income Taxes. GAG, LLC is a limited liability company and has elected to be taxed as a partnership. As such, GAG, LLC’s income or loss is required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements. GAG, LLC adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, referred to herein as FIN 48, on January 1, 2009. The adoption of FIN 48 did not have a material impact on GAG, LLC’s consolidated financial statements.

New Accounting Standards

Great American Group, Inc.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combination (“SFAS 141R”). SFAS 141R changes accounting for acquisitions that close beginning in 2009 in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research & development and restructuring costs. More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard. SFAS 141R promotes greater use of fair values in financial reporting. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. Some of the changes will introduce more volatility into earnings. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008. The adoption of SFAS 141R did not have a material impact on GAG, Inc.’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments in interim and annual financial statements. FSP FAS 107-1 and APB 28-1 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption did not have a material impact on GAG, Inc.’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (“FSP FAS 141R-1”). FSP FAS 141R-1 amends SFAS No. 141R regarding the initial recognition and measurement of contingencies acquired or assumed in a business combination. FSP FAS 141R-1 requires recognition at fair value of such contingencies if the acquisition-date fair value can be determined during the measurement period. FSP FAS 141R-1 became effective for us for contingent assets and liabilities arising from business combinations with acquisition dates on or after January 1, 2009. The adoption of FSP FAS 141R-1 did not have a material impact on GAG, Inc.’s consolidated financial statements.

In April 2009, the FASB issued FASB Staff Position No. 157-4 (“FSP FAS 157-4”), which provides additional guidance in accordance with FASB No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability has significantly decreased. FSP FAS 157-4 shall be effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this staff position did not have a material impact on GAG, Inc.’s consolidated financial position or results of operations.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 requires disclosure of the date through which subsequent events have been evaluated and whether that date represents the date the financial statements were issued or were available to be issued. GAG, Inc. adopted SFAS No. 165 for the quarter ended June 30, 2009. The adoption of SFAS No. 165 did not have a material impact on GAG, Inc.’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”). SFAS No. 167 amends FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”) to replace a quantitative analysis with a qualitative analysis of interests in variable interest entities for the purpose of determining the primary beneficiary of a variable interest entity. SFAS No. 167 also requires companies to more frequently assess whether they must consolidate a variable interest entity. The provisions of SFAS No. 167 will be effective for the Company on January 1, 2010. We are currently evaluating the impact of SFAS No. 167 on the Company’s consolidated financial statements, however, we do not expect the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“SFAS No. 168”). SFAS No. 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”) and establishes The FASB Accounting Standards Codification as the source of authoritative GAAP recognized by the FASB. SFAS No. 168 will be effective for the Company beginning with the quarter ending September 30, 2009. SFAS No. 168 does not change GAAP and the Company’s adoption of SFAS No. 168 is not expected to have a material impact on its consolidated financial statements.

Great American Group, LLC

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations (SFAS 141(R)), which replaces FASB Statement No. 141, Business Combinations. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. GAG, LLC adopted Statement 141(R) effective January 1, 2009, as required. This adoption did not have a material impact on GAG, LLC’s financial position or results of operations.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). SFAS 160 changes the accounting and reporting for minority interests, resulting in recharacterization as noncontrolling interests and classification as a component of equity. Additionally, SFAS 160 results in the inclusion of the noncontrolling interest in consolidated net income. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. GAG, LLC adopted SFAS 160 effective January 1, 2009, as required. This adoption did not have a material impact on GAG, LLC’s consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivatives and Hedging Activities (SFAS 161), which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, by requiring expanded disclosures about an entity’s derivative instruments and hedging activities for increased qualitative, quantitative and credit risk factors. As SFAS 161 only contains disclosure provisions, it will not impact the accounting for derivative transactions. SFAS 161 will be effective for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. GAG, LLC adopted SFAS 161 effective January 1, 2009, as required. This adoption did not have a material impact on GAG, LLC’s consolidated financial statements.

In April 2008, the FASB issued a final FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement 142. FSP FAS 142-3 will be effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. GAG, LLC adopted FSP FAS 142-3 effective January 1, 2009, as required. This adoption did not have a material impact on GAG, LLC’s consolidated financial statements.

In November 2008, the EITF affirmed the consensus-for-exposure on Issue No. 08-7, Accounting for Defensive Intangible Assets, as a consensus with certain revisions (EITF 08-7). EITF 08-7 states that a defensive intangible asset should be accounted for as a separate unit of accounting at acquisition, not combined with the acquirer’s recognized or unrecognized intangible assets. In addition, it states that a defensive intangible asset should be assigned a useful life that reflects the entity’s consumption of the expected benefits related to the asset. EITF 08-7 will be applied prospectively for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, in order to coincide with the effective date of FASB Statement No. 141(R), Business Combinations (SFAS 141(R)), discussed below. To the extent that GAG, LLC acquires defensive intangible assets, the assets will be assigned a useful life and amortized in accordance with this guidance. As of June 30, 2009, GAG, LLC did not own any defensive intangible assets.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (FSP FAS 107-1 and APB 28-1). FSP FAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments in interim and annual financial statements. FSP FAS 107-1 and APB 28-1 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption did not have a material impact upon GAG, LLC’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (FSP FAS 141R-1). FSP FAS 141R-1 amends SFAS No. 141R regarding the initial recognition and measurement of contingencies acquired or assumed in a business combination. FSP FAS 141R-1 requires recognition at fair value of such contingencies if the acquisition-date fair value can be determined during the measurement period. FSP FAS 141R-1 became effective for us for contingent assets and liabilities arising from business combinations with acquisition dates on or after January 1, 2009. The adoption of FSP FAS 141R-1 did not have a material impact on GAG, LLC’s consolidated financial statements.

In April 2009, the FASB issued FASB Staff Position No. 157-4 (FSP FAS 157-4), which provides additional guidance in accordance with FASB No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability has significantly decreased. FSP FAS 157-4 shall be effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this staff position did not have a material impact on GAG, LLC’s consolidated financial position or results of operations.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS No. 167). SFAS No. 167 amends FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46(R)) to replace a quantitative analysis with a qualitative analysis of interests in variable interest entities for the purpose of determining the primary beneficiary of a variable interest entity. SFAS No. 167 also requires companies to more frequently assess whether they must consolidate a variable interest entity. The provisions of SFAS No. 167 will be effective on January 1, 2010. We are currently evaluating the impact of SFAS No. 167 on our consolidated financial statements, however, we do not expect the adoption of this standard will have a material impact on GAG, LLC’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (SFAS No. 168). SFAS No. 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”) and establishes The FASB Accounting Standards Codification as the source of authoritative GAAP recognized by the FASB. SFAS No. 168 will be effective for our quarter ending September 30, 2009. SFAS No. 168 does not change GAAP and GAG, LLC’s adoption of SFAS No. 168 will not have a material impact on GAG, LLC’s consolidated financial statements.

Liquidity and Capital Resources

Great American Group, Inc.

GAG, Inc. was formed on May 7, 2009 as a wholly-owned subsidiary of AAMAC for the purpose of effecting the Acquisition, as more fully described in Note 1 to GAG, Inc.’s consolidated financial statements included elsewhere in this prospectus. As of June 30, 2009, GAG, Inc. had available cash of $100 and during the period from May 7 (Inception) through June 30, 2009, did not have any sources of revenue.

On July 31, 2009, $407,785,575 was held in AAMAC’s trust account. Upon consummation of the Acquisition, the funds were disbursed as follows: $116,577,671 to stockholders who voted against the transaction and elected to convert their shares to a pro rata portion of the AAMAC trust account (approximately $9.85 per share) and $208,834,228 to parties who entered into stock purchase agreements as discussed in Note 2 and Note 5 to GAG, Inc.’s consolidated financial statements included elsewhere in this prospectus. The remaining $82,373,676 from AAMAC’s trust account and $451,031 of operating funds held by AAMAC (totaling $82,824,707) were received by GAG, Inc. upon consummation of the Acquisition. Of this amount, $10,476,332 was used to pay expenses and certain investment banking fees associated with the transaction and $4,383,110 was distributed to the Contribution

Consideration Recipients as a closing payment (which reduced the principal amount of the promissory notes issued to the Contribution Consideration Recipients from $60,000,000 to $55,616,890), and $23,012,500 was deposited in a separate account with the transfer agent pending consummation of the Warrant Redemption, resulting in net proceeds to GAG, Inc. of $44,952,765. The net proceeds received by GAG, Inc. are expected to be used for general working capital purposes of the Company.

In connection with the consummation of the Acquisition, AAMAC entered into the Warrant Amendment in order to (i) require the redemption of all of the outstanding warrants, including those held by the former AAMAC sponsors, at a price of $0.50 per warrant on or prior to October 29, 2009, (ii) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to October 30, 2009 and (iii) preclude any adjustment of the warrants as a result of the Acquisition. $23,012,500 of the funds received from AAMAC in connection with the Acquisition were deposited in a separate account with the transfer agent pending consummation of the Warrant Redemption.

The Company’s principal sources of liquidity are cash and cash equivalents and cash flow from operations. We believe that existing cash and cash equivalents, cash flows from future operations and revolving credit facilities will be sufficient to fund the Company’s anticipated cash needs at least for the next year. However, the Company may require additional financing to fund its operations in the future and there can be no assurance that additional funds will be available, especially if the Company experiences operating results below expectations. In addition, the Company may pursue acquisition opportunities, which may require the Company to raise additional capital through future debt or equity financings. If the Company raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If the Company obtains additional debt financings, a substantial portion of the Company’s operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on the Company’s operations. If adequate financing is not available as required, or is not available on favorable terms, the Company’s business, financial condition and results of operations will be adversely affected.

Great American Group, LLC

Historically, GAG, LLC financed its operations primarily through cash provided by its operating activities, and funds available under revolving credit facilities and special purpose financing arrangements.

	Net Cash Provided by Operating, Investing and Financing Activities
	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Net cash provided by (used in):
Operating activities	$25,620	$(16,087)	$4,209	$(2,725)	$23,516
Investing activities	(3,836)	(122)	(4,250)	(893)	(205)
Financing activities	(4,028)	7,771	977	9,682	(24,484)

Net increase (decrease) in cash and cash equivalents	$17,756	$(8,438)	$936	$6,064	$(1,173)

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Cash provided by operating activities was $25.6 million for the six months ended June 30, 2009 compared to cash used in operating activities of $16.1 million in the same period in 2008. The increase in cash provided by operating activities in 2009 was due to the large increase in operating income mainly from the revenue recognized on two significant retail liquidation transactions and the collection of cash that was due to third parties pursuant to collaborative arrangements. Net cash used in investing activities increased $3.7 million due mainly to an increase in restricted cash resulting from the collateralization of letters of credit. Cash used in financing activities was $4.0 million during the six months ended June 30, 2009 compared to cash provided by financing activities of $7.8 million in the same period in 2008. The funds used in financing activities during the six months ended June 30, 2009 related to distributions to members and noncontrolling interests of $1.9 million and repayments of long-term debt and capital lease obligations of $1.2 million. The proceeds received during the six months ended June 30, 2008 related to $12.0 million of borrowings to finance the purchase of certain equipment, offset by funds used to repay borrowings under GAG, LLC’s revolving lines of credit and notes payable of $3.8 million and distributions to noncontrolling interests of $0.4 million.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Cash provided by operating activities was $4.2 million in 2008 compared to cash used in operating activities of $2.7 million in 2007. The cash provided by operating activities in 2008 were a result of net income, the accrual of non cash compensation, a reduction in accounts receivable and advances made against customer contracts, all offset by an increase in goods held from sale or auction. Management currently plans to market or auction the goods held for sale or auction, which amounted to $17.8 million at December 31, 2008, during the second half of 2009. The results of the marketing and auction activities may be influenced by future market conditions and demand and there are no assurances that all of the goods held for sale or auction with be sold during this period. This compared to 2007, when GAG, LLC reported a net loss, with the impact of such offset by the sale of goods held for sale or auction and a significant accrual for accrued compensation. Investing activities increased by $3.4 million to $4.2 million due mainly to an increase in restricted cash resulting from the collateralization of letters of credit, and an increase in property and equipment of $0.4 million for computer system upgrades. Net cash provided by financing activities were $1.0 million in 2008 as compared with $9.7 million in 2007. Borrowings under a note payable of $12.0 million in 2008 were offset mainly by net repayments on its line of credit and distributions to noncontrolling interest of $0.9 million. 2007 was significantly impacted by a $31.9 million capital infusion pursuant to the admission of a new member of GAG, LLC. This capital infusion was offset by net repayments under its lines of credit of $19.0 million and distributions to members and noncontrolling interests of $1.7 million.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Cash used in operating activities was $2.7 million in 2007 compared to cash provided by operating activities of $23.5 million in 2006. In 2007, GAG, LLC’s net loss from operations was offset by the cash provided from the sale of goods held for sale or auction of $3.3 million and an accrual for accrued compensation of $4.4 million. In 2006, the sale of goods held for sale or auction of $9.9 million, the collection of accounts receivables and advances against customer contracts of $11.8 million and an increase in accounts payable of $7.6 million offset the net loss from operations. Cash flows from investing activities were $0.9 million in 2007 as compared with $0.2 million in 2006. The increase was due mainly to the purchase of a noncontrolling interest in one of its subsidiaries in 2007. Net cash provided by financing activities were $9.7 million in 2007 as compared to cash used in financing activities of $24.5 million in 2006. 2007 was significantly impacted by a $31.9 million capital infusion pursuant to the admission of a new member of GAG, LLC. This capital infusion was offset by net repayments under its lines of credit of $19.0 million and distributions to members and noncontrolling interests of $1.7 million. The use of funds for financing activities in 2006 consisted mainly of repayments under its line of credit of $19.2 million and distributions to members and noncontrolling interests of $4.0 million.

In July 2007, Credit Suisse First Boston Next Fund, Inc., referred to herein as Credit Suisse, purchased a minority membership interest in GAG, LLC. The funds were used to provide additional financing for general working capital needs and liquidation contracts. In addition, an affiliate of Credit Suisse provided GAG, LLC with an asset-based credit facility in the amount of approximately $24.0 million, plus $6.6 million to issue letters of credit, to finance a single liquidation engagement in which GAG, LLC provided liquidation services from September 2008 through December 2008. Borrowings under this credit facility bore interest at a rate of 11% per annum. Amounts borrowed under this credit facility were repaid in full in December 2008, including interest and interest participation of $1.9 million, and the letters of credit expired in April 2009.

Through March 2007, GAG, LLC utilized a line of credit with Wells Fargo Bank to finance working capital needs and costs and expenses incurred in connection with liquidation contracts. At December 31, 2007, borrowings under this line of credit totaled $7.9 million. Borrowings under the line of credit, which bore interest at the prime rate were repaid in full in March 2008 and the line of credit was terminated.

From time to time, GAG, LLC utilizes other third party financing to fund the acquisition of assets to be sold in connection with liquidations that it is conducting. In May 2008, GAG, LLC borrowed $12.0 million from a finance company in connection with the purchase of machinery and equipment by a special purpose acquisition subsidiary. This note payable bears interest at the rate of 20% per annum, provides a level of profit sharing to the finance company and matures on September 26, 2009. Principal and accrued interest are payable from proceeds from the sale of the machinery and equipment. As of June 30, 2009, the outstanding principal balance of the note payable was approximately $12.0 million inclusive of accrued interest. GAG, LLC provided a corporate guarantee of $1.2 million to the finance company in relation to this note.

GAG, LLC utilizes two credit facilities, with General Electric Capital Corporation, referred to herein as GE Capital, and Wells Fargo Retail Finance, referred to herein as Wells Fargo, to fund costs and expenses incurred in connection with liquidation contracts. As of June 30, 2009, there were no borrowings outstanding under the GE Capital credit facility and $7.6 million of borrowings outstanding under the Wells Fargo credit facility which was all comprised of outstanding letters of credit.

GAG, LLC is permitted to borrow up to $100.0 million under the GE Capital credit facility and up to $75.0 million under the Wells Fargo credit facility. However, GAG, LLC is required to obtain the approval of GE Capital or Wells Fargo, respectively, prior to making any borrowings under these credit facilities. Borrowings are typically made, and these approvals sought, on an engagement-by-engagement basis. GAG, LLC utilizes these credit facilities to issue letters of credit in connection with liquidation engagements conducted on a guarantee basis. The Wells Fargo credit facility expires in October 2010 and the GE Capital credit facility expires in October 2009. However, individual borrowings under the facilities are generally required to be repaid within 180 days.

Borrowings under the GE Capital credit facility bear interest at a rate of the thirty day commercial paper rate plus 3.25% per annum and borrowings under the Wells Fargo credit facility bear interest at a rate of LIBOR plus a sliding scale of 2.25% to 3.25% per annum, depending on the level of profit participation under the applicable borrowing. Fees for letters of credit issued under the GE Capital credit facility and the Wells Fargo credit facility are 3% and 2.25%, respectively. In addition, each of the credit facilities provide for profit participation by the lenders on engagements which are funded by borrowings under the facilities. The actual percentage of profit participation has historically ranged from approximately 12.5% to 17.5% but contractually ranges from 5% to 20%. During the year ended December 31, 2008 and the six months ended June 30, 2009, GAG, LLC did not fund any transactions using borrowings under the GE Capital credit facility and funded five transactions utilizing the Wells Fargo credit facility where the borrowings and the letter of credit obligations for each contract ranged from $4.7 million to $30.0 million. As of June 30, 2009, GAG, LLC had no letters of credit or borrowings outstanding under the GE Capital credit facility and outstanding letters of credit of $7.6 million and no borrowings under the Wells Fargo credit facility.

GAG, LLC utilizes a factoring agreement to provide working capital to finance the operations within its Valuation and Appraisal segment. On May 22, 2007, one of GAG, LLC’s subsidiaries entered into a factoring agreement with FCC LLC, d/b/a First Capital Western Region, LLC, referred to herein as FCC LLC, which expires in May 2010. Under the terms of the factoring agreement, FCC LLC will, at its discretion, purchase customer accounts receivable from GAG, LLC on a nonrecourse basis. FCC LLC is responsible for servicing these receivables. The amount advanced by FCC LLC for the purchased receivables is 90% of the gross receivable invoice amount and 10% is retained by FCC LLC in a reserve. FCC LLC charges a factoring commission equal to 0.25% of the gross invoice amount of each account purchased and interest at prime plus 1% with a floor of 8% on the net uncollected outstanding balance of the receivables purchased. One of GAG, LLC’s executive officers has issued a personal guarantee for up to a maximum of $0.5 million plus interest and certain fees for accounts receivables sold pursuant to the factoring agreement. Accounts receivable sold to FCC LLC were approximately $7.3 million during the six months ended June 30, 2009 and approximately $13.4 million and $9.0 million during the years ended December 31, 2008 and 2007, respectively.

As of June 30, 2009, GAG, LLC had $34.7 million in cash and cash equivalents, compared to $17.0 million at December 31, 2008. The increase was principally due to cash flow from operations and funds due to collaborators pursuant to collaborative arrangements. GAG, LLC’s working capital as of June 30, 2009 was $25.6 million.

GAG, LLC’s cash flow from investing activities have been relatively immaterial, other than approximately $0.7 million spent in 2007 regarding the purchase of a noncontrolling interest from former members of Great American Advisory and Valuation Services, LLC. GAG, LLC also incurs an increase or decrease to its investing activities whenever its restricted cash balance held by the financial institution in order to secure its participation in liquidation contracts is either increased or released.

Off Balance Sheet Arrangements

The Company has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. The Company does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

The Company has not entered into any off-balance sheet financing arrangements and has never established any special purpose entities. The Company has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

Great American Group, Inc.

As of June 30, 2009, GAG, Inc., as a wholly-owned subsidiary of AAMAC, did not have any contractual obligations other than those relating to the consummation of the Acquisition on July 31, 2009.

Great American Group, LLC

The following table sets forth aggregate information about GAG, LLC’s contractual obligations as of December 31, 2008 and the periods in which payments are due:

Contractual Obligations	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long term debt	$4,276	$291	$3,985	$—	$—
Note payable	10,984	10,984	—	—	—
Capital lease obligations, including interest	452	198	241	13	—
Operating lease obligations	5,815	1,217	3,778	820	—
Guarantee contracts	7,555	6,866	689	—	—

Total	$29,082	$19,556	$8,693	$833	$—

Qualitative and Quantitative Disclosures about Market Risk

The Company’s primary exposure to market risk consists of risk related to changes in interest rates. The Company has not used derivative financial instruments for speculation or trading purposes.

The Company utilizes borrowings under its credit facilities with GE Capital and Wells Fargo to fund costs and expenses incurred in connection with liquidation contracts. Borrowings under the GE Capital credit facility and the Wells Fargo credit facility bear interest at a floating rate of interest. A one percentage point increase in the average market rate would have resulted in an increase in GAG, LLC’s annual interest expense of less than $0.1 million based on the average outstanding balances in 2008.

The primary objective of the Company’s investment activities is to preserve capital for the purpose of funding operations while at the same time maximizing the income it receives from its investments without significantly increasing risk. To achieve these objectives, the Company’s investments allow it to maintain a portfolio of cash equivalents and short-term investments through a variety of securities, including commercial paper, money market funds and certificates of deposit. GAG, LLC’s cash and cash equivalents through December 31, 2008 included amounts in bank checking, certificates of deposit and liquid money market accounts. The Company believes it has minimal interest rate risk; however, a one percentage point decrease in the average interest rate on GAG, LLC’s portfolio would have reduced interest income for 2008 by an immaterial amount.

BUSINESS

General

We are a leading provider of asset disposition and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. We operate our business in two segments: liquidation and auction solutions; and valuation and appraisal services. Our liquidation and auction divisions assist clients in maximizing return and recovery rates through the efficient disposition of assets. Such assets include multi-location retail inventory, wholesale inventory, trade fixtures, machinery and equipment, intellectual property and real property. Our valuation and appraisal services division provides our clients with independent appraisals in connection with asset based loans, acquisitions, divestitures and other business needs.

Our significant industry experience, network of highly skilled employees and scalable network of independent contractors and industry-specific advisors allow us to tailor our auction and liquidation solutions to the specific needs of a multitude of clients, logistical challenges and distressed circumstances. We have established appraisal and valuation methodologies and practices in a broad array of asset categories which have made us a recognized industry leader. Furthermore, our scale and pool of resources allow us to offer our services on a nationwide basis, setting us apart from many of our competitors. As a result of this market expertise and flexibility, our proven track record and our ability to offer cost-attractive services, we believe that we are well positioned to generate revenue growth and increase our market share across all of our service offerings.

Great American, together with our predecessors, has been in business since 1973. GAG, Inc. was incorporated in Delaware in May 2009. For over 35 years, Great American and its predecessors have provided retail, wholesale and industrial auction and liquidation solutions to clients. Past clients include Boeing, Apple Computers, Circuit City, Friedman’s Jewelers, Hechinger, Mervyns, Tower Records, Eaton’s, Hancock Fabrics, Movie Gallery, Linens N Things, Kmart, Sears, Montgomery Ward, Whitehall Jewelers, Gottschalks, Fortunoff, and Ritz Camera. Since 1995, we have participated in liquidations involving over $23 billion in aggregate asset value and auctioned assets with an estimated aggregate value of over $6 billion.

Our valuation and appraisal services division provides valuation and appraisal services to financial institutions, lenders, private equity investors and other providers of capital. These services primarily include the valuation of assets (i) for purposes of determining and monitoring the value of collateral securing financial transactions and loan arrangements and (ii) in connection with potential business combinations. Our clients include major financial institutions such as Bank of America, Credit Suisse, GE Capital, JPMorgan Chase, Union Bank of California, and Wells Fargo. Our clients also include private equity firms such as Apollo Management, Goldman Sachs Capital Partners, Laurus Funds, Sun Capital Partners and UBS Capital.

In May 2008, we established Great American Real Estate Services to assist companies winding down or restructuring their business with negotiating rent relief and lease termination and/or identifying suitable parties to assume the client’s lease or purchase its real property. Great American Real Estate Services focuses on achieving maximum return for its clients through mitigating lease liabilities and maximizing the value of owned real property. Great American Real Estate Services also provides commercial and industrial real estate appraisal services.

In September 2008, we partnered with Kelly Capital to launch Great American Home Auctions through which we and Kelly Capital will conduct public auctions of foreclosed residential real estate. Kelly Capital is an experienced real estate investment firm which, together with its controlled affiliate companies, has completed over $3 billion in transactions as principal investors. We expect to conduct the first real estate auction event in the fourth quarter of 2009.

In April 2009, we expanded our operations into Europe by opening an office in the United Kingdom. We have entered into a non-exclusive co-marketing referral agreement with Smith & Williamson, a United Kingdom-based accounting firm. The collaboration is expected to focus on helping retailers downsize through inventory liquidation and store closures in addition to providing appraisal and valuation services.

Business Strategy

Our primary objective is to generate revenue growth through increased market share across all of our service offerings. The key components of our strategy to achieve these objectives include:

Increase Pursuit of Bankruptcy and Distressed Liquidations. We conduct retail liquidations primarily for the benefit of capital providers seeking to generate cash from distressed retail assets. Due to recent challenges faced by the retail market in the United States, many retailers are conducting inventory liquidations to generate cash or are being forced into bankruptcy. We have participated, typically through collaborative arrangements with other liquidators, in many major bankruptcy liquidations including Circuit City, Tower Records, Movie Gallery, Mervyns, Kmart, Montgomery Ward, Linens N Things, KB Toys and Hechinger.

Focus on Liquidations for Financially Healthy Businesses. The market for liquidation services is not solely driven by distressed economic conditions. In our experience, there is also demand for proactive liquidation solutions during periods of economic stability and prosperity as financially healthy retailers and manufacturers eliminate underperforming locations or reduce positions in certain inventory or product categories. Consequently, our ability to maintain a leading position in the liquidation market and leverage the intrinsic value of our reputation as the retail and industrial landscapes continue to change will be a substantial factor driving revenue growth.

Leverage Experience and Reputation to Drive Company Profit and Customer Value. Through our more than 35 years in the liquidation industry, we have developed extensive institutional knowledge of asset valuation information. This includes databases covering a multitude of industries and asset classes that contain item level detail and historical price information. We believe that our databases enable us to more accurately estimate retail, wholesale and industrial recovery rates as well as generate valuations for a broad range of asset classes. Additionally, we maintain databases containing public auction registrant, bidder, buyer and seller information which enable us to target buyers for future sale offerings.

Increase Number of Potential Buyers at Online and Onsite Auctions. We are focused on increasing the number of participants at our auctions by leveraging our existing buyer base as well as attracting new buyers. We use buyer profiles and historical transaction data to market assets available at our auctions to the most likely buyers. In addition, we continue to expand the number of new buyers participating in our auction processes through targeted direct marketing, online marketing and traditional advertising and marketing programs. We believe that these initiatives will increase auction participation and thus, competition, leading to higher asset sale prices.

Develop New Client Relationships and Expand Services Provided to Existing Clients. We plan to increase marketing efforts to retailers and corporations, as well as professional service referral sources. We believe that the traditional disposition methods for excess inventory and other assets on which many retailers and other businesses rely, such as in store discounting, regional auctions or bulk sales to local buyers and liquidators, are inefficient disposition methods which do not maximize recovery value. We believe that marketing our services to retailers, corporations, and professional service providers will generate additional business opportunities through referrals and new client leads. Additionally, we have recently expanded our public relations and marketing efforts with the aim of raising awareness about our auction and liquidation capabilities among potential clients. Furthermore, we believe that we can generate additional revenue by actively cross selling our auction, liquidation and valuation and advisory services to our existing clients, thereby providing clients with an efficient, cost-effective, single-source solution.

Expand Geographic Footprint. We plan to continue to increase our market presence within the United States and abroad. We opened an office in New York City in August 2008 to assist our financial institution clients, and the service providers that serve them, with disposition, appraisal and valuation services. This office serves as the base for our real estate services team. In addition, we expanded our operations into the United Kingdom in April 2009 through the establishment of a relationship with Smith and Williamson, a United Kingdom-based accounting firm. We intend to further expand our operations to provide auction, liquidation and valuation and appraisal services across Europe and Asia.

Develop a Leading Residential Real Estate Foreclosure Auction Business. We recently established a new subsidiary, Great American Home Auctions, to conduct webcast and on-site auctions of foreclosed residential real estate. Great American Home Auctions is a joint venture with Kelly Capital, an experienced real estate investment firm. By leveraging our core competencies and Kelly Capital’s residential real estate experience, we believe that Great American Home Auctions can become a leader in the foreclosed residential real estate auction business.

Generation of Revenue

We provide services to clients on a guarantee, fee or outright purchase basis.

Guarantee. When providing services on a guarantee basis, we guarantee the client a specific recovery often expressed as a percentage of retail inventory value or wholesale inventory cost or, in the case of machinery or equipment, a set dollar amount. This guarantee is often required to be supported by a letter of credit, a cash deposit or a combination thereof. Cash deposits are typically funded in part with available cash from the Company together with short term borrowings under our revolving credit facilities. Often when we provide auction or liquidation services on a guarantee basis, we do so through a collaborative arrangement with other service providers. In this situation, each collaborator agrees to provide a certain percentage of the guaranteed amount to the client through a combination of letters of credit, cash and financing. If we are engaged individually, we receive 100% of the net profit, less debt financing fees, sale related expenses (if any) and any share of the profits due to the client as a result of any profit sharing arrangement entered into based on a pre-negotiated formula. If the engagement was conducted through a collaborative arrangement, the profits or losses are divided among the Company and our partner or partners as set forth in the agreement governing the collaborative arrangement. If the net sales proceeds after expenses are less than the guarantee, we, together with our partners if the engagement was conducted through a collaborative arrangement, are responsible for the shortfall and will recognize a loss on the engagement.

Fee. When we provide services on a fee basis, clients pay a pre-negotiated flat fee for the services provided, a percentage of asset sales generated or a combination of both.

Outright Purchase. When providing services on an outright purchase basis, we purchase the assets from the client and typically sell them at auction, orderly liquidation, through a third-party broker or, less frequently, as augmented inventory in conjunction with another liquidation that we are conducting. In an outright purchase, we take, together with any collaboration partners, title to the assets and absorb the profit or loss associated with the asset disposition.

Services

We provide a wide variety of services to clients seeking auction and liquidation solutions or valuation and appraisal services.

Auction and Liquidation Solutions

Retail

We enable our clients to quickly and efficiently dispose of under-performing assets and generate cash from excess inventory by conducting or assisting in store closings, going out of business sales, bankruptcy sales and fixture sales. With the goal of providing a single-source solution to our retail clients, we also provide merger and acquisition due diligence through our auction and liquidation segment and reverse logistics and appraisal services through our valuation and appraisal services segment. Financial institution and other capital providers rely on us to maximize recovery rates in distressed asset sales and in retail bankruptcy situations. Additionally, healthy, mature retailers utilize our proven inventory management and strategic disposition solutions, relying on our extensive network of retail professionals, to close unproductive stores and dispose of surplus inventory and fixtures as existing stores are updated.

For example, in a potential bankruptcy engagement, the debtor provides potential disposition firms with a snapshot of inventory and other assets available for sale. The disposition firms must analyze the inventory data and generate an estimate of potential recovery based on their valuation expertise and past liquidation experience. Typically, this process takes one to four weeks. The disposition firms then submit bids that guarantee a minimum recovery based on a percentage of retail value or cost. The successful bidder assumes management of the debtor’s stores on a contract basis and conducts the orderly disposition of the inventory and assets in these stores. Profits are generated by efficiently merchandizing inventory, managing the orderly closing of store locations and pricing remaining products to balance margin with speed of sale and liquidation expenses. Unlike merchandisers who employ a “top down” approach by focusing only on driving total sales (because overhead costs are fixed), disposition firms take a “bottom up” approach by focusing on balancing cost savings with maximizing proceeds. A typical retail disposition process spans eight to twelve weeks from the bankruptcy court’s approval of the successful bid to the final store closure.

We often conduct large retail liquidations that entail significant capital requirements through collaborative arrangements with other liquidators. By entering into an agreement with one or more collaborators, we are able to bid on larger engagements that we couldn’t conduct on our own due to the significant capital outlay involved, number of independent contractors required or financial risk associated with the particular engagement. We act as the lead partner in many of the collaborative arrangements that we enter into, meaning that we have primary responsibility for the due diligence, contract negotiation and execution of the engagement.

We provide retail auction and liquidation services on a fee and guarantee basis. In guarantee retail liquidation engagements, we take title to any unsold inventory. In these rare instances, we typically utilize the unsold inventory as augmented inventory in other liquidations we conduct.

Wholesale and Industrial

We design and implement customized disposition programs for our clients seeking to convert excess wholesale and industrial inventory and operational assets into capital. We manage projects of all sizes and scopes across a variety of asset categories. We believe that our databases of information regarding potential buyers that we have collected from past transactions and engagements, our nationwide name recognition and experience with alternative distribution channels allow us to provide superior wholesale and industrial disposition services. We offer clients the following wholesale and industrial disposition strategies:

Orderly Liquidations. Assets in an orderly liquidation are available for sale on a privately negotiated basis over a period of months. Orderly liquidations work well for assets in large and repetitive quantities. This sale method is often employed to dispose of furniture, fixtures and equipment in connection with retail liquidations as well as wholesale inventory or industrial equipment for which a short term public auction sale is not feasible due to limited market demand or specialized application of the equipment.

Live Auctions. The live public auction is the most traditional sales technique for wholesale and industrial asset dispositions and one of our most frequently utilized services. In live auctions, bidders gather at a specified date and time to competitively bid against one another, with each item selling to the highest bidder. We believe that our auctioneers are recognized throughout the industry for their auctioneering skills, project experience, engaging personalities and ability to extract top prices. Our live auctions can cover single sites or multiple locations, and we utilize point-of-sale software to generate customized sales reports and invoices and to track assets.

Webcast Auctions. Increasingly, we have been webcasting our live auctions over the Internet. This auction format allows online bidders to compete in real time against bidders at the live auction. Bidders can log onto the auction from personal computers, view and bid on lots as they come up for sale, hear the auctioneers as the sale is being conducted and, in some cases, view live streaming video of the auctioneer calling the bids on-site. We believe that this auction format maximizes proceeds by providing access to otherwise unavailable potential bidders, including international participants, thereby increasing competition. In some cases, particularly when assets are located in remote areas that are not easily accessible to bidders, we may determine, in consultation with the client, that a webcast only auction is the most appropriate format.

Online Auctions. In the online auction format, the sale of assets takes place exclusively online, without a live auctioneer calling the sale. Similar to the timed auctions popularized by online auction sites such as eBay, assets are posted for sale online and buyers can bid on lots and items for a set period of time, usually one week. The online auction format is optimal for clients that have idle assets in quantities insufficient to justify the cost of a live auction.

Wind Down Services. When businesses or manufacturers discontinue operations in whole or in part, they are often faced with the challenge of converting large quantities of raw materials, work-in-process inventory and equipment into cash. We have the resources and expertise to analyze the cost effectiveness of continuing production to deplete inventory on hand as an alternative to conducting an auction of the inventory. We also provides advisory services relating to the wind down process from beginning to end, including negotiation of early lease terminations, sale of intellectual property and sale of completed inventory through the client’s historical distribution channels.

Reverse Logistics. We assist clients with managing the disposition of customer returns, obsolete inventory, extraneous fixtures and dated equipment. We serve as a broker, providing assistance in reaching ideal target markets and potential buyers or marketing to our extensive database of buyers and end users. Alternatively, we can conduct a liquidation or auction sale to dispose of these assets.

Private Sales. In private sales, we step into the shoes of the seller and handle all negotiations with a single buyer, based upon terms provided by the seller. This type of sale is tailored to a specific target market when specialized assets are involved. This type of sale may be required by certain legal rulings or mediation between multiple parties.

Sealed Bid Sales. We perform sealed bid sales in situations where asset disposition requires anonymity of the buyer or seller or involves other confidentiality concerns. In this process, potential buyers submit bids without knowledge of the amount bid by other participants. At the conclusion of the bidding timeframe, the highest bidder wins the right to purchase the asset.

We provide wholesale and industrial services on a fee, guarantee and an outright purchase basis.

Home Auctions

We expect to commence auctions for foreclosed residential real estate properties through our new joint venture with Kelly Capital in the fourth quarter of 2009.

We intend to target foreclosed residential real estate properties nationally across a range of sizes, styles and prices. We are currently in discussions with a variety of property owners, including lenders, portfolio managers and investment firms, which hold title to foreclosed homes, to serve as the auction broker in connection with the disposal of these properties.

We plan to operate our home auctions in a streamlined fashion to maximize recovery and completed sales. To participate in auctions, buyers must register and, in some cases, make a minimum earnest money deposit. In order to maximize attendance, buyers will be able to bid in person at the live auction event or access the auction via a live webcast and bid online. We intend to market the properties for sale through television ad campaigns to direct interested parties to the home auction website. Once online, potential bidders can register, review the property listings and perform due diligence. Open houses will be held prior to the auctions to allow bidders to see and inspect each property.

We will coordinate the entire auction process, including the venue, personnel and onsite technological requirements. We have arranged to have Wells Fargo Bank and Bank of America to serve as primary onsite lending resources, as well as nationally-recognized title and escrow companies to provide onsite services to potential buyers.

We will provide our home auction services on a fee basis based on a percentage of sale price and on an outright purchase basis.

Valuation and Appraisal Services

Our valuation and appraisal teams provide independent appraisals to financial institutions, lenders and other providers of capital and other professional service firms for estimated liquidation values of assets. These teams include experts specializing in particular industry niches and asset classes. We provide valuation and appraisal services across five general categories:

Consumer and Retail Inventory. Representative types of appraisals and valuations include inventory of specialty apparel retailers, department stores, jewelry retailers, sporting goods retailers, mass and discount merchants, home furnishing retailers and footwear retailers.

Wholesale and Industrial Inventory. Representative types of appraisals and valuations include inventory held by manufacturers or distributors of automotive parts, chemicals, food and beverage products, wine and spirits, building and construction products, industrial products, metals, paper and packaging.

Machinery and Equipment. Representative types of asset appraisals and valuations include a broad range of equipment utilized in manufacturing, construction, transportation and healthcare.

Intangible Assets. Representative types of asset appraisals and valuations include intellectual property, goodwill, brands, logos, trademarks and customer lists.

Real Estate. Representative types of asset appraisals and valuations include owned and leased manufacturing and distribution facilities, retail locations and corporate offices. We do not perform appraisals of residential properties.

We provide valuation and appraisal services on a pre-negotiated flat fee basis.

Sales and Marketing

Our sales and marketing efforts benefit from dedicated business development officers focused on each of our primary service offerings. We actively promote the cross-selling of our services and markets our single-source solution services to existing and potential clients.

Our marketing programs incorporate a range of strategies as a result of our diverse universe of potential referral sources, clients and buyers. Key marketing programs include public relations initiatives and news releases, industry trade journal advertising, local television, newspaper and radio advertising, participation in industry trade shows and conferences, speaking engagements, direct marketing, email blasts and Internet based advertising.

As of June 30, 2009, we employed 16 business development officers located throughout the United States and in London.

Our retail business development efforts target accounting and consulting firms, bankruptcy professionals, attorneys and financial institution workout groups focused on the retail industry as sources for referrals.

Our business development officers who are tasked with identifying and obtaining wholesale and industrial auction and liquidation engagements are industry experts and market directly to management at companies in their specific areas of expertise. These individuals also develop and maintain relationships with secondary market participants, such as equipment dealers, who are often sources of referrals for disposition opportunities. The business development officers leverage our years of experience in the auction business, valuation expertise and database of historical auction results to provide potential clients with accurate estimates of asset values.

Our home auction sales and marketing efforts target banks and other financial institutions, investment groups, hedge funds, residential real estate property and mortgage portfolio managers, developers, government agencies, asset managers and loan servicers around the United States to secure blocks of homes for auction. By leveraging our existing nationwide auction capabilities, Great American Home Auctions has the ability to coordinate auction events throughout the United States or add homes to an already scheduled Great American Home Auctions event.

Our valuation and appraisal business development efforts target lenders, private equity groups, other debt and equity providers, turnaround and crisis management firms, restructuring firms, investment banks and large financial institutions. We focus on developing and managing relationships with clients to produce ongoing valuation and appraisal opportunities, but will also pursue single opportunities as they arise.

Customers

We serve retail, corporate, capital provider and individual customers across our services lines.

Auction and Liquidation Solutions

Retail

Our retail auction and liquidation solution clients include financially healthy retailers as well as distressed retailers, bankruptcy professionals, financial institution workout groups and a wide range of professional service providers. Some retail segments in which we specialize include apparel, arts and crafts, department stores, discount stores, drug / health and beauty, electronics, footwear, grocery stores, hardware / home improvement, home goods and linens, jewelry, office / party supplies, specialty stores, and sporting goods. Recent clients include Circuit City, Friedman’s Jewelers, Hechinger, Mervyns, Tower Records, Eaton’s, Hancock Fabrics, Movie Gallery, Linens N Things, KB Toys, Kmart, Sears, Montgomery Ward, Whitehall Jewelers, Fortunoff, Gottschalks and Ritz Camera.

Wholesale and Industrial

We provide auction services and customized disposition programs to a wide range of clients. Specifically, we have experience in providing auction and liquidation solutions to the following industries: aircraft / aerospace, casino / hospitality, construction / mining / earthmoving, food and beverage processing, hospital / medical, machine tools / metalworking, material handling, packaging / bottling, plastics and rubber processing, printing / bindery, pulp processing / paper converting, restaurant / bar / bakery, retail / trade fixtures, stadium / arena, textile / apparel, transportation / rolling stock, warehouse / distribution centers, and woodworking / lumber. Representative recent clients include the Stardust Hotel & Casino, Boeing, Midas International, Callaway Golf, Lillian Vernon and Dreyer’s Ice Cream.

Home Auctions

We intend to target banks and other financial institutions, investment groups, hedge funds, developers, government agencies, asset managers and loan servicers around the United States for our home auction services.

Valuation and Appraisal Services

We are engaged by financial institutions, lenders, private equity investors and other capital providers, as well as professional service providers, to provide valuation and advisory services. We have extensive experience in the appraisal and valuation of retail and consumer inventories, wholesale and industrial inventories, machinery and equipment, intellectual property and real estate. We maintain ongoing client relationships with major asset based lenders including Bank of America, CIT Group, Citibank, Credit Suisse, Deutsche Bank, GE Capital, HSBC, JPMorgan Chase, Union Bank of California, US Bank, Wachovia Capital Finance, Wells Fargo Foothill and Wells Fargo Retail Finance. In addition, our clients include private equity firms such as Apollo Management, Goldman Sachs Capital Partners, H.I.G. Capital, Harvest Partners, Laurus Funds, Sun Capital Partners and UBS Capital.

Competition

We face competition in each of our primary service areas. While some competitors are unique to specific service offerings, some competitors cross multiple service offerings. A number of companies provide services or products to the auction and liquidation and valuation and appraisal markets, and existing and potential clients can, or will be able to, choose from a variety of qualified service providers. Competition in certain of our service offerings is intense. Some of our competitors may even be able to offer discounts or other preferred pricing arrangements. In a cost-sensitive environment, such arrangements may prevent us from acquiring new clients or new engagements with existing clients. Some of our competitors may be able to negotiate secure alliances with clients and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns or to the development of technology systems than us. In addition, new technologies and the expansion of existing technologies with respect to the online auction business may increase the competitive pressures on us. We must also compete for the services of skilled professionals. There can be no assurance that we will be able to compete successfully against current or future competitors, and competitive pressures we face could harm our business, operating results and financial condition.

We face competition for our retail services from traditional liquidators as well as Internet-based liquidators such as overstock.com and eBay. Our wholesale and industrial services competitors include traditional auctioneers and fixed site auction houses that may specialize in particular industries or geographic regions as well as other large, prestigious or well-recognized auctioneers. We also face competition and pricing pressure from the internal remarketing groups of our clients and potential clients and from companies that may choose to liquidate or auction assets and/or excess inventory without assistance from service providers like the Company. We face competition for our home auction services from established real estate auctioneers, foreclosure/courthouse auctions, short sales and traditional real estate services. We face competition for our valuation and appraisal services from large accounting, consulting and other professional service firms as well as other valuation, appraisal and advisory firms.

Information Technology

Our information technology infrastructure is based on industry standard software and hardware. Our scalable infrastructure allows us to consistently enhance the features and functionality of our services to meet the evolving needs of clients and bidders.

Our systems supplement the expertise of our retail and liquidation specialists, valuation experts and experienced auctioneers. We have developed databases containing item level detail and price information for the liquidation, auction and valuation projects in which we have participated. This detailed information provides a key competitive advantage that allows us to efficiently estimate recovery rates for clients and allows us to bid on projects on a well informed basis.

We currently license our webcast and online auction software and the related patent technology pursuant to an unwritten sublicense arrangement with a third party and are seeking to enter into a written agreement to memorialize this arrangement. We started the process of developing and patenting our own proprietary software in April 2009 to host our webcast and online auctions. We believe that we will be able to transition to our proprietary webcast and online software in the fourth quarter of 2009.

We manage our servers which are hosted by a third-party provider in a secure environment at data centers in Agoura Hills, California. As an additional precaution, we maintain off site back up systems. Our network connectivity offers high performance and scalability to accommodate increases in website traffic. We have experienced and may continue to experience service interruptions and delays from time to time.

Our applications support multiple layers of security, including password protected logins, encryption technology to safeguard information transmitted in web sessions and firewalls to help prevent unauthorized access to network and servers. We devote significant resources to protecting systems from intrusion.

Employees

As of June 30, 2009, we had 123 full time employees and three part time employees. We are not a party to any collective bargaining agreements. We have never experienced a work stoppage or strike and believe that relations with our employees are good.

We rely significantly on the expertise of independent contractors whom we engage in connection with specific transactions. As of June 30, 2009, we maintained a network of approximately 257 independent contractors who it engages from time to time to provide services pursuant to the terms of independent contractor agreements.

Properties

Our headquarters are located in Woodland Hills, California in a leased facility. The following table sets forth the location and use of each of our properties, all of which are leased.

Location	Use

Woodland Hills, California	Headquarters; Accounting, Information Technology and Human Resources offices; Appraisal and Auction offices

San Francisco, California	Appraisal and Marketing offices

Atlanta, Georgia	Marketing offices

Chicago, Illinois	Appraisal and Marketing offices

Deerfield, Illinois	Executive offices; Marketing and Legal offices

Needham, Massachusetts	Appraisal offices

New York, New York	Real Estate Services, Appraisal and Marketing offices

Langhorne, Pennsylvania	Marketing offices

London, England	Appraisal and Marketing offices

We believe that our existing facilities are suitable and adequate for the business conducted therein, appropriately used and have sufficient capacity for their intended purpose.

Intellectual Property

We have registered our URL and domain name in the United States. We own the registered trademarks “Great American Group” and the Great American logo. We believe that these intellectual property rights are critical to maintaining the value of the Great American brand and have actively sought protection of our intellectual property rights in the past and intend to do so in the future.

Legal Proceedings

From time to time, we are involved in litigation arising out of our operations. We believe that we are not currently a party to any proceedings the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on our financial position or results of operations.

Regulation

We are subject to federal and state consumer protection laws, including regulations prohibiting unfair and deceptive trade practices. In addition, numerous states and municipalities regulate the conduct of auctions and the liability of auctioneers. We and/or our auctioneers are licensed or bonded in the following states where we conduct, or have conducted, retail, wholesale or industrial asset auctions: California, Florida, Georgia, Illinois, Massachusetts, Ohio, South Carolina, Texas, Virginia and Washington. In addition, we are licensed or obtain permits in cities and/or counties where we conduct auctions, as required. If we conduct an auction in a state where we are not licensed or where reciprocity laws do not exist, we will work with an auctioneer of record in such state.

Great American Home Auctions has a real estate brokerage license in California and is in the process of obtaining real estate brokerage licenses in the remaining 49 states. In states where Great American Home Auctions intends to hold auction events but is not yet licensed, we intend to work with a broker of record.

Available Information

We make available on our website, www.greatamerican.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports as soon as reasonably practical after we file such material with, or furnish such material to, the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov, or at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The information on Great American’s website is not a part of, or incorporated in, this prospectus.

MANAGEMENT

Directors and Executive Officers

The Company’s directors and executive officers and the positions held by them are as follows:

Name	Age	Position

Andrew Gumaer	49	Chief Executive Officer and Director

Harvey M. Yellen	62	Vice Chairman, President and Director

Paul S. Erickson	47	Chief Financial Officer

Scott K. Carpenter	53	Executive Vice President, Retail Services

Thomas E. Pabst	50	Chief Operating Officer of Great American Group, LLC

Lester M. Friedman	49	Chief Executive Officer, Great American Group Advisory and Valuation Services, LLC

Mark Weitz	49	President, Wholesale and Industrial Services of Great American Group, LLC

Mark Naughton	46	Senior Vice President, General Counsel and Secretary

Michael J. Levitt	50	Director

Mark D. Klein	47	Director

Matthew J. Hart	57	Director

Hugh G. Hilton	58	Director

Andrew Gumaer, a co-founder of Great American, has served as Chief Executive Officer of GAG, Inc. since July 2009, as GAG, LLC’s Chief Executive Officer since May 2007 and previously served as GAG, LLC’s President from June 2006 to May 2007. Mr. Gumaer also currently serves as the Co-Chief Executive Officer of Great American Home Auctions, LLC. Prior to assuming his current responsibilities, Mr. Gumaer was the President of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2002 to May 2006. Mr. Gumaer also served as the Senior Vice President of Garcel, Inc. from 1997 to 2002 and as a Senior Vice President with the investment banking firm Drexel Burnham Lambert prior to his service with Garcel, Inc. Mr. Gumaer is the brother-in-law of Mr. Weitz.

Harvey M. Yellen, a co-founder of Great American, has served as President and Vice Chairman of GAG, Inc. since July 2009 and as GAG, LLC’s Chairman since June 2007. Prior to assuming his current responsibilities, Mr. Yellen was the President of GAG, LLC from June 2006 to June 2007 and the President of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2002 to May 2006. Mr. Yellen was also the Executive Vice President of Garcel, Inc. from 1994 to 2002. Prior to beginning his services at Garcel, Inc., Mr. Yellen held senior management positions at various retail companies, including: Allied Department Stores, Sieferts/Spurgeons and Fashion Crossroads. Mr. Yellen received his Bachelor of Science in Business from Louisiana State University in 1968.

Paul S. Erickson has served as Chief Financial Officer of GAG, Inc. since July 2009 and as GAG, LLC’s Chief Financial Officer and an Executive Vice President since June 2006. Prior to assuming his current responsibilities, Mr. Erickson was the Chief Financial Officer of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2001 to May 2006. Mr. Erickson also served as the Controller of Garcel, Inc. beginning in 1995 and was promoted to Chief Financial Officer in 1997. From 1992 to 1996, Mr. Erickson served as Chief Financial Officer of Joan Vass, Inc. and 1001, Inc., both retail and manufacturing companies. Mr. Erickson received his Bachelor of Science in Finance and Accounting from California State University—Northridge in 1986 and earned a Master of Science in Business Administration from the University of Phoenix in 1997.

Scott K. Carpenter has served as Executive Vice President, Retail Services of GAG, Inc. since July 2009 and as GAG, LLC’s Executive Vice President and Director of Operations, Retail Services since June 2006. Prior to assuming his current responsibilities, Mr. Carpenter was the Senior Vice President of Operations of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2001 to May 2006 and the Vice President of Operations of

Garcel, Inc. from 1997 to 2000. From 1995 to 1997, Mr. Carpenter was responsible for operations in 155 Office Depot stores in 17 states as Regional Operations Manager. Prior to his service with Office Depot, Mr. Carpenter served as a Buyer and as Director of Store Operations of Hechinger stores in both domestic and international operations from 1987 to 1995. Mr. Carpenter also previously worked for Booz, Allen and Hamilton and McDonnell Aircraft Company. Mr. Carpenter received his Bachelor of Science in Economics from George Mason University in 1978 and earned a Master of Arts from George Mason University in 1982.

Thomas E. Pabst has served as GAG, LLC’s Chief Operating Officer since July 2007. Prior to assuming his current responsibilities, Mr. Pabst served as GAG, LLC’s Chief Administrative Officer from June 2006 to June 2007. Prior to his employment with Great American, Mr. Pabst served as the Chief Administrative Officer of The Pride Capital Group, LLC, predecessor in interest to Great American from 2001 to May 2005 and as a Vice President of Garcel, Inc. in 2000. Mr. Pabst was the Chief Financial Officer of Hilco Trading Co. from 1996 to 2000 and from 1995 to 1996, Mr. Pabst served as Chief Financial Officer for Harlem Furniture. Mr. Pabst received his Bachelor of Science in Accounting from the University of Illinois at Urbana-Champaign in 1980. During 2005 and 2006, Mr. Pabst was a board member of the Chicago Chapter of the Turnaround Management Association. In 2007 and 2008, he was the Vice President of Communications and Secretary, respectively, and is currently the President elect of the Chicago Chapter of the Turnaround Management Association and serves as an alternate board member for the International Turnaround Management Association. Mr. Pabst previously worked as a licensed Certified Public Accountant at a public accounting firm.

Lester Friedman has served as the Chief Executive Officer of Great American Advisory and Valuation Services, LLC since 2002 and previously served as the Chief Operating Officer from 2000 to 2002. Prior to assuming his current responsibilities, Mr. Friedman was the Chief Operating Officer of the Garcel, Inc. Appraisal Division from 1996 to 2000 and the Chief Financial Officer of Garcel, Inc. from 1994 to 1996. Mr. Friedman was also the controller and Director of Inventory Appraisal and Valuations for Gordon Brothers Partners. Mr. Friedman received his Bachelor of Business Studies in Accounting from the University of Massachusetts – Amherst in 1982 and was a Certified Public Accountant licensed in Massachusetts from 1982 to 1990 while he worked for Laventhol Horwath.

Mark Weitz has served as the President of the Wholesale and Industrial Services division of Great American since June 2006. Prior to assuming his current responsibilities, Mr. Weitz was the President of the Wholesale and Industrial Services division of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2001 to May 2006. Mr. Weitz also served as the President of the Wholesale and Industrial Services division of Garcel, Inc. from 1998 to 2000. Mr. Weitz attended the University of Washington and the University of California Los Angeles. Mr. Weitz also attended the Missouri Auction School in 1982 and has been a licensed auctioneer since such time. Mr. Weitz is the brother-in-law of Mr. Gumaer.

Mark P. Naughton has served as Senior Vice President and General Counsel of GAG, Inc. since July 2009, as Secretary of GAG, Inc. since August 2009 and as GAG, LLC’s Senior Vice President and General Counsel since June 2006. Prior to assuming his current responsibilities, Mr. Naughton was the Vice President and General Counsel of The Pride Capital Group, LLC from May 2003 to May 2006 when The Pride Capital Group, LLC merged into Great American. Prior to joining Great American, Mr. Naughton was a partner in the Chicago office of Piper Rudnick (n/k/a DLA Piper Rudnick Gray Cary) from 1993 to May 2003 and was an associate from 1987 to 1993. Mr. Naughton received his Bachelor of Arts in History and Political Science from Marquette University in 1984 and earned a J.D. from Northwestern University in 1987.

Michael J. Levitt has served as a Director of GAG, Inc. since July 2009. In 2001, Mr. Levitt founded Stone Tower Capital LLC, an alternative investment firm focused on credit and credit-related assets. At December 31, 2008, Stone Tower managed, through its affiliates, approximately $37 billion in leveraged finance-related assets across various investment vehicles. Mr. Levitt also serves as Chief Executive Officer of Stone Tower Equity Partners LLC and Chief Executive Officer and Director of Everquest Financial Ltd. Mr. Levitt has spent his entire 25-year career managing or advising non-investment grade businesses and investing in non-investment grade assets. Previously, Mr. Levitt served as the managing partner of the New York office of Hicks, Muse, Tate & Furst Incorporated. Prior thereto, Mr. Levitt served as the co-head of the investment banking division of Smith Barney Inc. Mr. Levitt has a B.B.A. from the University of Michigan and a J.D. from the University of Michigan Law School.

Mark D. Klein has served as a Director of GAG, Inc. since July 2009. Mr. Klein is a registered representative at Ladenburg Thalmann & Co. Inc., a Managing Member of the LTAM Titan Fund, a fund of funds hedge fund and is one of the principals of The Aldebaran Fund, LLC, a private fund investing in special purpose acquisition companies. From April 2007 until August 2008, Mr. Klein was the Chief Executive Officer of Hanover Group US LLC, an indirect U.S. subsidiary of the Hanover Group. Prior to joining Hanover 2007, Mr. Klein was Chairman of Ladenburg Thalmann & Co., Inc., a leading underwriter of blank check companies, which is engaged in retail and institutional securities brokerage, investment banking and asset management services. From March 2005 to September 2006, he was Chief Executive Officer and President of Ladenburg Thalmann Financial Services, Inc., the parent of Ladenburg Thalmann & Co., Inc., and Chief Executive Officer of Ladenburg Thalmann Asset Management Inc., a subsidiary of Ladenburg Financial Services, Inc. Prior to joining Ladenburg Thalmann, from June 2000 to

March 2005 Mr. Klein served as the Chief Executive Officer and President of NBGI Asset Management, Inc. and NBGI Securities, which were the U.S. subsidiaries of the National Bank of Greece, the largest financial institution in Greece. Prior to joining NBGI, Mr. Klein was President, Founder of Newbrook Capital Management, and Founder and Managing Member of Independence Holdings Partners, LLC, a private equity fund of funds company and Founder and General Partner of Intrinsic Edge Partners, a long/short equity hedge fund. Prior to the formation of Newbrook Capital Management and Independence Holdings Partners, LLC, Mr. Klein was a Senior Portfolio Manager for PaineWebber and Smith Barney Shearson. Prior to his affiliation with PaineWebber and Smith Barney Shearson, Mr. Klein managed investment accounts at Prudential Securities and managed firm capital at MKI Securities. Before entering the securities industry, Mr. Klein worked for two years at Arthur Young in its Entrepreneurial Services Group. Mr. Klein also serves as a member of the board of directors of American Apparel, Inc. Mr. Klein is a graduate of J.L. Kellogg Graduate School of Management at Northwestern University, with a Masters of Management degree and also received a Bachelors of Business Administration degree with high distinction from Emory University.

Matthew J. Hart has served as a Director of GAG, Inc. since July 2009. Mr. Hart was President and Chief Operating Officer of Hilton Hotels Corporation, referred to herein as Hilton, from May 2004 until the buyout of Hilton by the Blackstone Group in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton in 1996, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company and was Executive Vice President and Chief Financial Officer for Host Marriot Corp. Mr. Hart received his Bachelor of Arts in Economics and Sociology from Vanderbilt University in 1974 and earned a Master of Business Administration in Finance and Marketing from Columbia University in 1976. Mr. Hart currently serves on the board of directors of US Airways Group and US Airways and Heal the Bay, a non-profit organization. Mr. Hart is also a member of The California Commission for Economic Development’s Entertainment and Tourism Advisory Committee.

Hugh G. Hilton has served as a Director of GAG, Inc. since July 2009. Mr. Hilton has served as a Managing Director and National Practice Leader of Alvarez & Marsal Real Estate Group since March 2009 and co-founder and Chief Executive Officer of A&M Capital RE, an operating and principal investment arm for distressed real estate, since March 2009. Mr. Hilton has also served as Chief Executive Officer of Grand Sierra Resort, gaming resort property in Northern Nevada, since October 2008, prior to which he served as Chief Restructuring Officer beginning in August 2007. Since 2003, Mr. Hilton has also served as the Chief Executive Officer of Prandium, Inc., a California-based restaurant chain. Mr. Hilton’s prior business experience includes serving as a Vice President of BankAmerica Investment Real Estate, as President First Interstate Bancorp’s real estate fund advisory arm and President of HVK, Inc. Mr. Hilton holds a Bachelor of Science in business administration and a Master of Business Administration from the University of Michigan as well as a Juris Doctor from the University of Colorado. Mr. Hilton is a member of the American Bankruptcy Institute and the Colorado Bar Association.

Classes of Directors

The Company’s board of directors is divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. The classes are comprised as follows:

•	Class I directors. Mark D. Klein is a Class I director whose term expires at the Company’s annual meeting of stockholders in 2010. There is currently a vacancy in Class I.

•	Class II directors. Michael J. Levitt, Harvey M. Yellen and Hugh G. Hilton are Class II directors whose terms will expire at the Company’s annual meeting of stockholders in 2011.

•	Class III directors. Andrew Gumaer and Matthew J. Hart are Class III directors whose terms will expire at the Company’s annual meeting of stockholders in 2012.

Committees of the Board of Directors

Audit Committee

The Audit Committee will be at all times composed of exclusively independent directors who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, the committee will have at least one member who qualifies as an “audit committee financial expert” as defined in rules and regulations of the SEC.

The principal duties and responsibilities of the Audit Committee are to engage the Company’s independent auditors, oversee the quality and integrity of the Company’s financial reporting and the audit of the Company’s financial statements by its independent auditors and in fulfilling its obligations, the Audit Committee will review with the Company’s management and independent auditors the scope and result of the annual audit, the auditors’ independence and the Company’s accounting policies.

The Audit Committee is required to report regularly to the Board of Directors to discuss any issues that arise with respect to the quality or integrity of the Company’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

The Audit Committee is comprised of Messrs. Hart and Hilton. One vacancy currently exists on the Audit Committee. Mr. Hart has been designated the Audit Committee’s chairman and financial expert.

Compensation Committee

The Compensation Committee will be at all times composed of exclusively independent directors. Among other functions, the Compensation Committee will oversee the compensation of the Company’s chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

The Compensation Committee is comprised of Messrs. Hart, Hilton and Klein.

Compensation Committee Interlocks and Insider Participation

The Company has disclosed which, if any, members of the Compensation Committee have had any relationships with the Company of the type required to be disclosed by Item 404 of Regulation S-K of the SEC rules and regulations. None of the Company’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers serving on the Board of Directors.

Corporate Governance Committee

The Corporate Governance Committee will be at all times composed of exclusively independent directors. The principal duties and responsibilities of the Corporate Governance Committee are to identify qualified individuals to become board members, recommend to the Board of Directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the Board of Directors the Company’s corporate governance guidelines.

The Corporate Governance Committee is comprised of Messrs. Hart, Hilton and Klein.

Code of Conduct and Ethics

The Company has adopted a code of ethics that applies to the executive officers, directors and employees of the Company, its subsidiaries and its controlled affiliates. The Company’s code of ethics is posted on its website at www.greatamerican.com and the Company intends to post any amendments to or any waivers from a provision of its code of ethics on its website.

Director Compensation

Each non-employee director will receive annual fees of $40,000, to be paid in quarterly installments, and an annual grant of $50,000 in restricted stock, restricted stock units or other form of award for serving as a director. Such restricted stock, restricted stock units or other form of award will be subject to a one-year vesting period. In addition, annual fees of $12,000, $8,000 and $4,000 will be paid to the chairperson of the Audit Committee, Compensation Committee and Corporate Governance Committee, respectively. A one-time $40,000 grant of restricted stock units was made to each non-employee director in connection with his appointment to the Board of Directors, which restricted stock units are subject to a one-year vesting period.

Executive Compensation

The Company was formed in May 2009 and consummated the Acquisition in July 2009. The Company is currently evaluating the executive compensation structures and systems that the Company will provide for its executive officers with attention to instituting equity awards under the Amended and Restated 2009 Stock Incentive Plan, referred to herein as the Incentive Plan, benchmarking compensation through the use of surveys and the services of an outside consultant, and revising its cash and bonus programs to base awards on market data and performance goals, with attention to encouraging long-term sustained performance. The Phantom Equityholders, including certain of the Company’s executive officers, entered into Amendment Agreements and Releases in connection with the Acquisition pursuant to which they agreed to take a reduced interest in the total consideration received by the equity holders of GAG, LLC upon a qualifying sale of GAG, LLC.

For 2009 annual bonuses (expected to be paid early in 2010), Great American is considering formulation of a bonus program that will determine executive bonuses by reference to the Company’s financial results. For 2009, the Company will determine bonuses based on a percentage of Company profits, with limited discretionary adjustments. Due to the complexity in designing such a program, there is no certainty that a program will be implemented in 2009 in which event, 2009 executive bonuses will be determined at the discretion of the Compensation Committee. With respect to annual bonuses for 2010 and subsequent years, it is anticipated that each executive officer will have a defined target bonus and range of possible payouts, expressed as a percentage of salary. Likewise, the Company will predefine a range of performance objectives that will be used to determine actual payouts at year end. A significant portion of the target bonus would be based on the financial results of the Company and, if appropriate, certain divisions of the Company, and may have a discretionary component or a component based on individual performance. The annual bonus program would be coupled with a long-term equity based incentive award to ensure that total compensation is competitive with market practices and reflective of Company performance. This arrangement is intended to be structured to qualify executive bonuses for an exemption from the limitations imposed by Internal Revenue Code section 162(m), and thereby to preserve their potential deductibility by the Company.

Employment Agreements

On July 31, 2009, the Company entered into employment agreements with Messrs. Yellen, Gumaer, Erickson, and Carpenter. These agreements have no defined length of employment. Either party may terminate the employment relationship at any time, subject to possible severance payments as set forth below. The terms and conditions of those agreements are generally as follows:

Messrs. Yellen, Gumaer, Erickson, and Carpenter receive annual base salaries of $600,000, $600,000, $300,000, and $225,000, respectively. These base salaries are subject to annual increases of no less than five percent. The agreements also provide for the award of an annual discretionary bonus. The Company provides Messrs. Yellen and Gumaer with monthly automobile allowances of $2,000 and Messrs. Erickson and Carpenter with monthly automobile allowances of $1,200.

Each agreement contains an indemnification provision wherein the Company promises to defend, indemnify, and hold the employee harmless to the fullest extent permitted by law against any and all liabilities incurred by the employee in connection with employment by the Company.

Severance will be owed if the employment relationship is terminated by the Company without cause or by the employee with “Good Reason.” “Good Reason” is (i) a material diminution in the employee’s base salary, authority, duties, or responsibilities; (ii) a material diminution in the budget over which the employee retains authority; (iii) a material change in the geographic location at which the employee must perform services; or (iv) any other action or inaction that constitutes a material breach of the terms of the employment agreement. Severance for Messrs. Yellen, Gumaer, and Erickson will be payment of the following amounts: a lump sum equal to two years of base salary; a lump sum equal to two times the annual bonus paid during the term of employment or two times the first target bonus in the event of termination prior to any bonus being paid; and a lump sum equal to 24 times the monthly COBRA premiums for employee and employee’s spouse and dependents. Severance for Mr. Carpenter will be payment of the following amounts: a lump sum equal to one year of base salary; lump sum equal to the highest annual bonus paid during the term of employment or the first target annual bonus in the event of termination prior to any bonus being paid; and a lump sum equal to 12 times the monthly COBRA premiums for employee and employee’s spouse and dependents.

Severance will not be owed if the employee terminates the employment relationship without Good Reason or if the Company terminates the relationship for “Cause.” “Cause” exists if the employee: (i) engages in gross misconduct or gross negligence in the performance of the employee’s duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of the employee’s employment consistent with the employee’s position with the Company; (ii) engages in fraud, dishonesty, or any other improper conduct that causes material harm to the Company or its business or reputation; (iii) materially breaches the employment agreement; or (iv) is convicted of, or pleads guilty or no contest to, a felony or crime involving dishonesty or moral turpitude (excluding traffic offenses).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of September 15, 2009 and immediately following the consummation of the Exchange Offer by:

•	each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

The information set forth in the table below does not reflect beneficial ownership of any of the Contingent Stock Consideration issuable to the Phantom Equityholders or the shares issuable to the Phantom Equityholders in connection with the closing of the Acquisition and subject to vesting, as these shares will not be earned within 60 days of the consummation of the Acquisition and do not entitle the prospective recipients the right to vote such shares on any matters until they are earned.

Name of Beneficial Owner (1)	Prior to Exchange Offer		Post Exchange Offer(2)
	Number of Outstanding Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned (3)	Number of Outstanding Shares Beneficially Owned		Percentage of Outstanding Shares Beneficially Owned (3)

Wellington Management Company, LLP(4)	8,659,800	29.0%	[	]	[	]%

Elliott Associates, L.P.(5)	2,578,013	8.6%	[	]	[	]%

Harvey M. Yellen	5,280,000	17.7%	[	]	[	]%

Andrew Gumaer	5,280,000	17.7%	[	]	[	]%

Matthew J. Hart	10,000	*	[	]	[	]%

Hugh G. Hilton	—	—	[	]	[	]%

Mark D. Klein	234,375	*	[	]	[	]%

Michael J. Levitt(6)	1,222,100	4.1%	[	]	[	]%

Paul Erickson	—	—	[	]	[	]%

Scott K. Carpenter	—	—	[	]	[	]%

Thomas E. Pabst	—	—	[	]	[	]%

Lester M. Friedman	—	—	[	]	[	]%

Mark Weitz	—	—	[	]	[	]%

Mark Naughton	—	—	[	]	[	]%

All directors and executive officers as a group (12 individuals)	12,026,475	40.2%	[	]	[	]%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each holder is c/o Great American Group, Inc., 21860 Burbank Blvd., Suite 300 South, Woodland Hills, California 91367.
(2)	Assumes all 46,025,000 outstanding Old Warrants are exchanged for New Warrants in the Exchange Offer.
(3)	Based on 29,906,626 shares of common stock outstanding as of September 15, 2009.
(4)	The securities beneficially owned by Wellington Management Company, LLP, in its capacity as investment advisor, are owned of record by clients of Wellington Management Company, LLP. Those clients have a right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.
(5)	The securities are beneficially owned by Elliott Associates, L.P., a Delaware limited partnership, and its wholly-owned subsidiaries (collectively, “Elliott”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (“EICA” and collectively with Elliott and Elliott International, the “Reporting Persons”). Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P., a Delaware limited partnership (“Capital Advisors”), which is controlled by Singer, and Elliott Special GP, LLC, a Delaware limited liability company (“Special GP”), which is controlled by Singer, are the general partners of Elliott. Hambledon, Inc., a Cayman Islands corporation (“Hambledon”), which is also controlled by Singer, is the sole general partner of Elliott International. EICA is the investment manager for Elliott International. EICA expressly disclaims equitable ownership of and pecuniary interest in any shares of common stock. Elliott has the power to vote or direct the vote of, and to dispose or direct the disposition of, the shares of common stock beneficially owned by it. Elliott International has the shared power with EICA to vote or direct the vote of, and to dispose or direct the disposition of, the shares of common stock owned by Elliott International. The business address of these entities is 712 Fifth Avenue, 36th Floor, New York, NY 10019.
(6)	These shares are held by STC Investment Holdings LLC, the business address of which is 152 West 57th Street, New York, New York, 10019. Stone Tower Operating LP is the managing member of STC Investment Holdings LLC. Stone Tower Operating LP is ultimately controlled by Michael J. Levitt through Stone Tower Capital LLC. Mr. Levitt is the Chairman and Chief Investment Officer of Stone Tower Capital LLC and may be considered to have beneficial ownership of STC Investment Holdings LLC’s interests in AAMAC. Mr. Levitt may be deemed to have voting and dispositive control with respect to the securities owned by STC Investment Holdings LLC. Mr. Levitt disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a code of ethics that applies to the executive officers, directors and employees of the Company, its subsidiaries and its controlled affiliates. The code of ethics, which is posted on the Company’s website, includes policies and procedures relating to the review and approval of material related party transactions and business or professional relationships.

Credit Suisse Membership Interest and Repurchase

In July 2007, Credit Suisse First Boston Next Fund, Inc., referred to herein as Credit Suisse, purchased a 33.33% membership interest in GAG, LLC pursuant to a purchase and sale agreement. On May 13, 2009, the other GAG, LLC equity holders, Messrs. Andrew Gumaer and Harvey M. Yellen, purchased Credit Suisse’s equity interest in Great American pursuant to individual purchase and sale agreements, and such purchase and sale agreements were amended on July 8, 2009 and July 28, 2009. As consideration for the purchase of equity interests, each of Messrs. Gumaer and Yellen issued a promissory note in the amount of $8,450,000 (subject to certain adjustments) to Credit Suisse. The purchase and sale agreements provide for additional consideration in the event GAG, LLC is sold, providing Credit Suisse with potential additional consideration equivalent to one-third of (1) the unrestricted cash and cash equivalents held by GAG, LLC as of the date of the sale, net of any expenses, including taxes, associated therewith, (2) any cash payment paid by an acquiror to Messrs. Gumaer and Yellen for purposes of satisfying a working capital upward adjustment in connection with a sale, net of any expenses, including taxes, associated therewith, and (3) any cash proceeds received by Messrs. Gumaer and Yellen in consideration of any sale of securities of such acquiror by either of them to any other person after the consummation of a sale of GAG, LLC, net of any expenses, including taxes, associated therewith; provided, however, that for purposes of determining any amount owed to Credit Suisse under clause (3), the pre-tax, cash proceeds from any sale of securities of such acquiror by Messrs. Gumaer and Yellen is subject to a cap equal to $3.18 per share and is limited to the stock consideration received by each of Messrs. Gumaer and Yellen at the closing of the Acquisition. The Acquisition qualifies as a sale of GAG, LLC under the purchase and sale agreements with Credit Suisse. The promissory notes are each secured by a pledge of the interests in GAG, LLC purchased by Messrs. Gumaer and Yellen from Credit Suisse, and by a pledge of the unsecured promissory notes from GAG, Inc. to each of Messrs. Gumaer and Yellen. To date, each of Messrs. Gumaer and Yellen have paid approximately $3,750,000 of the principal balance of their respective notes to Credit Suisse.

Credit Agreement with Credit Suisse Affiliate

In October 2008, Great American and one of its subsidiaries entered into a credit agreement with Credit Suisse Cayman Islands Branch and Credit Suisse Loan Funding, LLC, affiliates of Credit Suisse. Great American’s subsidiary borrowed approximately $24,000,000 under a term loan and issued letters of credit to finance guarantees and engagement expenses in connection with two separate retail liquidation engagements. Borrowings under the credit agreement bore interest at a rate of 11% per annum plus a share of transaction profits. Amounts borrowed under this credit facility were repaid in full in December 2008, including interest and interest participation payments of approximately $1.9 million and the letters of credit expired in April 2009.

Promissory Notes

In connection with the consummation of the Acquisition, the Company issued a subordinated, unsecured promissory note in favor of the Contribution Consideration Recipients as part of the consideration for the Contribution. The note was issued in an aggregate principal amount of approximately $55.6 million (which is $60.0 million less approximately $4.4 million, the amount of the payments made from AAMAC’s trust account to the Contribution Consideration Recipients in connection with the consummation of the Acquisition in accordance with the Purchase Agreement). The note has a five-year maturity and bears interest at a rate of 12% per annum. Commencing on October 31, 2009, interest on the note is payable quarterly in arrears on January 31st, April 30th, July 31st, and October 31st of each year. One-fifth of the principal amount of the note, including any accrued and unpaid interest thereon, will be payable on each anniversary of the date of issuance of the note through the fifth anniversary thereof. In August 2009, the note was replaced with separate subordinated unsecured promissory notes issued in favor of each of the Contribution Consideration Recipients. The material terms of the individual notes are the same as the original note.

Purchase Agreement Working Capital Adjustment

In connection with the consummation of the Acquisition, Andrew Gumaer and Harvey M. Yellen, the former members of GAG, LLC, were entitled to receive additional cash from the Company to the extent there was an upward working capital adjustment in accordance with the Purchase Agreement. A payment of approximately $12.9 million was made by the Company to Messrs. Gumaer and Yellen in September 2009 based on the working capital of GAG, LLC as of the closing date of the Acquisition in accordance with the Purchase Agreement.

Phantom Equityholder Amendment Agreements and Releases

Pursuant to their participation in the Great American Group, LLC Phantom Equity Plan (f/k/a the Pride Capital Group, LLC Phantom Stock Plan), referred to herein as the Phantom Equity Plan, each of Messrs. Scott Carpenter, Paul Erickson, Lester Friedman, Tom Pabst, Mark Weitz and Brian Yellen, collectively referred to herein as the Phantom Equityholders, were entitled to receive their respective pro rata shares of 32% of the net sales price of GAG, LLC in the event GAG, LLC was sold. In July 2009, each of the Phantom Equityholders entered into an Amendment Agreement and Release with GAG, LLC. Pursuant to the terms of the Amendment Agreement and Releases, each Phantom Equityholder is entitled to a reduced interest in the total consideration received by the Great American Members upon a qualifying sale of GAG, LLC, as specified in the Phantom Equity Plan. The consideration received by each Phantom Equityholder in connection with the Acquisition is as follows:

Phantom Equity-holder	Cash at Closing(3)	Consideration (in the form of Promissory Notes)(4)	Closing Shares (Common Stock of the Company)(5)	Contingent Stock Payment (Common Stock of the Company(6)

Scott Carpenter	$131,493	$1,668,506.70	273,727	129,107

Paul Erickson	$124,188	$1,575,811.88	270,795	128,507

Lester Friedman	$116,882	$1,483,117.07	247,332	123,703

Thomas E. Pabst	$120,535	$1,529,464.48	268,839	128,507

Mark Weitz(1)	$116,882	$1,483,117.07	289,368	128,507

Brian Yellen(2)	$69,399	$880,600.76	89,939	60,050

(1)	Mr. Weitz is the brother-in-law of Andrew Gumaer, a director and the Chief Executive Officer of GAG, Inc.
(2)	Mr. Yellen is the son of Harvey M. Yellen, the President and Vice Chairman of GAG, Inc.
(3)	Payments made from AAMAC’s trust account to the Phantom Equityholders in connection with the consummation of the Acquisition in accordance with the Purchase Agreement
(4)	Consideration paid at closing the form of promissory notes issued by the Company. For additional information, see “—Promissory Notes” above.
(5)	The closing shares are subject to a working capital purchase price adjustment, the indemnification escrow (approximately 12.5%) and vesting over an 18-month period following the Acquisition. See “—Lock-Up Agreements” below.
(6)	The Phantom Equityholders are eligible to receive a number of shares up to the amounts listed in this column.

Registration Rights Agreement

In connection with the consummation of the Acquisition, the Company entered into that certain Registration Rights Agreement, dated as of July 31, 2009 (the “Registration Rights Agreement”), with the Contribution Consideration Recipients and the AAMAC Founders. Pursuant to the Registration Rights Agreement, the Contribution Consideration Recipients and the AAMAC Founders are entitled to registration rights, subject to certain limitations, with respect to the Company’s common stock they received in the Acquisition. The holders of a majority in interest of the Company’s common stock held by each of the Contribution Consideration Recipients and the AAMAC Founders are entitled to require the Company, on one occasion each, to register, under the Securities Act, the shares of common stock they received in consideration for the Acquisition as well as any securities issued in place of or as a dividend or distribution on such common stock (the “Demand Registration Rights”). The majority in interest of each of the Contribution Consideration Recipients and the AAMAC Founders may elect to exercise Demand Registration Rights at any time after January 17, 2010, the six-month anniversary following the date of effectiveness of the registration statement on Form S-4, as amended, filed by the Company with the SEC in connection with the Acquisition, so long as the estimated market value of the shares of common stock to be registered is at least $500,000. In addition, the Contribution Consideration Recipients and the AAMAC Founders have certain “piggyback” registration rights on registration statements filed after the Company consummates the Acquisition. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Escrow Agreements

In connection with the consummation of the Acquisition, GAG, Inc. entered into that certain Escrow Agreement, dated as of July 31, 2009 (the “Escrow Agreement”), with GAG, LLC, the Great American Members and Continental Stock Transfer & Trust Company, as escrow agent, to provide a fund (a) to secure the indemnification obligations of Great American to AAMAC against losses that the Company, as the surviving entity of the Acquisition, may sustain as a result of (i) the inaccuracy or breach of any representation or warranty made by Great American in the Purchase Agreement or any schedule or certificate delivered by Great American in connection with the Purchase Agreement and (ii) the non-fulfillment or breach of any covenant or agreement made by Great American in the Purchase Agreement, (b) to offset against any working capital shortfall pursuant to the Purchase Agreement or (c) to offset against any inventory amount shortfall (together with the claims set forth in clauses (a) and (b), the “Escrow Claims”). Pursuant to the Escrow Agreement, the Great American Members placed in escrow an aggregate of 1,500,000 shares of the Company’s common stock (the “Escrowed Indemnification Stock”).

The first 600,000 shares of the Escrowed Indemnification Stock will be released from escrow on the day that is the 30th day after the date the Company files its annual report on Form 10-K for the year ending December 31, 2009 with the SEC (the “First Escrow Release Date”), less portion of the shares applied in satisfaction of, or reserved with respect to the Escrow Claims, if any. However, with respect to any Escrow Claim made with respect to clause (c) in the previous sentence, the maximum number of shares of the Company’s common stock that may be applied in satisfaction of such claim is 1,320,000, and provided that no such Escrow Claim shall be made prior to the date that all of the specified inventory assets of Great American are sold. The remaining Escrowed Indemnification Stock shall be released on the day that is the 30th day after the date the Company files its annual report on Form 10-K for the year ended December 31, 2010 with the SEC (the “Final Escrow Release Date”), less that portion of the shares applied in satisfaction of or reserved with respect to Escrow Claims. With respect to any Escrow Claims properly and timely delivered pursuant to the Purchase Agreement that remain unresolved at the time of the First Escrow Release Date or the Final Escrow Release Date, a portion of the Escrowed Indemnification Stock will remain in escrow until such claims are resolved, at which time the remaining Escrowed Indemnification Stock shall be promptly returned to the Contribution Consideration Recipients.

Lock-Up Agreements

In connection with the consummation of the Acquisition, each of the Contribution Consideration Recipients entered into a lock-up agreement with the Company (collectively, the “Lock-Up Agreements”) pursuant to which 50% of the Company’s common stock received by the Contribution Consideration Recipients pursuant to the Acquisition will be released (or issued, as applicable) from the lock-up on the date that is six months following the closing of the Acquisition, an additional 25% of the Company’s common stock received by the Contribution Consideration Recipients shall be released on the date that is twelve months following the closing of the Acquisition, and the remaining 25% of the Company’s common stock received by the Contribution Consideration Recipients shall be released on the date that is eighteen months following the closing of the Acquisition.

Letter Agreement with AAMAC Founders

Pursuant to that certain letter agreement, dated as of May 14, 2009 (the “Letter Agreement”), as amended on July 8, 2009 (the “July 8 Amendment”), and as further amended on July 28, 2009 (the “July 28 Amendment” and, together with the July 2 Amendment, the “Letter Agreement Amendments”), by and among GAG, Inc., the AAMAC Founders, AAMAC and GAG, LLC, the AAMAC Founders agreed to cancel 7,850,000 shares of their AAMAC common stock before the consummation of the Acquisition and to cancel 2,500,000 shares of the Company’s common stock that they received in exchange for their AAMAC common stock. The AAMAC Founders also agreed that 1,500,000 shares of the Company’s common stock that they received in exchange for their AAMAC shares, which were deposited into escrow in connection with AAMAC’s initial public offering, will continue to be held in escrow and subject to the restrictions on voting and disbursements for a period of one year from the closing of the Acquisition. Moreover, the AAMAC Founders also agreed that 1,000,000 of their shares of the Company’s common stock will continue to be held in escrow until Great American’s achievement of any one of the Adjusted EBITDA targets described in the Purchase Agreement. These shares will be forfeited and cancelled if GAG, LLC fails to achieve any of the Adjusted EBITDA targets.

Loans to Executives

In June 2006 and March 2007, GAG, LLC made individual interest-free loans to Mr. Andrew Gumaer in the amounts of $100,000 and $90,000, respectively. The balance on both loans was repaid by Mr.  Gumaer to GAG, LLC in May 2009.

Weitz Termination Agreement

GAG, LLC entered into an Agreement Regarding Termination of Employment with Mr. Mark Weitz in July 2005, referred to herein as the Weitz Termination Agreement. Under the terms of the Weitz Termination Agreement, Mr. Weitz was entitled to receive a termination payment in the amount of $1,000,000 in the event he was terminated by GAG, LLC without cause or if he resigned due to any unreasonable adverse change made by GAG, LLC to his working conditions. The Weitz Termination Agreement was terminated and superseded in its entirety by the Amendment Agreement and Release entered into by and between GAG, LLC and Mr. Weitz in July 2009. For additional information, see “—Phantom Equityholder Amendment Agreements and Releases” above.

DESCRIPTION OF SECURITIES

The following description summarizes the material terms of the Company’s securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to the Company’s certificate of incorporation and bylaws which are filed as exhibits to the Company’s registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

General

The Company’s authorized capital stock consists of 135,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

Common Stock

As of September 15, 2009, the Company had 29,906,626 shares of common stock outstanding. Assuming all Old Warrants are exchange for New Warrants in the Exchange Offer, the Company may issue up to 46,025,000 shares of common stock upon the exercise of the New Warrants.

Holders of common stock have exclusive voting rights for the election of Company directors and all other matters requiring stockholder action, except with respect to amendments to the Company’s certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Stockholders of the Company may not act by written consent.

The Company stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. Stockholders of the Company are entitled to receive such dividends, if any, as may be declared from time to time by the Company board of directors in its discretion out of funds legally available therefor.

The Company’s board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The Company’s certificate of incorporation authorizes the issuance of 10,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by its board of directors. No shares of preferred stock are being issued or registered in connection with the Acquisition.

Accordingly, the board of directors of the Company is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock, in one or more series, each such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, privileges and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be determined by the Company’s board of directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

Warrants

Old Warrants

There are 46,025,000 Old Warrants outstanding and up to 46,025,000 New Warrants may be issued in the Exchange Offer. Any Old Warrants not tendered in the Exchange Offer will be redeemed in connection with the Warrant Redemption on October 29, 2009 at the price of $0.50 each.

Each Old Warrant entitles the registered holder to purchase one share of GAG, Inc. common stock at a price of $7.50 per share, subject to adjustment as discussed below. However, pursuant to the Warrant Amendment, the Old Warrants are not exercisable until October 30, 2009. The Old Warrants would expire on July 31, 2012 but are required to be redeemed on or prior to October 29, 2009.

The Old Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. You should review a copy of Old Warrant Agreement and the Warrant Amendment, which are filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the Old Warrants.

The Old Warrants held by the former AAMAC sponsors are identical to the Old Warrants except that the sponsor warrants are subject to certain transfer restrictions. The former AAMAC sponsors have agreed not to sell or otherwise transfer any of the sponsor warrants until the date that is 30 days after the date of the Acquisition; provided however that the transfers can be made to permitted transferees who agree in writing to be bound by such transfer restrictions. For so long as the sponsor warrants are subject to such transfer restrictions, they will be held in an escrow account maintained by Continental Stock Transfer & Trust Company. The former AAMAC sponsors have agreed to participate in the Exchange Offer or the Warrant Redemption in accordance with holders of a majority in interest of the Old Warrants (excluding the Old Warrants held by the former AAMAC sponsors).

If, after review of this prospectus, a holder of Old Warrants decides not to participate in the Exchange Offer, or if the Exchange Offer does not occur for any reason prior to October 29, 2009, such holder’s Old Warrants will be redeemed in connection with the Warrant Redemption at the price of $0.50 each. While the Exchange Offer is open, holders of Old Warrants have the option to either participate in the Exchange Offer or not participate in the Exchange Offer and have their existing Old Warrants redeemed pursuant to the Warrant Redemption. If the Exchange Offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of the New Warrants.

New Warrants

Each New Warrant will be exercisable for one share of Company common stock at a price of $11.00 per share, subject to adjustment as discussed below, at any time commencing on the date the Exchange Offer is consummated. However, the New Warrants will be exercisable only if a registration statement relating to the common stock issuable upon exercise of the New Warrants is effective and current. The New Warrants will expire on November 15, 2012, at 5:00 p.m., New York time.

The New Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. You should review a copy of the form of New Warrant Agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the New Warrants.

The exercise price and number of shares of common stock issuable on exercise of the New Warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split or the Company’s recapitalization, reorganization, merger or consolidation.

The New Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to the Company, for the number of shares issuable upon exercise of the warrant. In no event may the warrants be net cash settled. Warrantholders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No New Warrants will be exercisable and the Company will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such New Warrant, a prospectus relating to the common stock issuable upon exercise of the New Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws. Under the terms of the New Warrant Agreement, the Company will agree to use its commercially reasonable efforts to meet these conditions until the expiration of the New Warrants. However, the Company cannot assure you that it will be able to do so and, if there is not a current prospectus relating to the common stock issuable upon exercise of the New Warrants, holders will be unable to exercise their New Warrants and the Company will not be required to settle any such warrant exercise. If a prospectus relating to the common stock issuable upon the exercise of the New Warrants is not current or if the common stock is not qualified or exempt under the securities laws, the New Warrants may have no value, the market for the New Warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the New Warrants. If a holder exercises New Warrants and would be entitled to receive a fractional interest of a share, the Company will pay to the holder in cash the fair market value of such fractional share.

Registration Rights

In connection with the Acquisition, the Company entered into a registration rights agreement with the members of GAG, LLC, the Phantom Equityholders and the AAMAC Founders pursuant to which the Company granted rights to register the shares of common stock acquired by the parties thereto pursuant to the consummation of the Acquisition. See “Certain Relationships and Related Transactions—Registration Rights Agreement.”

Section 203 of the Delaware Corporation Law

The Company is subject to the provisions of Section 203 of the DGCL. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

The provisions of Section 203 of the DGCL could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire the Company.

Effect of Certain Provisions of the Company’s Certificate of Incorporation and Bylaws

Certain provisions of the Company’s certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company’s common stock. The Company’s certificate of incorporation establishes a three-class staggered board of directors, with only one class being elected each year. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. The amendment of any of these provisions would require approval by holders of at least a majority of the Company’s outstanding common stock.

Limitation of Liability

The Company’s certificate of incorporation limits the liability of its directors and officers for any liability arising from an action to which such persons were party by reason of the fact that they were serving the Company or another enterprise at its request to the fullest extent permitted by Section 145 of the DGCL.

The first paragraph of Article Eight of the Company’s certificate of incorporation provides:

“The Corporation shall indemnify and advance expenses to each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify and advance expenses to any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.”

The Company’s bylaws further provide that any indemnification shall be made by the Company in connection with a proceeding (or part thereof) initiated by a director or officer with a right to indemnification only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Company.

Pursuant to the Company’s bylaws, the directors and officers of the Company shall, to the fullest extent not prohibited by law, also have the right to receive from the Company an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses.

Pursuant to the Company’s certificate of incorporation, the Company may also maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under the DGCL.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and the warrant agent for the Old Warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. Continental Stock Transfer & Trust Company will also serve as the warrant agent for the New Warrants.

PLAN OF DISTRIBUTION

If you wish to exchange your Old Warrants in the Exchange Offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Exchanging” in this prospectus and in the letter of transmittal. Each broker-dealer that receives New Warrants for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Warrants. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Warrants received in exchange for Old Warrants where such Old Warrants were acquired as a result of market-making activities or other trading activities. Any broker-dealer that resells New Warrants that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Warrants may be deemed to be an “underwriter” within the meaning of the securities laws and any profit of any such resale of New Warrants and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the securities laws.

We will pay all expenses incident to the Exchange Offer. We will not receive any proceeds from any sale of New Warrants. New Warrants received by warrantholders in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Warrants or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices.

Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Warrants must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, until [            ], 2009, all dealers effecting transactions in the New Warrants may be required to deliver a prospectus. For a period of 90 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have not entered into any arrangement or understanding with any person to distribute the New Warrants to be received in the Exchange Offer.

If a warrantholder desires to exercise its New Warrants, such warrantholder must deliver to the Company notice of its intent to exercise. Such notice must be accompanied by the purchase price for the common shares to be purchased in such exercise and such warrantholder must surrender such New Warrants. Following the Company’s receipt of the notice, the aggregate exercise price and the surrendered New Warrants, the Company will instruct the warrant agent to issue to the warrantholder the shares of common stock as specified in such notice. The New Warrants will not be exercisable and the Company will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such New Warrant, a prospectus relating to the common stock issuable upon exercise of the New Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California.

EXPERTS

The audited financial statements of Great American Group, Inc. (a development stage company) as of June 30, 2009, and for the period from May 7, 2009 (inception) through June 30, 2009, included in this prospectus have been so included in reliance on the report of Marcum LLP (formerly Marcum & Kliegman LLP), an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The audited financial statements of Great American Group, LLC as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, included in this prospectus have been so included in reliance on the report of Marcum LLP (formerly Marcum & Kliegman LLP), an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to the Company and its securities, you should refer to the registration statement and to its exhibits.

Whenever reference is made in this prospectus to any of the Company’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including the Company’s registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this prospectus or if you have questions about the Exchange Offer, you should contact the Information Agent by telephone or in writing:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Warrantholders, please call: (800) 607-0088

Banks and brokerage firms, please call: (800) 662-5200

INDEX TO FINANCIAL STATEMENTS

Page

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY
(a development stage company)

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet at June 30, 2009	F-3

Consolidated Statement of Operations for the period from May 7, 2009 (inception) through June 30, 2009	F-4

Consolidated Statement of Changes in Stockholder’s Deficiency for the period from May 7, 2009 (inception) through June 30, 2009	F-5

Consolidated Statement of Cash Flows for the period from May 7, 2009 (inception) through June 30, 2009	F-6

Notes to Consolidated Financial Statements	F-7

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm	F-16

Consolidated Balance Sheets at June 30, 2009 (Unaudited) and December 31, 2008 and 2007	F-17

Consolidated Statements of Operations for the six months ended June 30, 2009 and 2008 (Unaudited) and for the years ended December 31, 2008, 2007 and 2006	F-18

Consolidated Statement of Members’ Equity for the years ended December 31, 2008, 2007 and 2006 and for the six months ended June 30, 2009 (Unaudited)	F-19

Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008 (Unaudited) and for the years ended December 31, 2008, 2007 and 2006	F-20

Notes to Consolidated Financial Statements	F-21

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Great American Group, Inc.

We have audited the accompanying consolidated balance sheet of Great American Group, Inc. and Subsidiary (a development stage company) (the “Company”), as of June 30, 2009 and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the period from May 7, 2009 (inception) through June 30, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great American Group, Inc. and Subsidiary (a development stage company) as of June 30, 2009, and the results of its operations and its cash flows for the period from May 7, 2009 (inception) through June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Marcum LLP

New York, New York

September 21, 2009

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

CONSOLIDATED BALANCE SHEET

JUNE 30, 2009

ASSETS

Currents assets
Cash	$100

Total assets	$100

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

Current liabilities:
Accrued expenses	$5,000

Total Current Liabilities	5,000

Commitments and contingencies
Stockholders’ Deficiency:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued
Common stock, $0.0001 par value; 135,000,000 shares authorized; 100 shares issued and outstanding	—
Additional paid-in capital	100
Deficit accumulated during development stage	(5,000)

Total stockholders’ deficiency	(4,900)

Total liabilities and stockholders’ deficiency	$100

The accompanying Notes are an integral part of these Consolidated Financial Statements.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MAY 7, 2009 (INCEPTION) THROUGH JUNE 30, 2009

Formation and operating costs	$(5,000)

Loss from operations	(5,000)

Net loss	$(5,000)

Weighted average number of common share outstanding - basic and diluted	100

Basic and diluted net loss per share	$(50)

The accompanying Notes are an integral part of these Consolidated Financial Statements.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

FOR THE PERIOD FROM MAY 7, 2009 (INCEPTION) THROUGH JUNE 30, 2009

	Common Stock		Additional paid-in	Deficit Accumulated During Development	Total Stockholder’s
	Shares	Amount	capital	Stage	Deficiency
Balance, May 7, 2009 (inception)	—	$—	$—	$—	$—
Issuance of stock to initial stockholder - 100 shares at $1.00 per share	100	—	100	—	100
Net loss for the period from May 7, 2009 (inception) through June 30, 2009	—	—	—	(5,000)	(5,000)

Balance, June 30, 2009	100	$—	$100	$(5,000)	$(4,900)

The accompanying Note are an integral part of these Consolidated Financial Statements.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 7, 2009 (INCEPTION) THROUGH JUNE 30, 2009

Cash flows from operating activities:
Net Loss	$(5,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Increase (Decrease) in liabilities:
Accrued expenses	5,000

Net cash provided by (used in) operating activities	—

Cash flows from financing activities:
Proceeds from issuance of common stock to initial stockholder	100

Net cash provided by financing activities	100

Net increase in cash	100
Cash at beginning of period	—

Cash at end of period	$100

The accompanying Notes are an integral part of these Consolidated Financial Statements.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Great American Group, Inc. (a development stage company) (the “Company”), was incorporated under the laws of the state of Delaware on May 7, 2009. The Company was formed as a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp. (“AAMAC”), for the purpose of effecting the merger of AAMAC with the Company’s wholly-owned subsidiary, AAMAC Merger Sub, Inc. (“Merger Sub”), and its acquisition of Great American Group, LLC (“GAG, LLC”), a California limited liability company, all as more fully described in Note 2. For the period from May 7, 2009 (Inception) through June 30, 2009, the activities of the Company were limited to its organization, the preparation of a registration statement and other matters related to the merger between AAMAC and Merger Sub and the Company’s acquisition of GAG, LLC. At June 30, 2009, the Company and Merger Sub were each a “shell company” that conducted no business operations and did not own or lease any real estate or other property. The Company has selected December 31 as its fiscal year end.

On July 31, 2009, the members of GAG, LLC (the “Great American Members”) contributed all of their membership interests of GAG, LLC to the Company (the “Contribution”) in exchange for 10,560,000 shares of common stock of the Company’s common stock and consideration in the form of a subordinated unsecured promissory note (the “Note”) issued in favor of the Great American Members and the phantom equityholders of GAG, LLC (the “Phantom Equityholders”, and together with the Great American Members, the “Contribution Consideration Recipients”). The Note was issued in an aggregate principal amount of $55,616,890 which is $60,000,000 less $4,383,110, the amount of the payments made from AAMAC’s trust account to the Contribution Consideration Recipients in connection with the consummation of the Acquisition in accordance with the Purchase Agreement, as more fully described in Note 2. The Note matures on July 31, 2014 and bears interest at a rate of 12% per annum. Interest on the Note is payable quarterly in arrears on January 31st, April 30th, July 31st, and October 31st of each year, with the first payment due on October 31, 2009. One-fifth of the principal amount of the Note, including any accrued and unpaid interest thereon, will be payable on each anniversary of the date of issuance of the Note through July 31, 2014. On August 28, 2009, the Note was replaced with separate subordinated unsecured promissory notes issued in favor of each of the Contribution Consideration Recipients. The material terms of the individual notes are the same as those of the Note.

Concurrently with the Contribution, AAMAC merged with and into Merger Sub (the “Merger” and, together with the Contribution, the “Acquisition”). As a result of the Acquisition, GAG, LLC and AAMAC became wholly-owned subsidiaries of the Company.

In connection with the Merger, (i) each of the 10,923,313 shares of AAMAC common stock outstanding at the effective time of the Merger were exchanged for 2.0 shares of the Company’s common stock and (ii) each of the 46,025,000 outstanding AAMAC warrants, which were exercisable for one share of AAMAC common stock, were exchanged for a warrant exercisable for one share of the Company’s common stock. The units of AAMAC were separated into the component common stock and warrant, each of which participated in the Acquisition as described in the preceding sentence. Pursuant to that certain letter agreement, dated as of May 14, 2009 (as subsequently amended, the “Letter Agreement”), by and among the Company, AAMAC, GAG, LLC and OHL Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC and AAMAC’s former directors and officers (collectively, the “AAMAC Founders”), the AAMAC Founders agreed to cancel 7,850,000 shares of their AAMAC common stock before the consummation of the Acquisition and to cancel 2,500,000 shares of the Company’s common stock that they received in exchange for their AAMAC common stock. The remaining 2,500,000 shares held by the AAMAC Founders are being held in escrow, of which 1,500,000 shares are subject to restrictions on disbursements for a period of one year from the closing of the Acquisition and the remaining 1,000,000 shares are subject to escrow until GAG, LLC achieves any one of the Adjusted EBITDA targets as discussed below. The 1,000,000 shares, which are subject to voting restrictions while in escrow, will be forfeited and cancelled if GAG, LLC fails to achieve any of the Adjusted EBITDA targets.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The number of shares of common stock of the Company issued and outstanding upon consummation of the Acquisition on July 31, 2009 is summarized as follows:

Number of Shares

AAMAC Public Shares outstanding prior to the Acquisition	41,400,000

AAMAC Founder shares (1)	2,500,000

Total AAMAC shares outstanding prior to the Acquisition	43,900,000

AAMAC shares converted to a pro rata share portion of AAMAC’s trust account (2)	(11,835,425)

AAMAC shares purchased pursuant to stock purchase agreements (3)	(21,141,262)

Total AAMAC shares outstanding immediately prior to the effective time of the Acquisition	10,923,313

Share exchange ratio (2.00 to 1)	2x

Common shares issued in connection with the Acquisition	21,846,626

Common shares issued as purchase consideration to Great American Members	10,560,000

Common shares forfeited by AAMAC Founders in accordance with Letter Agreement	(2,500,000)

Total common shares outstanding at closing, July 31, 2009	29,906,626

(1)	Reflects the cancellation of 7,850,000 shares held by the AAMAC Founders immediately prior to the consummation of the Acquisition.
(2)	Reflects the 11,835,425 AAMAC shares, representing 28.59% of the shares sold in AAMAC’s initial public offering, that were converted into a pro rata portion of the funds in the AAMAC trust account in connection with the consummation of the Acquisition.
(3)	Prior to AAMAC’s stockholder meeting on July 31, 2009, AAMAC entered into stock purchase agreements with several third parties pursuant to which AAMAC agreed to purchase such parties’ AAMAC shares in connection with the Acquisition and such parties agreed to give AAMAC’s management proxies to vote their AAMAC shares in favor of the Acquisition.

The Acquisition also provides for the issuance of (i) 1,440,000 shares of common stock of the Company to the Phantom Equityholders subject to vesting requirements set forth in the Purchase Agreement and (ii) 6,000,000 additional shares of common stock of the Company to the Contribution Consideration Recipients (the “Contingent Stock Consideration”) upon GAG, LLC’s achievement of the Adjusted EBITDA targets as more fully described in Note 2.

As a result of the Acquisition, the former shareholders of AAMAC have an approximate 63% voting interest in the Company and the Great American Members have an approximate 37% voting interest in the Company as of July 31, 2009. The Acquisition will be accounted for as a reverse merger accompanied by a recapitalization of the Company. Under this accounting method, GAG, LLC is considered the acquirer for accounting purposes because it has obtained effective control of the Company and AAMAC as a result of the Acquisition. This determination was primarily based on the following facts: the Great American Members’ retention of a significant minority voting interest in the Company; the Great American Members’ appointment of a majority of the Company’s initial board of directors; GAG, LLC’s operations comprising the ongoing operations of the Company; and GAG, LLC’s senior management service as the senior management of the Company. Under this method of accounting, the recognition and measurement provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations” (“SFAS 141R”) do not apply and therefore, the Company will not recognize any goodwill or other intangible assets based upon fair value or related amortization expense associated with amortizable intangible assets. Instead, the share exchange transaction utilizes the capital structure of the Company with AAMAC surviving as a subsidiary and the assets and liabilities of GAG, LLC are recorded at historical cost.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Because the Acquisition was not consummated on or before June 30, 2009, the accompanying consolidated financial statements and notes reflect only the financial results of Great American Group, Inc. and its subsidiary, unless otherwise indicated.

Management of the Company has evaluated the effects of all subsequent events through September 21, 2009 to determine if events or transactions occurring through such date require potential adjustment or disclosure in the consolidated financial statements.

Fair Value of Financial Instruments

The carrying value of cash and accrued expenses are reasonable estimates of the fair values due to their short-term maturity.

Net Loss Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share.” In accordance with SFAS No. 128, earnings (loss) per common share amounts (“Basic EPS”) is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Earnings (loss) per common share amounts, assuming dilution (“Diluted EPS”), gives effect to dilutive options, warrants, and other potential common stock outstanding during the period. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Statement of Operations. The Company does not have any potentially dilutive instruments outstanding.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Great American Group, Inc. (a development stage company) and its wholly-owned subsidiary, AAMAC Merger Sub, Inc (“Merger Sub”). All significant intercompany balances and transactions have been eliminated in consolidation.

Organization Costs

Organization costs of $5,000 consist of legal and incorporation fees, incurred through the balance sheet date that are related to the formation of the corporation and its wholly-owned subsidiary, and were expensed as incurred.

Income Taxes

On May 7, 2009, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company has identified its federal tax return and its state and city tax returns in New York as “major” tax jurisdictions, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on May 7, 2009 the evaluation was performed for its anticipated filing for the 2009 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. No liability for unrecognized tax benefits was required to be reported at June 30, 2009.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from May 7, 2009 (inception) through June 30, 2009. The Company does not expect its unrecognized tax benefit position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combination (“SFAS 141R”). SFAS 141R changes accounting for acquisitions that close beginning in 2009 in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research & development and restructuring costs. More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard. SFAS 141R promotes greater use of fair values in financial reporting. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. Some of the changes will introduce more volatility into earnings. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008. The adoption of SFAS 141R did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 require disclosures about fair value of financial instruments in interim and annual financial statements. FSP FAS 107-1 and APB 28-1 are effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (“FSP FAS 141R-1”). FSP FAS 141R-1 amends SFAS No. 141R regarding the initial recognition and measurement of contingencies acquired or assumed in a business combination. FSP FAS 141R-1 requires recognition at fair value of such contingencies if the acquisition-date fair value can be determined during the measurement period. FSP FAS 141R-1 became effective for us for contingent assets and liabilities arising from business combinations with acquisition dates on or after January 1, 2009. The adoption of FSP FAS 141R-1 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FASB Staff Position No. 157-4 (“FSP FAS 157-4”), which provides additional guidance in accordance with FASB No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability has significantly decreased. FSP FAS 157-4 shall be effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this staff position did not have a material impact on the Company’s consolidated financial position or results of operations.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 requires disclosure of the date through which subsequent events have been evaluated and whether that date represents the date the financial statements were issued or were available to be issued. The Company adopted SFAS No. 165, and in connection therewith, evaluated the subsequent events through September 21, 2009.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”). SFAS No. 167 amends FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”) to replace a quantitative analysis with a qualitative analysis of interests in variable interest entities for the purpose of determining the primary beneficiary of a variable interest entity. SFAS No. 167 also requires companies to more frequently assess whether they must consolidate a variable interest entity. The provisions of SFAS No. 167 will be effective for the Company on January 1, 2010. The Company is currently evaluating the impact of SFAS No. 167 on its consolidated financial statements, however, the Company’s management does not expect the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“SFAS No. 168”). SFAS No. 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”) and establishes The FASB Accounting Standards Codification as the source of authoritative GAAP recognized by the FASB. SFAS No. 168 will be effective for the Company’s quarter ending September 30, 2009. SFAS No. 168 does not change GAAP and the Company’s adoption of SFAS No. 168 will not have a material impact on our consolidated financial statements.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2—ACQUISITION

On May 14, 2009, the Company entered into an Agreement and Plan of Reorganization, which was subsequently amended by Amendment No. 1 to Agreement and Plan of Reorganization dated as of May 29, 2009, Amendment No. 2 to Agreement and Plan of Reorganization dated as of July 8, 2009, and Amendment No. 3 to Agreement and Plan of Reorganization dated as of July 29, 2009 (as amended, the “Purchase Agreement”), with AAMAC, Merger Sub, the Great American Members and the representative of Great American Members. Pursuant to the terms of the Purchase Agreement, the Acquisition was consummated on July 31, 2009 and the Great American Members contributed all of their membership interests of GAG, LLC to the Company in exchange for 10,560,000 shares of common stock of the Company and consideration in the form of the Note. Concurrently with the Contribution, AAMAC merged with and into Merger Sub and GAG, LLC and AAMAC became wholly-owned subsidiaries of the Company.

In connection with the Merger, (i) each of the 10,923,313 shares of AAMAC common stock which were outstanding immediately prior to the effective time of the Acquisition were exchanged for 2.0 shares of the Company’s common stock and (ii) each of the 46,025,000 outstanding AAMAC warrants, which were exercisable for one share of AAMAC common stock, were exchanged for a warrant exercisable for one share of the Company’s common stock. The units of AAMAC were separated into the component common stock and warrant, each of which participated in the Acquisition as described in the preceding sentence. Pursuant to the Letter Agreement, the AAMAC Founders agreed to cancel 7,850,000 shares of their 10,350,000 shares of AAMAC common stock before the consummation of the Acquisition and to cancel 2,500,000 shares of the Company’s common stock that they received in exchange for their AAMAC common stock. In accordance with the Letter Agreement, of the 2,500,000 shares of the Company’s common stock the AAMAC Founders received in exchange for their AAMAC shares, 1,500,000 of such shares are being held in escrow and subject to restrictions on disbursements for a period of one year from the closing of the Acquisition and the remaining 1,000,000 of such shares will continue to be held in escrow until GAG, LLC’s achievement of any one of the Adjusted EBITDA targets discussed below. The 1,000,000 shares, which are subject to voting restrictions while in escrow, will be forfeited and cancelled if GAG, LLC fails to achieve any of the Adjusted EBITDA targets discussed below.

The Purchase Agreement provides for the issuance of 1,440,000 shares of common stock of the Company to the Phantom Equityholders pursuant to vesting provisions as follows: 50% vesting in six months, 25% vesting in twelve months and the remaining 25% vesting in eighteen months from the closing date of the Acquisition.

The Purchase Agreement also provides for the issuance of 6,000,000 additional shares of common stock (the “Contingent Stock Consideration”) to the Contribution Consideration Recipients as follows: (a) in the event GAG, LLC achieves any one of (i) $45,000,000 in Adjusted EBITDA (as defined in the Purchase Agreement) for the 12 months ending December 31, 2009, (ii) $47,500,000 in Adjusted EBITDA for the 12 months ending March 31, 2010, or (iii) $50,000,000 in Adjusted EBITDA for the 12 months ending June 30, 2010, the Company will be obligated to issue to the Contribution Consideration Recipients 2,000,000 shares of the Contingent Stock Consideration; (b) in the event GAG, LLC achieves $55,000,000 in Adjusted EBITDA (as defined in the Purchase Agreement) for the fiscal year ending December 31, 2010, then the Company will be obligated to issue to the Contribution Consideration Recipients 2,000,000 shares of the Contingent Stock Consideration; and (c) in the event GAG, LLC achieves $65,000,000 in Adjusted EBITDA (as defined in the Purchase Agreement) for the fiscal year ending December 31, 2011, then the Company will be obligated to issue to the Contribution Consideration Recipients 2,000,000 shares of the Contingent Stock Consideration; provided, however, that if the Company does not achieve the December 31, 2010 Adjusted EBITDA target but does achieve the December 31, 2011 Adjusted EBITDA target, then the Company will be obligated to issue to the Contribution Consideration Recipients 4,000,000 shares of the Contingent Stock Consideration. The Company’s issuance of Contingent Stock Consideration will be in accordance with the vesting schedule described below and in accordance with the Purchase Agreement.

The Contingent Stock Consideration will be issued to each of the Contribution Consideration Recipients to the extent earned and with respect to the applicable target period, in three equal installments, beginning on the first anniversary of the closing of the Acquisition and issuable on each anniversary of the closing of the Acquisition thereafter in accordance with the Purchase Agreement.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Great American Members received from GAG, LLC, promptly following the closing date of the Acquisition, distributions of the unrestricted cash and cash equivalents held by GAG, LLC (after giving effect to the repayment of certain debt obligations of GAG, LLC in an outstanding principal amount of $2,985,000) of approximately $18,815,000 and an additional cash distribution to the Great American Members of approximately $12,921,000 which represents the amount by which the final adjusted working capital of GAG, LLC, as defined therein, was greater than $6,000,000 at the closing of the Acquisition.

In connection with the consummation of the Acquisition, the Company entered into that certain Escrow Agreement, dated as of July 31, 2009 (the “Escrow Agreement”), with GAG, LLC, the Great American Members and an escrow agent to provide a fund for, among other things, breaches of representations and warranties of GAG, LLC to AAMAC, to offset against any working capital shortfall in accordance with the Purchase Agreement, and to offset against any inventory amount shortfall (collectively the “Escrow Claims”). Pursuant to the Escrow Agreement, the Contribution Consideration Recipients placed in escrow an aggregate of 1,500,000 shares of the Company’s common stock (the “Escrowed Indemnification Stock”).

The first 600,000 shares of the Escrowed Indemnification Stock will be released from escrow on the day that is the 30th day after the date the Company files its annual report on Form 10-K for the year ending December 31, 2009 with the SEC (the “First Escrow Release Date”), less that portion of the shares applied in satisfaction of, or reserved with respect to, the Escrow Claims, if any. The remaining Escrowed Indemnification Stock shall be released on the day that is the 30th day after the date the Company files its annual report on Form 10-K for the year ended December 31, 2010 with the SEC (the “Final Escrow Release Date”), less that portion of the shares applied in satisfaction of, or reserved with respect to, Escrow Claims. In the event there are any Escrow Claims properly and timely delivered pursuant to the Purchase Agreement that remain unresolved at the time of the First Escrow Release Date or the Final Escrow Release Date, a portion of the Escrowed Indemnification Stock will remain in escrow until such claims are resolved, at which time the remaining Escrowed Indemnification Stock shall be promptly returned to the Contribution Consideration Recipients.

In connection with the consummation of the Acquisition, AAMAC entered into an amendment to the Amended and Restated Warrant Agreement (the “Warrant Agreement”) to amend the terms of the Warrant Agreement governing the AAMAC warrants exercisable for shares of AAMAC common stock in order to (i) require the redemption of all of the outstanding warrants, including those held by the former AAMAC sponsors, at a price of $0.50 per warrant on or prior to October 29, 2009 (the “Warrant Redemption”), (ii) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to October 30, 2009 and (iii) preclude any adjustment of the warrants as a result of the Acquisition ((i), (ii), and (iii) collectively, the “Warrant Amendment”). The Warrant Agreement, together with the Warrant Amendment, governs the 46,025,000 outstanding warrants of the Company issued in exchange for AAMAC warrants in connection with the Acquisition. $23,012,500 of the funds received from AAMAC in connection with the Acquisition was deposited in a separate account with the transfer agent pending consummation of the Warrant Redemption.

On July 31, 2009, $407,785,575 was held in AAMAC’s trust account. Upon consummation of the Acquisition, the funds were disbursed as follows: $116,577,671 to stockholders who voted against the transaction and elected to convert their shares to a pro rata portion of the AAMAC trust account (approximately $9.85 per share) and $208,834,228 to the third parties who entered into stock purchase agreements with AAMAC pursuant to which AAMAC agreed to purchase such parties’ AAMAC shares in connection with the Acquisition and such third parties agreed to give AAMAC’s management proxies to vote such shares in favor of the Acquisition. The remaining $82,373,676 from AAMAC’s trust account and $451,031 of operating funds held by AAMAC (totaling $82,824,707) were received by the Company upon consummation of the Acquisition. Of this amount, $10,476,332 was used to pay expenses and certain investment banking fees associated with the transaction and $4,383,110 was distributed to the Contribution Consideration Recipients as a closing payment (which reduced the principal amount of the Note from $60,000,000 to $55,616,890), and $23,012,500 was deposited in a separate account with the transfer agent pending consummation of the Warrant Redemption, resulting in net proceeds to the Company of $44,952,765. The net proceeds received by the Company are expected to be used for general working capital purposes of the Company and GAG, LLC.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

NOTE 4—COMMON STOCK

The Company is authorized to issue 135,000,000 shares of common stock. On May 7, 2009, the Company issued 100 shares of common stock to AAMAC, its initial stockholder, for $100 in cash, at a purchase price of $1.00 per share. As more fully discussed in Note 1, as of the closing date of the Acquisition on July 31, 2009, the Company had 29,906,626 shares of common stock outstanding.

NOTE 5—SUBSEQUENT EVENT

On July 8, 2009, the Purchase Agreement was amended to provide for a reduction in the purchase price and to increase the exchange offer whereby the Company will exchange 1.23 shares of common stock for each share of AAMAC common stock upon closing the Acquisition. The purchase price was reduced to 12,000,000 in shares of stock, $60,000,000 in cash, payable at closing, and contingent consideration of up to 6,000,000 shares and $10,000,000 in cash. On July 28, 2009, the Purchase Agreement was further amended to provide for a reduction in the purchase price to the issuance of the Note in lieu of cash at closing, to eliminate the contingent cash payment, and to increase the exchange offer whereby the Company would issue 2.00 shares of common stock in exchange for each share of AAMAC common stock upon closing the Acquisition. The Acquisition was consummated on July 31, 2009 as more fully described in Note 2.

Employment Agreements

In connection with the consummation of the Acquisition, the Company entered into separate employment agreements with four of its executive officers, the Chief Executive Officer, the Vice Chairman and President, the Chief Financial Officer, and the Executive Vice President of Retail Services (the “Employment Agreements”). The Employment Agreements have no defined length of employment. Either party to each Employment Agreement may terminate the employment relationship at any time, subject to possible severance payments as set forth below. Each Employment Agreement provides for a base salary and annual bonuses set by the Compensation Committee of the Board of Directors of the Company, an annual increase in base salaries of no less than five percent and a monthly automobile allowance. Each of the Employment Agreements provides for the payment of severance ranging from 12 to 24 months following the date of termination, as defined therein.

Amendment to Wells Fargo Credit Agreement

On August 27, 2009, the Company entered into the First Amendment to Credit Agreement (the “Credit Agreement Amendment”) with Wells Fargo Retail Finance, LLC (“Wells Fargo”), which amended the terms of the credit agreement to reflect the Company’s ownership of GAG, LLC and, indirectly, its ownership of Great American Group WF, LLC, the borrower under the credit agreement, after the consummation of the Acquisition. In connection with the execution of the Credit Agreement Amendment, the Company also entered into a First Amended and Restated Limited Guaranty in favor of Wells Fargo which, among other things, revised the definition of “Guarantor” to include the Company.

Director Compensation

On August 25, 2009, each non-employee director was awarded 8,113 restricted share units in connection with his initial grant of $40,000 and 10,142 restricted share units in connection with his annual grant of $50,000. Such restricted share units are subject to a one-year vesting period that commenced on July 31, 2009. In addition, each non-employee director will receive annual fees of $40,000, payable in equal quarterly installments. The chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance Committee will receive annual fees of $12,000, $8,000 and $4,000, respectively.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Great American Group, Inc. Amended and Restated 2009 Stock Incentive Plan

In connection with the consummation of the Acquisition, the Company assumed the AAMAC 2009 Stock Incentive Plan which was adopted by the AAMAC stockholders on July 31, 2009 (as assumed, the “Incentive Plan”). In accordance with Section 13(a) of the Incentive Plan, in connection with the Company’s assumption of the Incentive Plan, the Board of Directors adjusted the maximum number of shares that may be delivered under the Incentive Plan to 15,644,000 to account for the two-for-one exchange ratio of Company common stock for AAMAC common stock in the Acquisition. On August 19, 2009, the Board of Directors approved the amendment and restatement of the Incentive Plan which adjusted the number of shares of the Company reserved for issuance thereunder to 7,822,000.

Other Stock Awards

On August 19, 2009, the Board of Directors approved the issuance of an aggregate of 115,852 shares of restricted stock to three investment banks that provided investment banking services to GAG, LLC, AAMAC and the Company in satisfaction of payment for a portion of fees incurred in connection with the Acquisition.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of

Great American Group, LLC

We have audited the accompanying consolidated balance sheets of Great American Group, LLC and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, members’ equity and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Great American Group, LLC and Subsidiaries as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Marcum LLP
(formerly Marcum & Kliegman LLP)

New York, New York
July 6, 2009

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2009	December 31,
		2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,721	$16,965	$16,029
Restricted cash	7,227	3,653	—
Accounts receivable, net	3,668	4,703	3,524
Advances against customer contracts	4,410	2,971	7,878
Goods held for sale or auction	16,624	17,842	5,395
Assets of discontinued operations	399	1,217	3,401
Prepaid expenses and other current assets	4,504	673	721

Total current assets	71,553	48,024	36,948
Property and equipment, net	1,134	1,087	345
Goodwill	5,688	5,688	5,688
Intangible assets, net	463	544	736
Other assets	622	488	375

Total assets	$79,460	$55,831	$44,092

Liabilities and Members’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$15,417	$14,914	$6,427
Accrued compensation plans	12,839	6,938	7,603
Auction and liquidation proceeds payable	2,868	1,891	2,695
Mandatorily redeemable noncontrolling interests	2,415	1,928	1,303
Revolving credit facilities	—	—	7,900
Current portion of long-term debt	197	291	659
Note payable	12,041	10,984	—
Current portion of capital lease obligation	167	167	12

Total current liabilities	45,944	37,113	26,599
Capital lease obligation, net of current portion	151	232	21
Long-term debt, net of current portion	2,985	3,985	4,300

Total liabilities	49,080	41,330	30,920

Commitments and contingencies

Members’ equity:
Members’ equity	31,491	16,144	15,881
Deferred compensation - members / officers	(1,111)	(1,643)	(2,709)

Total members’ equity	30,380	14,501	13,172

Total liabilities and members’ equity	$79,460	$55,831	$44,092

The accompanying notes are an integral part of these consolidated financial statements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands)

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
Revenues:
Services and fees	$49,787	$26,297	$48,496	$40,247	$42,169
Sale of goods	7,141	2,172	4,673	11,703	37,151

Total revenues	56,928	28,469	53,169	51,950	79,320

Operating expenses:
Direct cost of services	7,748	15,849	20,595	24,807	24,806
Cost of goods sold	5,702	1,983	4,736	10,470	35,880
Selling, general and administrative expenses	18,838	9,446	21,696	21,320	17,605

Total operating expenses	32,288	27,278	47,027	56,597	78,291

Operating income (loss)	24,640	1,191	6,142	(4,647)	1,029

Other income (expense):
Interest income	8	101	158	393	268
Other income (expense)	(239)	37	95	56	51
Interest expense	(6,944)	(607)	(4,063)	(1,037)	(3,767)

Income (loss) from continuing operations	17,465	722	2,332	(5,235)	(2,419)
Loss from discontinued operations	—	(168)	(2,069)	(5,072)	(5,960)

Net income (loss)	$17,465	$554	$263	$(10,307)	$(8,379)

The accompanying notes are an integral part of these consolidated financial statements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Consolidated Statement of Members’ Equity

(Dollars in thousands)

	Members’ equity	Deferred compensation	Total
Balance at January 1, 2006	$5,712	$—	$5,712
Net loss	(8,379)	—	(8,379)
Distributions	(2,668)	—	(2,668)

Balance at December 31, 2006	(5,335)	—	(5,335)
Net loss	(10,307)	—	(10,307)
Deferred compensation—members/officers	—	(2,709)	(2,709)
Admission of new member	31,929	—	31,929
Distributions	(406)	—	(406)

Balance at December 31, 2007	15,881	(2,709)	13,172
Net income	263	—	263
Deferred compensation—members/officers	—	1,066	1,066

Balance at December 31, 2008	16,144	(1,643)	14,501
Net income (unaudited)	17,465	—	17,465
Deferred compensation—members/officers (unaudited)	—	532	532
Distributions (unaudited)	(2,118)	—	(2,118)

Balance at June 30, 2009 (unaudited)	$31,491	$(1,111)	$30,380

The accompanying notes are an integral part of these consolidated financial statements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$17,465	$554	$263	$(10,307)	$(8,379)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	293	200	433	390	431
Provision for (recoveries of) doubtful accounts	(18)	—	109	44	31
Impairment related to assets of discontinued operations	—	321	832	—	—
Share-based payments	200	680	880	175	240
Guaranteed payments distribution	534	534	1,066	488	—
Non-cash interest	6	21	32	14	—
Loss on disposal of assets	—	—	2	—	10
Change in fair value of mandatorily redeemable noncontrolling interests	—	—	—	411	400
Income allocated to mandatorily redeemable noncontrolling interests	1,022	244	603	1,152	1,232
Change in operating assets and liabilities:
Accounts receivable and advances against customer contracts	(386)	(715)	3,619	1,038	11,757
Goods held for sale or auction	2,036	(11,706)	(11,095)	3,776	9,918
Prepaid expenses and other assets	(3,965)	(225)	(51)	(5)	(461)
Accounts payable and accrued expenses	1,555	(2,810)	8,985	(5,136)	7,620
Amount payable under collaborative arrangements	—	—	—	(1,018)	582
Auction and liquidation proceeds payable	977	(2,398)	(804)	1,847	496
Accrued compensation plans	5,901	(787)	(665)	4,406	(361)

Net cash provided by (used in) operating activities	25,620	(16,087)	4,209	(2,725)	23,516

Cash flows from investing activities:
Purchases of property and equipment	(262)	(122)	(597)	(173)	(205)
Purchase of non-controlling interest in subsidiary for cash	—	—	—	(720)	—
Increase in restricted cash	(3,574)	—	(3,653)	—	—

Net cash used in investing activities	(3,836)	(122)	(4,250)	(893)	(205)

Cash flows from financing activities:
Proceeds from (repayment of) revolving lines of credit, net	—	(3,108)	(7,900)	(19,040)	(19,193)
Repayment of note payable	—	(705)	(1,514)	—	—
Proceeds from note payable	—	12,000	12,000	—	—
Repayments of long-term debt	(1,094)	—	(715)	(1,600)	(1,317)
Borrowings from affiliate of member	—	—	23,927	—	—
Repayment of borrowings from affiliate of member	—	—	(23,927)	—	—
Repayments of capital lease obligation	(81)	(8)	(36)	(10)	(5)
Distributions to members	(2,118)	—	—	(406)	(2,668)
Distributions to noncontrolling interests	(735)	(408)	(858)	(1,277)	(1,301)
Capital contributions - noncontrolling interests	—	—	—	86	—
Admission of new member	—	—	—	31,929	—

Net cash provided by (used in) financing activities	(4,028)	7,771	977	9,682	(24,484)

Net increase (decrease) in cash and cash equivalents	17,756	(8,438)	936	6,064	(1,173)

Cash and cash equivalents, beginning of period	16,965	16,029	16,029	9,965	11,138

Cash and cash equivalents, end of period	$34,721	$7,591	$16,965	$16,029	$9,965

Supplemental disclosures:
Interest paid	$5,892	$607	$5,523	$2,071	$4,741

Supplemental disclosures of noncash investing and financing activities:
Deferred compensation due to members	$—	$—	$—	$3,197	$—
Property and equipment acquired under capital lease	—	—	388	—	53
Issuance of notes for purchase of mandatorily redeemable noncontrolling interests	—	—	—	1,445	—

The accompanying notes are an integral part of these consolidated financial statements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(1)	Organization and Business

Great American Group, LLC (the Company) was organized as a California limited liability company in 2002. The Company acquired the assets, tradename, customer relationships and valuation and appraisal business of Garcel, Inc. on July 1, 2005 for aggregate consideration consisting of a $6,707 note payable to the seller (see Note 10). The excess of the purchase price over the fair value of tangible net assets acquired included identifiable intangible assets which consisted of a favorable lease, tradenames and customer relationships (see Note 7). The Company recorded an aggregate of $4,328 in goodwill with respect to this transaction (Note 7). Prior to the acquisition of Garcel, the Company’s principal business activities included management services for liquidation service contracts on behalf of Garcel.

The acquisition of Garcel resulted in the formation of two operating segments: auction and liquidation services (Auction and Liquidation) and valuation and appraisal services (Valuation and Appraisal). These services are provided to a wide range of retail, wholesale and industrial companies, as well as lenders, capital providers, private equity investors and professional service firms throughout the United States and Canada. The auction and liquidation services help clients dispose of assets. Such assets include multi-location retail inventory, wholesale inventory, trade fixtures, machinery and equipment, intellectual property and real property. The valuation and appraisal services provide clients with independent appraisals in connection with asset based loans, acquisitions, divestitures and other business needs. From time to time, the Company will conduct auction and liquidation services with third parties through collaborative arrangements.

On July 16, 2007, the Company amended the operating agreement to admit an additional member with a 33.33% member interest in exchange for $31,929 of cash, net of offering costs. The new member also provided financing to the Company for one liquidation services contract during the year ended December 31, 2008 (see Notes 13 and 16).

On May 14, 2009, the Company and Alternative Asset Management Corp. (AAMAC), a blank check company traded on the NYSE Amex Stock Exchange, entered into an Agreement and Plan of Reorganization, which was subsequently amended by an Amendment No. 1 dated as of May 29, 2009, an Amendment No. 2 dated as of July 8, 2009, and an Amendment No. 3 dated as of July 29, 2009 (as amended, the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, the acquisition was consummated on July 31, 2009 and the Great American Group, LLC members contributed all of their membership interests of the Company in exchange for 10,560,000 shares of common stock of AAMAC and consideration in the form of the subordinated promissory note as more fully described in Note 18.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Great American Group, LLC and its majority-owned subsidiaries: Great American Group Advisory & Valuation Services, LLC (GAAV), Great American Group Machinery & Equipment, LLC (GAME), Great American Group Real Estate, LLC, Great American Venture, LLC, Great American Group Energy Equipment, LLC, Great American Group Intellectual Property Advisors, LLC Great American Group WF, LLC, and Great American Group CS, LLC. All intercompany accounts and transactions have been eliminated upon consolidation.

(b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include allowance for doubtful accounts, goods held for sale or auction valuation and obsolescence, valuation and recoverability of long-lived intangible assets including the values assigned to acquired intangible assets and goodwill, fair value of mandatorily redeemable noncontrolling interests, revenue recognition, share based compensation, and provision for estimated losses on liquidation contracts.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

(c)	Unaudited Interim Results

The accompanying consolidated balance sheet as of June 30, 2009, statement of equity for the six months ended June 30, 2009, and the consolidated statements of operations and statements of cash flows for the six months ended June 30, 2009 and 2008 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of June 30, 2009 and results of operations and cash flows for the six months ended June 30, 2009 and 2008. The financial data and other information disclosed in the notes to the consolidated financial statements related to the six month periods are also unaudited. The results for the six months ended June 30, 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2009 or for any other interim period or for any future year.

(d)	Foreign Currency Transactions

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the Company’s consolidated statement of operations. Transactions gains and losses are principally generated from liquidation services delivered in Canadian dollars and are insignificant to the Company’s consolidated financial position and results of operations.

(e)	Revenue Recognition

Revenues are recognized in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, Revenue Recognition. Revenues are recognized when persuasive evidence of an arrangement exists, the related services have been provided, the fee is fixed or determinable, and collection is reasonably assured.

Revenues in the Company’s Valuation and Appraisal Services segment are primarily comprised of fees for valuation and appraisal services. Revenues are recognized upon the delivery of the completed services to the related customers and collection of the fee is reasonably assured. Revenues in the Valuation and Appraisal segment also include contractual reimbursable costs which totaled $1,197 and $979 for the six months ended June 30, 2009 and 2008, respectively, and $1,961, $1,882, and $1,749 for the years ended December 31, 2008, 2007, and 2006, respectively.

Revenues in the Company’s Auction and Liquidation segment are comprised of (i) commissions and fees earned on the sale of goods at auctions and liquidations; (ii) revenues from auction and liquidation services contracts where the Company guarantees a minimum recovery value for goods being sold at auction or liquidation; (iii) revenue from the sale of goods that are purchased by the Company for sale at auction or liquidation sales events; and (iv) revenues from contractual reimbursable expenses incurred in connection with auction and liquidation contracts.

Commission and fees earned on the sale of goods at auction and liquidation sales are recognized when evidence of an arrangement exists, the sales price has been determined, title has passed to the buyer and the buyer has assumed the risks of ownership, and collection is reasonably assured. The commission and fees earned for these services are included in revenues in the accompanying consolidated statement of operations. Under these types of arrangements, revenues also include contractual reimbursable costs which totaled $4,930 and $2,962 for the six months ended June 30, 2009 and 2008, respectively, and $8,652, $14,080, and $8,941 for the years ended December 31, 2008, 2007, and 2006, respectively.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

Revenues earned from auction and liquidation services contracts where the Company guarantees a minimum recovery value for goods being sold at auction or liquidation are recognized based on proceeds received. The Company records proceeds received from these types of engagements first as a reduction of contractual reimbursable expenses, second as a recovery of its guarantee and thereafter as revenue, subject to such revenue meeting the criteria of having been fixed or determinable. Contractual reimbursable expenses and amounts advanced to customers for minimum guarantees are initially recorded as advances against customer contracts in the accompanying consolidated balance sheets. If, during the auction or liquidation sale, the Company determines that the proceeds from the sale will not meet the minimum guaranteed recovery value as defined in the auction or liquidation services contract, the Company accrues a loss on the contract in the period that the loss becomes known.

The Company also evaluates revenue from auction and liquidation contracts in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent (“EITF 99-19”), to determine whether to report auction and liquidation segment revenue on a gross or net basis. The Company has determined that it acts as an agent in a substantial majority of its auction and liquidation services contracts and therefore reports the auction and liquidation revenues described above on a net basis.

Revenues from the sale of goods are recorded gross in accordance with EITF 99-19 and are recognized in the period in which the sale of goods held for sale or auction are completed; title to the property passes to the purchaser and the Company has fulfilled its obligations with respect to the transaction. These revenues are primarily the result of the Company acquiring title to merchandise with the intent of selling the items at auction or for augmenting liquidation sales.

In the normal course of business, the Company will enter into collaborative arrangements with other merchandise liquidators to collaboratively execute auction and liquidation contracts. The Company’s collaborative arrangements specifically include contractual agreements with other liquidation agents in which the Company and such other liquidation agents actively participate in the performance of the liquidation services and are exposed to the risks and rewards of the liquidation engagement. The Company’s participation in collaborative arrangements including its rights and obligations under each collaborative arrangement can vary. Revenues from collaborative arrangements are recorded net based on the proceeds received from the liquidation engagement. Amounts paid to participants in the collaborative arrangements are reported separately as direct costs of revenues. Revenue from collaborative arrangements in which the Company is not the majority participant are recorded net based on the Company’s share of proceeds received. The amounts and classifications of revenues and expenses subject to collaborative arrangements (also see Note 2(t)) are as follows:

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
Revenues	$32,514	$2,508	$17,392	$2,267	$14,878

Operating expenses:
Direct costs of revenues	$288	$979	$1,950	$1,713	$7,004

(f)	Direct Cost of Services

Direct cost of services relate to service and fee revenues. The costs consist of employee compensation and related payroll benefits, travel expenses, the cost of consultants assigned to revenue-generating activities and direct expenses billable to clients in the Valuation and Appraisal Services segment. Direct costs of services include participation in profits under collaborative arrangements in which the Company is a majority participant. Direct costs of services also include the cost of consultants and other direct expenses related to auction and liquidation contracts pursuant to commission and fee based arrangements in the Auction and Liquidation segment. Direct cost of services does not include an allocation of the Company’s overhead costs.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(g)	Concentration of Risk

Revenues from two liquidation service contracts represented 28.9% and 17.0% of revenues during the six-months ended June 30, 2009. Revenues from one liquidation service contract represented 11.2% of revenues during the year ended December 31, 2008 and another liquidation service contract represented 12.2% of revenues during the year ended December 31, 2007. Revenues in the Valuation and Appraisal Services segment and the Auction and Liquidation segment are primarily generated in the United States.

The Company’s activities in the Auction and Liquidation segment are executed frequently with, and on behalf of, distressed customers and secured creditors. Concentrations of credit risk can be affected by changes in economic, industry, or geographical factors. The Company seeks to control its credit risk and potential risk concentration through risk management activities that limit the Company’s exposure to losses on any one specific liquidation services contract or concentration within any one specific industry. To mitigate the exposure to losses on any one specific liquidation services contract, the Company sometimes conducts operations with third parties through collaborative arrangements.

The Company maintains cash in various federally insured banking institutions. The account balances at each institution periodically exceed the Federal Deposit Insurance Corporation’s (FDIC) insurance coverage, and as a result, there is a concentration of credit risk related to amounts in excess of FDIC insurance coverage. The Company has not experienced any losses in such accounts. The Company also has substantial cash balances from proceeds received from auctions and liquidation engagements that are distributed to parties in accordance with the collaborative arrangements.

(h)	Advertising Expense

The Company expenses advertising costs, which consist primarily of costs for printed materials, as incurred. Advertising costs totaled $324 and $287 for the six months ended June 30, 2009 and 2008, respectively, and $793, $862, and $751 for the years ended December 31, 2008, 2007, and 2006, respectively. Advertising expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statement of operations.

(i)	Share-Based Compensation

The Company’s share based payment awards principally consist of grants of member interests in majority owned subsidiaries. The grants of members interest consist of percentage interests in majority owned subsidiary as determined at the date of grant by the Company’s Board of Directors, which includes two founding members. In accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment (SFAS 123(R)), awards are classified as either equity or a liability. For equity-classified awards, the Company measures compensation cost for the grant of member interests at fair value on the date of grant and recognizes compensation expense in the consolidated statement of operations over the requisite service or performance period the award is expected to vest. The fair value of the liability-classified award will be subsequently remeasured at each reporting date through the settlement date. Change in fair value during the requisite service period will be recognized as compensation cost over that period.

(j)	Income Taxes

The Company is a limited liability company and has elected to be taxed as a partnership. As such the Company’s income or loss is required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements. The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), on January 1, 2009. The adoption of FIN 48 did not have a material impact on the consolidated financial statements.

(k)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(l)	Restricted Cash

The Company maintains a compensating balance arrangement for a lease in the form of a certificate of deposit. This compensating balance arrangement represented $137 of the restricted cash balance at June 30, 2009.

As of June 30, 2009, the Company also had $5,093 of restricted cash deposited in an account under the control of the financial institution that provided the Company with a $75,000 credit facility described in Note 9(a).

The Company from time to time also maintains cash collateral balances for letters of credit and success fees with financial institutions that finance costs and expenses in connection with the Company’s liquidation services (see Notes 9 and 12). As of June 30, 2009 and December 31, 2008, the cash collateral for letters of credit and success fees was $1,997 and $3,653, respectively.

(m)	Accounts Receivable

Accounts receivable represents amounts due from the Company’s valuation and appraisal customers. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management utilizes a specific customer identification methodology. Management also considers historical losses adjusted for current market conditions and the customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Write-offs for the year ended December 31, 2008, 2007 and 2006 were $69, $13, and $8, respectively, and $40 and $21 for the six months ended June 30, 2009 and 2008, respectively. The Company does not have any off-balance-sheet credit exposure related to its customers. The Company’s bad debt expense totaled $0 and $21 for the six months ended June 30, 2009 and 2008, respectively, and $109, $44, and $31 for the years ended December 31, 2008, 2007, and 2006, respectively. The bad debt expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statement of operations.

(n)	Advances Against Customer Contracts

Advances against customer contracts represent advances of contractually reimbursable expenses incurred prior to, and during the term of the liquidation services contract. These advances are charged to expense in the period that revenue is recognized under the contract.

(o)	Goods Held for Sale or Auction

Goods held for sale or auction are stated at the lower of cost, determined by the specific-identification method, or market.

(p)	Property and Equipment

Property and equipment are stated at cost. The Company calculates depreciation and amortization using the straight-line method over the estimated useful lives of the assets. Property and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Property and equipment under capital leases are stated at the present value of minimum lease payments.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(q)	Goodwill and Other Intangible Assets

The Company accounts for goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill includes (i) the excess of the purchase price over the fair value of net assets acquired in a business combination described in Note 1 and (ii) an increase for the subsequent acquisition of noncontrolling interests during the year ended December 31, 2007 (see Notes 1 and 7). SFAS 142, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment). Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. The Company operates two reporting units, which are the same as its reporting segments described in Note 17. Significant judgment is required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

The Company reviewed its reporting units for possible goodwill impairment by comparing the fair values of each of the reporting units to the carrying value of their respective net assets. If the fair values exceed the carrying values of the net assets, no goodwill impairment is deemed to exist. If the fair values of the reporting units do not exceed the carrying values of the net assets, goodwill is tested for impairment and written down to its implied value if it is determined to be impaired. Based on a review of the fair value of the reporting units, no impairment is deemed to exist as of December 31, 2008.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews the carrying value of its intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group, if any, exceeds its fair market value. No impairment was deemed to exist as of December 31, 2008.

(r)	Discontinued Operations

In accordance with SFAS 144, discontinued operations represent a component of an entity that has either been disposed of, or is classified as held for sale, if both the operations and cash flows of the component have been, or will be, eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. The Company classifies a component of the business as held for sale when certain criteria are met. At such time, the respective assets and liabilities are presented separately on the consolidated balance sheets and depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(s)	Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of SFAS Statement No. 157, Fair Value Measurements (SFAS 157), for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, delays the effective date of SFAS 157 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. In accordance with FSP FAS 157-2, the Company has not applied the provisions of SFAS 157 to eligible assets and liabilities that have been recognized or disclosed at fair value for the year ended December 31, 2008, specifically to fair value measurements of the Company’s reporting units and nonfinancial assets and nonfinancial liabilities measured at fair value to determine the amount of goodwill impairment.

On January 1, 2009, the Company adopted the provisions of SFAS 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, which was effective immediately. FSP FAS 157-3 clarifies the application of SFAS 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. The Company has considered the guidance provided by FSP FAS 157-3 in its determination of estimated fair values.

The Company records mandatorily redeemable noncontrolling interests that were issued after November 5, 2003 at fair value (see Note 13(c)) with fair value determined in accordance with SFAS 157. The following table below presents information about the Company’s mandatorily redeemable noncontrolling interests that are measured at fair value on a recurring basis as of June 30, 2009 and December 31, 2008 which are categorized using the three levels of fair value hierarchy. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

The following tables present information on the liabilities measured and recorded at fair value on a recurring basis as of June 30, 2009 and December 31, 2008.

		Financial Assets Measured at Fair Value on a Recurring Basis at June 30, 2009, Using
	Fair value at June 30, 2009	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Mandatorily redeemable noncontrolling interests issued after November 5, 2003	$2,170	$—	$—	$2,170

Total liabilities measured at fair value	$2,170	$—	$—	$2,170

		Financial Assets Measured at Fair Value on a Recurring Basis at December 31, 2008, Using
	Fair value at December 31, 2008	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Mandatorily redeemable noncontrolling interests issued after November 5, 2003	$1,820	$—	$—	$1,820

Total liabilities measured at fair value	$1,820	$—	$—	$1,820

The Company determined the fair value of mandatorily redeemable noncontrolling interests described above based on the issuance of similar interest for cash, references to industry comparables, and relied, in part, on information obtained from appraisal reports prepared by outside specialists.

The carrying amounts reported in the consolidated financial statements for cash, restricted cash, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value based on the short-term maturity of these instruments. The carrying amounts of the notes payable (including credit lines used to finance liquidation engagements), long-term debt and capital lease obligations approximate fair value because the contractual interest rates or effective yields of such instruments are consistent with current market rates of interest for instruments of comparable credit risk. The adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial statements.

(t)	Amounts Payable Under Collaborative Arrangements

As described in Note 2(e), the Company enters into collaborative arrangements with other merchandise liquidators to collaboratively execute auction and liquidation contracts. Amounts payable under collaborative arrangements include amounts due to other liquidation agents from the proceeds of auction and liquidation services engagements. Amounts payable under these arrangements are remitted by the Company to the other liquidation agents at periodic intervals over the term of the specific auction or liquidation services engagement.

In December 2007, the FASB ratified EITF Issue No. 07-01, Accounting for Collaborative Arrangements (EITF 07-1). EITF 07-1 provides guidance on: determining whether an arrangement constitutes a collaborative arrangement within the scope of EITF 07-1, accounting for costs incurred and revenue generated on sales to third parties and presentation of payments on the statement of operations, and disclosure requirements for collaborative arrangement. On January 1, 2009, the Company adopted EITF 07-1. The adoption of EITF 07-1 did not have a material impact on the Company’s consolidated financial statements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(u)	Recent Accounting Pronouncements

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations (SFAS 141(R)), which replaces FASB Statement No. 141, Business Combinations. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company adopted Statement 141(R) effective January 1, 2009, as required. This adoption did not have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). SFAS 160 changes the accounting and reporting for minority interests, resulting in recharacterization as noncontrolling interests and classification as a component of equity. Additionally, SFAS 160 results in the inclusion of the noncontrolling interest in consolidated net income. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company adopted SFAS 160 effective January 1, 2009, as required. This adoption did not have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivatives and Hedging Activities (SFAS 161), which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, by requiring expanded disclosures about an entity’s derivative instruments and hedging activities for increased qualitative, quantitative and credit risk factors. As SFAS 161 only contains disclosure provisions, it will not impact the accounting for derivative transactions. SFAS 161 will be effective for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company adopted SFAS 161 effective January 1, 2009, as required. This adoption did not have a material impact on the Company’s consolidated financial statements.

In April 2008, the FASB issued a final FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement 142. FSP FAS 142-3 will be effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company adopted FSP FAS 142-3 effective January 1, 2009, as required. This adoption did not have a material impact on the Company’s consolidated financial statements.

In November 2008, the EITF affirmed the consensus-for-exposure on Issue No. 08-7, Accounting for Defensive Intangible Assets, as a consensus with certain revisions (EITF 08-7). EITF 08-7 states that a defensive intangible asset should be accounted for as a separate unit of accounting at acquisition, not combined with the acquirer’s recognized or unrecognized intangible assets. In addition, it states that a defensive intangible asset should be assigned a useful life that reflects the entity’s consumption of the expected benefits related to the asset. EITF 08-7 will be applied prospectively for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, in order to coincide with the effective date of FASB Statement No. 141(R), Business Combinations (SFAS 141(R)), discussed below. To the extent that the Company acquires defensive intangible assets, the assets will be assigned a useful life and amortized in accordance with this guidance. Currently, the Company does not own any defensive intangible assets.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (FSP FAS 107-1 and APB 28-1). FSP FAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments in interim and annual financial statements. FSP FAS 107-1 and APB 28-1 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption did not have a material impact upon our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (FSP FAS 141R-1). FSP FAS 141R-1 amends SFAS No. 141R regarding the initial recognition and measurement of contingencies acquired or assumed in a business combination. FSP FAS 141R-1 requires recognition at fair value of such contingencies if the acquisition-date fair value can be determined during the measurement period. FSP FAS 141R-1 became effective for us for contingent assets and liabilities arising from business combinations with acquisition dates on or after January 1, 2009. The adoption of FSP FAS 141R-1 did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FASB Staff Position No. 157-4 (FSP FAS 157-4), which provides additional guidance in accordance with FASB No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability has significantly decreased. FSP FAS 157-4 shall be effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this staff position did not have a material impact on our consolidated financial position or results of operations.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 requires disclosure of the date through which subsequent events have been evaluated and whether that date represents the date the financial statements were issued or were available to be issued. The Company adopted SFAS No. 165, and in connection therewith, evaluated the subsequent events through September 21, 2009.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS No. 167). SFAS No. 167 amends FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46(R)) to replace a quantitative analysis with a qualitative analysis of interests in variable interest entities for the purpose of determining the primary beneficiary of a variable interest entity. SFAS No. 167 also requires companies to more frequently assess whether they must consolidate a variable interest entity. The provisions of SFAS No. 167 will be effective on January 1, 2010. We are currently evaluating the impact of SFAS No. 167 on our consolidated financial statements, however, we do not expect the adoption of this standard will have a material impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (SFAS No. 168). SFAS No. 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”) and establishes The FASB Accounting Standards Codification as the source of authoritative GAAP recognized by the FASB. SFAS No. 168 will be effective for our quarter ending September 30, 2009. SFAS No. 168 does not change GAAP and our adoption of SFAS No. 168 will not have a material impact on our consolidated financial statements.

3)	Discontinued Operations

In July 2008, management elected to close the Company’s furniture division. At that time, the Company met the conditions to classify the business as assets held for sale pursuant to SFAS 144. The assets held for sale consist principally of goods held for sale at a stated carrying value of $399, $1,217 and 3,401 at June 30, 2009 and December 31, 2008 and 2007, respectively. As a result of writing down the assets to fair value less cost to sell, a loss of $832 for the year ended December 31, 2008 is recorded in loss from discontinued operations in the accompanying consolidated statement of operations. The operations and assets held for sale of the furniture business are presented in assets of discontinued operations in the consolidated balance sheets and discontinued operations in the consolidated statements of operations for all periods presented.

The following amounts represent revenue and loss from discontinued operations:

	Six months ended June 30,	Year ended December 31,
	2008	2008	2007	2006
	(Unaudited)
Revenues	$5,249	$5,885	$8,509	$45,808
Loss from discontinued operations	(168)	(2,069)	(5,072)	(5,960)

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(4)	Accounts Receivable

The components of accounts receivable net include the following:

	June 30,	December 31,
	2009	2008	2007
	(Unaudited)
Accounts receivable not subject to factoring agreement	$1,687	$1,538	$1,142
Unbilled receivables	994	2,699	1,126
Amounts due from factor	1,029	548	1,298

Total accounts receivable	3,710	4,785	3,566

Allowance for doubtful accounts	(42)	(82)	(42)

Accounts receivable, net	$3,668	$4,703	$3,524

Unbilled receivables represent the amount of contractual reimbursable costs and fees for services performed in connection with fee and service based auction and liquidation contracts.

On May 22, 2007, the Company entered into a factoring agreement (the Agreement) with FCC LLC, dba First Capital Western Region, LLC (Factor), which was to terminate on May 22, 2009. The Agreement provides for a one-year automatic extension unless the Company’s subsidiary provides written notice of termination to the Factor. Accordingly, as no termination notice was provided the Agreement has been extended until May 22, 2010. The Factor, at its discretion will purchase on a nonrecourse basis, all of the Company’s subsidiary’s customer receivables. The Factor is responsible for servicing the receivable. The Factor will pay 90% of the net receivable invoice amount upon request by the Company and retain the remaining 10% in a reserve. The Factor, at its discretion, may offset the reserve for amounts not collected or outstanding at the end of the term of the Agreement. The Company’s subsidiary may request releases from the reserve for any excess over a minimum balance set by the Factor. The Factor charges a factoring commission equal to one-quarter of one percent (0.25%) of the gross invoice amount of each account purchased, or five dollars per invoice, whichever is greater, with a minimum commission of $24 per year, prorated for the first year. The Factor also charges interest at prime plus 1% with a floor of 8% on the net uncollected outstanding balance of the receivables purchased. One of the members of the Company’s subsidiary personally guarantees up to a maximum of $500 plus interest and certain fees for accounts receivables sold pursuant to the Agreement.

The sale of the receivables is accounted for under FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Under that guidance, receivables are considered sold when they are transferred beyond the reach of the Company and its creditors, the purchaser has the right to pledge or exchange the receivables, and the Company has surrendered control over the transferred receivables. Accounts receivable sold to the Factor were $7,327 and $7,185 during the six months ended June 30, 2009 and 2008, respectively, and $13,408 and $8,988 during the years ended December 31, 2008 and 2007, respectively. Factoring commissions and other fees based on advances were $88 and $85 for the six months ended June 30, 2009 and 2008, respectively, and $177 and $117 for the years ended December 31, 2008 and 2007, respectively. Factoring commissions and fees are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(5)	Goods Held for Sale or Auction

The components of goods held for sale or auction include the following:

	June 30,	December 31,
	2009	2008	2007
	(Unaudited)
Machinery and equipment	$14,973	$15,957	$2,474
Aircraft parts	1,651	1,885	2,921

Total	$16,624	$17,842	$5,395

In 2007, the Company recorded a lower-of-cost or market adjustment related to certain goods held for sale or auction in the amount of $443.

(6)	Property and Equipment

Property and equipment consist of the following:

	Estimated useful lives	June 30, 2009	December 31
			2008	2007
		(Unaudited)
Leasehold improvements	Shorter of lease or estimated useful life	$112	$108	$85

Machinery and equipment	3 years	1,264	1,048	1,153

Furnitures and fixtures	5 years	723	689	326

Capital lease equipment	3 to 5 years	480	480	92

Total		2,579	2,325	1,656

Less accumulated depreciation and amortization		(1,445)	(1,238)	(1,311)

Property and equipment, net		$1,134	$1,087	$345

Depreciation and amortization expense was $213 and $101 for the six months ended June 30, 2009 and 2008, respectively, and $241, $192, and $233 for the years ended December 31, 2008, 2007, and 2006, respectively.

(7)	Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill by reportable segment is as follows:

	Auction and Liquidation	Valuation and Appraisal	Total

Balance, December 31, 2006	$1,975	$2,353	$4,328

Goodwill acquired during the period	—	1,360	1,360

Balance, December 31, 2007	$1,975	$3,713	$5,688

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

Goodwill in the Auction and Liquidation segment and Valuation and Appraisal segment are the result of the acquisition of Garcel on July 1, 2005 (see Note 1). Goodwill acquired in the Valuation and Appraisal segment during the year ended December 31, 2007 resulted from the purchase of noncontrolling interests from a member of one of the Company’s subsidiaries. On September 30, 2007, the Company purchased the member’s noncontrolling interest in exchange for a $1,500 non-interest bearing note payable more fully described in Note 10.

The allocation of the purchase price in excess of the book value of the noncontrolling interest was recorded as goodwill. There were no changes to the carrying amount of goodwill during the year ended December 31, 2006 and there have been no changes in the carrying amount of goodwill since December 31, 2007.

Other intangible assets with finite lives are being amortized over their estimated useful lives which range from 3.3 years for the favorable lease to 6 years for the customer relationships. Amortization expense for the six months ended June 30, 2009 and 2008 was $81 and $99, respectively. Amortization expense for the years ended December 31, 2008, 2007, and 2006, was $192, $198, and $198, respectively. At December 31, 2008, the estimated future amortization expense for each of the succeeding years is as follows: 2009: $162; 2010: $162; and $80 in 2011. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives or other relevant factors.

Trademarks have been identified as an indefinite lived intangible asset and are presented with definite lived intangible assets as follows:

	June 30, 2009
	Gross carrying amount	Accumulated amortization	Net
	(Unaudited)
Customer relationships	$970	$647	323
Trademarks	140	—	140

Total intangible assets	$1,110	$647	$463

	December 31, 2008
	Gross carrying amount	Accumulated amortization	Net
Customer relationships	$970	$566	404
Trademarks	140	—	140

Total intangible assets	$1,110	$566	$544

	December 31, 2007
	Gross carrying amount	Accumulated amortization	Net

Favorable lease	$120	$90	$30

Customer relationships	970	404	566

Trademarks	140	—	140

Total intangible assets	$1,230	$494	$736

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(8)	Leasing Arrangements

The gross carrying amount of machinery and equipment and related accumulated amortization recorded under capital leases and included in property and equipment were as follows:

	June 30, 2009	December 31
		2008	2007
	(Unaudited)
Machinery and equipment	$480	480	92
Less accumulated amortization	(155)	(91)	(57)

	$325	389	35

Amortization expense for the assets under capital leases was $64, and $8 for the six months ended June 30, 2009 and 2008, respectively, and $34, $13, and $4 for the year ended December 31, 2008, 2007, and 2006, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

The Company is obligated under capital leases covering equipment that expire at various dates through 2013. The Company also has several noncancelable operating leases that expire at various dates through 2013. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2008 are:

	Capital leases	Operating leases

Year ending December 31:

2009	$198	$1,217

2010	178	1,250

2011	32	1,285

2012	31	1,243

2013	13	820

Total minimum lease payments	452	$5,815

Less amount representing interest (at rates ranging from 8.6% to 11.1%)	53

Present value of net minimum capital lease payments	399

Less current installments of obligations under capital leases	167

Obligations under capital leases, excluding current installments	$232

Rent expense under all operating leases was $656 and $512 for the six months ended June 30, 2009 and 2008, respectively, and $1,259, $649, and $616 for the year ended December 31, 2008, 2007, and 2006, respectively. Rent expense is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(9)	Revolving Credit Facilities

Revolving credit facilities consists of the following arrangements:

	June 30, 2009	December 31,
		2008	2007
	(Unaudited)
$75,000 asset based revolving credit facility, maturing October 21, 2010 (a)	$—	$—	$—
$100,000 asset based revolving credit facility, maturing October 23, 2009 (b)	—	—	—
$30,000 bank line of credit (c)	—	—	7,900

	$—	$—	$7,900

(a)	$75,000 Asset Based Revolving Credit Facility

On October 21, 2008, the Company entered into an asset based credit facility with a financial institution which expires on October 21, 2010. The credit facility provides revolving credit advances and letter of credit obligations up to an aggregate of $75,000. The letters of credit issued under this facility are furnished by the lender to third parties for the principal purpose of securing minimum guarantees under liquidation services contracts more fully described in Note 2. Cash advances and the issuance of letters of credit under the credit facility are made at the lender’s discretion. All outstanding loans, letters of credit, and interest are due on the expiration date which is generally within 180 days of funding. The credit facility is secured by the proceeds received for services rendered in connection with liquidation service contracts pursuant to which any outstanding loan or letters of credit are issued and the assets that are sold at liquidation related to such contract. Borrowings under the credit facility bear interest at a rate of 30 day LIBOR plus a margin of 2.25% to 3.25% as defined in the credit agreement (3.20% at June 30, 2009 and 4.43% at December 31, 2008) and fees for letters of credit issued are 3.0% per annum. The credit facilities also provide for a success fee in the amount of 5% to 20% of the profits earned on the liquidation contract, if any, as defined in the credit facility. During the six months ended June 30, 2009 and year ended December 31, 2008, interest expense totaled $5,202 (including $4,614 for the success fee) and $491 (including $182 for the success fee), respectively. The outstanding balance under this credit facility was $7,630 at June 30, 2009 which was all comprised of outstanding letters of credit. The outstanding balance under this credit facility at December 31, 2008 was $24,899 which was all comprised of outstanding letters of credit.

(b)	$100,000 Asset Based Revolving Credit Facility

The Company has an asset based credit facility with a financial institution which currently expires on October 23, 2009. The credit facility provides revolving credit advances and letter of credit obligations up to an aggregate of $100,000. Cash advances and the issuance of letters of credit under the credit facility are made at the lender’s discretion. The credit facility is secured by the proceeds received for services rendered in connection with liquidation service contracts pursuant to which any outstanding loan or letters of credit are issued and the assets that are sold at liquidation related to such contract. Borrowings under the credit facility bear interest at the Wall Street Journal Published Commercial Paper rate plus 3.25% (6.43% at December 31, 2008) and fees for letters of credit issued are 2.25% per annum. The credit facilities also provide for a success fee in the amount of 5% to 18% of the profits earned on the liquidation contract, if any, as defined in the credit facility. During the six months ended June 30, 2009 and years ended December 31, 2008, 2007, and 2006, interest expense totaled $420 (including $325 for the success fee), $32 (including $0 for the success fee), $150 (including $44 for the success fee) and $1,386 (including $494 for the success fee), respectively. The amount outstanding under this credit facility was approximately $500 (relating to outstanding letters of credit) at December 31, 2007 and no amounts were outstanding at June 30, 2009 and December 31, 2008.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(c)	$30,000 Bank Line of Credit

On July 1, 2005, the Company obtained a $30,000 line of credit with a bank which expired June 30, 2007 and was subject to annual renewals. On November 15, 2005, the line of credit agreement was amended and the credit line was increased to $40,000 until March 1, 2006 at which time the credit line reverted back to $30,000. Advances under the line of credit were made in the form of cash advances or letters of credit for the purpose of providing working capital or financing of costs and expenses in connection with liquidation contracts. The advances under the line of credit were collateralized by substantially all of the Company’s assets. The Company did not meet certain minimum requirements and restrictions under its line of credit for liquidity, tangible net worth, net income and capital expenditures at December 31, 2006. On March 21, 2007, the Company was notified that these events constituted an event of default under the line of credit and any future advances on the line of credit would be made at the discretion of the bank. Interest expense on the line of credit was $54 for the six months ended June 30, 2008 and $51, $1,510 and $2,784 for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2007, the amount outstanding on the line of credit was $7,900 which bore interest at the bank’s prime rate (5.25% at December 31, 2007). The line of credit was paid off in March 2008.

The credit agreements contain covenants, including covenants that limit or restrict the Company’s ability to: incur liens, incur indebtedness, make investments, dispose of assets, make certain restricted payments, merge or consolidate and enter into certain transactions with affiliates. Upon the occurrence of an event of default under the credit agreements, the lenders may cease making loans, terminate the credit agreement and declare all amounts outstanding to be immediately due and payable. The credit agreement specifies a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, nonpayment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults, and material judgment defaults. The Company was not in compliance with the requirement to provide audited financial statements to its lenders within 90 days of December 31, 2008. The Company requested and has received, waivers from the lenders which extended the due date for the delivery of such audited financial statements to June 30, 2009. The Company delivered its audited financial statements to the lenders prior to June 30, 2009. The aggregate amount outstanding under these credit facilities was $7,630 at June 30, 2009 which consisted of no borrowings and outstanding letters of credit in the amount of $7,630 (see Note 12(a)). The aggregate amount outstanding under these credit facilities was $31,502 at December 31, 2008 which consisted of no borrowings and outstanding letters of credit in the amount of $31,502 (see Note 12(a)).

(10)	Long-Term Debt

Long-term debt consists of the following arrangements:

	June 30, 2009	December 31,
		2008	2007
	(Unaudited)
$6,707 note payable from acquisition of Garcel on July 1, 2005, maturing June 30, 2010 (a)	$2,985	$3,985	$4,000
$1,500 non-interest bearing note payable from the purchase of mandatorily redeemable noncontrolling interest in GAAV, maturing November 1, 2009 (imputed interest at 5.0% of $3, $9, and $41 at June 30, 2009 and December 31, 2008 and 2007, respectively) (b)	197	291	959

Total long-term debt	3,182	4,276	4,959
Less current portion of long-term debt	197	291	659

Long-term debt, net of current portion	$2,985	$3,985	$4,300

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(a)	$6,707 Note Payable

On July 1, 2005, the Company entered into a $6,707 secured promissory note payable to the seller of Garcel, Inc (Note 1). The note payable requires interest only monthly payments at Well Fargo Banks prime rate (3.25% at both June 30, 2009 and December 31, 2008). Principal payments may be made by the Company at anytime, however, the note payable matures on June 30, 2010 at which time the entire unpaid principal and accrued interest is due. Interest expense was $58 and $114 for the six months ended June 30, 2009 and 2008, respectively, and $207, $390, and $453 for the years ended December 31, 2008, 2007, and 2006, respectively.

(b)	$1,500 Non-Interest Bearing Note Payable

On September 30, 2007, the Company purchased one of the member’s mandatorily redeemable noncontrolling interests in one of the Company’s subsidiaries (6.9% interest in GAAV) in exchange for a non-interest bearing note payable in the amount of $1,500 with imputed interest of $55 at 5.0% (see Note 7). The note payable requires annual installments of $500 in 2007, $700 in 2008, $100 in 2009, and $200 in 2010. Amortization of the discount on the note payable was $6 and $21 for the six months ended June 30, 2009 and 2008, respectively, and $32 and $14 for the year ended December 31, 2008 and 2007, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

(11)	Note Payable

On May 29, 2008, the Company entered into a credit agreement in the amount of $12,000 to finance the purchase of certain machinery and equipment to be sold at auction or liquidation. The machinery and equipment collateralize the loan which bears interest at a rate of 20% per annum. The Company is required to make principal and interest payments from proceeds from the sale of the machinery and equipment. Interest accrues at 20% per annum on any unpaid interest on the loan. The loan has an original maturity date with all unpaid principal and interest due on May 29, 2009. On April 24, 2009, the Company exercised its right to extend the credit agreement for 120 days until September 26, 2009 with the payment of a $180 extension fee. Interest expense was $1,127 and $260 for the six months ended June 30, 2009 and 2008, respectively, and $1,379 for the year ended December 31, 2008. The outstanding balance of this loan including accrued interest at June 30, 2009 and December 31, 2008 was $12,041 and $10,984, respectively, and is included in note payable in the accompanying consolidated balance sheet.

(12)	Commitments and Contingencies

(a)	Letters of Credit

The following letters of credit were outstanding at June 30, 2009, December 31, 2008 and 2007.

	June 30, 2009	December 31,
		2008	2007
	(Unaudited)

Third party lenders (Notes 9(a) and (b))	$7,630	$24,899	$500

Related party lenders (Note 16)	—	6,603	—

Total letters of credit outstanding	$7,630	$31,502	$500

(b)	Guarantees on Liquidation Contracts in Progress

The Company will, in certain situations, guarantee a minimum level of proceeds from the sale of inventory or equipment in connection with the auction or liquidation engagements more fully described in Note 2. At June 30, 2009 and December 31, 2008, the amount of the aggregated guarantees were $908 and $7,555, respectively.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(c)	Contingent Termination Payment

On July 1, 2005, the Company entered into an agreement with an employee that entitles the employee to a payment of $1,000 if the employee is terminated from the Company without cause.

(d)	Other Commitments

On September 26, 2008, the Company entered into a commitment to utilize a specific vendor for transportation services related to a liquidation services contract for certain industrial equipment. The remaining services to be performed in accordance with the commitment at June 30, 2009 and December 31, 2008 was $1,202 and $1,650, respectively.

(e)	Legal Matters

The Company is subject to certain legal and other claims that arise in the ordinary course of its business. The Company does not believe that the results of these claims are likely to have a material effect on its consolidated financial position or results of operations.

(13)	Members’ Equity

(a)	Operating Agreement and Management of the Company

The Company’s operating agreement was amended on July 16, 2007 whereby the two founding members each with a 50% ownership interest (Initial Members) agreed to admit a third member with a 33.33% ownership interest in exchange for $31,929 of cash, net of offering costs. Such offering costs included a $1,000 fee paid to a former member of one of the Company’s subsidiaries for advisory services performed in connection with sourcing and structuring the transaction and approximately $71 of legal and other ancillary fees. The Board of Directors of the Company consists of the Initial Members and a representative appointed by the new member. All three members have a one-third ownership interest in the Company and all voting rights, economic rights and profits and losses of the Company are shared by the members in proportion to their respective ownership interest. The operating agreement also places restrictions on the payment of dividends and distributions to its members. The operating agreement also places restrictions on the transfer of members’ ownership interests and provides the members with various rights of first refusal and drag along and tag along rights in the event of any proposed sales of the members’ ownership interests in the Company.

The Company is managed by the Initial Members who, subject to the limitations and restrictions set forth in the Company’s operating agreement may make any and all decisions with respect to the conduct of the Company’s business in the ordinary course and to make financial commitments on behalf of the Company as set forth in the operating agreement. Notwithstanding the powers of the Initial Members, the following actions, among others, require the approval of at least two of the members, one of whom is required to include the newly admitted member: (1) any material change in the business purpose of the Company or the nature of the business; (2) any action that would render it impossible to carry on the ordinary business of the Company; (3) any sale of any material portion of the assets of the Company, other than sales in the ordinary course of business; (4) merger or consolidation of the Company with or into another corporation; (5) acquisition of any other business or material amounts of assets, or create any partnership or other wholly-owned entity, other than in the ordinary course of business; (6) authorization, issuance or sale of equity interest in the Company; (7) changing senior management of the Company or any subsidiary of the Company, or entering into or amending any employment agreement with senior management of the Company; (8) making capital expenditures, loans and advances in excess of amounts as defined in the operating agreement; and (9) liquidating, dissolving, reorganizing or recapitalizing the Company.

As described in Note 18, the Initial Members agreed to repurchase the third members’ 33.33% ownership interest on May 13, 2009, subject to the completion of AAMAC’s proposed acquisition of the Company, which is also described in Note 18.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(b)	Operating Agreements of Subsidiaries

The Company’s subsidiaries are organized as limited liability companies, each of which has its own separate operating agreement. These operating agreements generally have the same material terms. Each subsidiary is managed by an individual manager who is a member or employee of the subsidiary, although the manager may not take certain actions unless the majority member of the subsidiary (the Company) consents to the action. These actions include, among others, the dissolution of the subsidiary, the disposition of all or a substantial part of the subsidiary’s assets not in the ordinary course of business, filing for bankruptcy, and the purchase by the subsidiary of one of the members’ ownership interest upon the occurrence of certain events. Certain of the members with a minority ownership interest in the subsidiaries are entitled to receive guaranteed payments in the form of compensation or draws, in addition to distributions from time to time of available cash. Distributions of available cash are generally made to each of the members in accordance with their respective ownership interests in the subsidiary after repayment of any loans made by any members to such subsidiary, and allocations of profits and losses of the subsidiary are generally made to members in accordance with their respective ownership interests in the subsidiary. The operating agreements also place restrictions on the transfer of the members’ ownership interests in the subsidiaries and provide the Company or the other members with certain rights of first refusal and drag along and tag along rights in the event of any proposed sales of the members’ ownership interests.

A member of the subsidiary who materially breaches the operating agreement of the subsidiary, which breach has a direct, substantial and adverse effect on the subsidiary and the other members, or is convicted of a felony (or a lesser crime of moral turpitude) involving his management of or involvement in the affairs of the subsidiary, or a material act of dishonesty of the member involving his management of or involvement in the affairs of the subsidiary, shall forfeit his entire ownership interest in the subsidiary.

(c)	Repurchase Obligations of Members’ Interests

The operating agreements of the Company and its subsidiaries require the Company to repurchase the entire ownership interest of each the members upon the death of a member, disability of a member as defined in the operating agreement, or upon declaration by a court of law that a member is mentally unsound or incompetent. Upon the occurrence of one of these events, the Company is required to repurchase the member’s ownership interest in an amount equal to the fair market value of the member’s ownership interest in the Company, or in the case of a members ownership interest in one of the Company’s subsidiaries, the fair market value of the members noncontrolling interest in the Company’s subsidiary.

The Company evaluated the classification of all of its members’ ownership interests in accordance with SFAS 150, Financial Instruments with Characteristics of Liabilities and Equity (SFAS 150). SFAS 150 generally provides for the classification of members’ ownership interests that are subject to mandatory redemption obligations to be classified outside of equity. However, the FASB issued Staff Position FAS 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150 (FSP-FAS 150-3) in November 2003 for nonpublic entities (the Company is currently nonpublic). FSP-FAS 150-3 indefinitely defers the classification, measurement and disclosure

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

provisions of SFAS 150 for mandatorily redeemable instruments without fixed redemption dates. Since the mandatory redemption provisions (death of a member) do not have a fixed redemption date, all of the Company’s members’ ownership interests are classified in equity. These members’ ownership interests would be eliminated upon the completion of the proposed merger with AAMAC as described in Note 18), FSP-FAS 150-3 indefinitely defers the measurement provisions of SFAS 150 for mandatorily redeemable noncontrolling interests issued before November 5, 2003. However, the classification provisions of SFAS 150 are not deferred. Accordingly, all members with a minority ownership interest in the Company’s subsidiaries are classified as liabilities and included in mandatorily redeemable noncontrolling interests in the accompanying consolidated balance sheet. Members of the Company’s subsidiaries with a minority ownership interest issued before November 5, 2003 are stated on a historical cost basis; members of the Company’s subsidiaries with a minority ownership interests issued on or after November 5, 2003 are stated at fair value at each balance sheet date. The Company deems such repurchase obligations, which are payable to members who are also employees of the Company’s subsidiaries, to be a compensatory benefit. Accordingly, the changes in the historical cost basis and the changes in the fair value of the respective members’ ownership interests (noncontrolling interests) are recorded as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. The noncontrolling interests share of net income was $1,022 and $329 for the six months ended June 30, 2009 and 2008 and $603, $1,152 and $1,232 for the years ended December 31, 2008, 2007 and 2006, respectively. The changes in fair value for the noncontrolling interests issued on or after November 5, 2003 amounted $411 and $400 for the years ended December 31, 2007 and 2006, respectively, and there was no change in fair value for the six months ended June 30, 2009 and 2008 and year ended December 31, 2008.

(d)	Share Based Payments

The Company amended the operating agreement for its wholly owned subsidiary GAAV on January 1, 2006, to admit an additional member with a 3% fully vested interest in the members’ equity of GAAV. The grant of the 3% interest in GAAV was issued to an employee as a fully vested employee share based award for past services. In accordance with SFAS 123(R), the Company recognized share based compensation expense of $240 for the grant date fair value of the membership interest during the year ended December 31, 2006.

On April 10, 2007, GAME was formed as a new wholly owned subsidiary of the Company. In connection with the formation of GAME, the Company granted a fully vested 33.33% interest in the members’ equity of GAME to an employee of the Company for past services. In accordance with SFAS 123(R), the Company recognized share based compensation expense of $175 for the grant date fair value of the membership interest during the year ended December 31, 2007.

On January 1, 2008, the operating agreement for GAAV was amended to admit two additional members each with a 3% interest in the members’ equity of GAAV. The aggregate value of the grant amounted to $1,440. The grant of each of the 3% interests in GAAV vest one-third on January 1, 2008, the date of grant, and one-third on January 1, 2010 and the remaining one-third on January 1, 2011. Each of the grants of 3% interest in GAAV were issued as employee share based payment awards that are being recognized over the requisite service periods. In accordance with SFAS 123(R), the Company recognized share based compensation expense of $200 and $680 during the six months ended June 30, 2009 and 2008, respectively, and $880 during the year ended December 31, 2008 for the grant date fair value of the membership interest. The fair value of the grant is being recorded as compensation expense as follows:  1/3 of the aggregate fair value was recorded as compensation expense on January 1, 2008 for the portion that vested on the date of grant,  1/3 is being amortized over a period of 24 months through January 1, 2010 and the remaining  1/3 is being amortized over a period of 36 months through January 1, 2011. At December 31, 2008, total unrecognized compensation expense related to the unvested portion of these grants amounted to $560 and is being recognized over the remaining service period through January 1, 2011.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

In accordance with SFAS 150 and FSP-FAS 150-3, each of the member’s noncontrolling interests described above has been determined to represent a mandatorily redeemable noncontrolling interest liability due to certain mandatory redemption provisions which are certain to occur. Accordingly, under SFAS 123(R), the awards have been classified as liabilities in the accompanying consolidated balance sheet. Under SFAS 123(R), the Company remeasures the liability at each period end, resulting in the recognition of share based compensation expense of $411 and $400 for the years ended December 31, 2007 and 2006, respectively. There was no share based compensation expense for the six months ended June 30, 2009 and 2008 and the year ended December 31, 2008 with respect to the change in fair value of noncontrolling interests.

The Company determined the fair value of the share based awards described above based on issuances of similar member interests for cash and references to industry comparables, the Company also relied in part on information obtained from appraisal reports prepared by outside specialists.

(14)	Employee Benefit Plans

The Company maintains a qualified defined contribution 401(k) plan, which covers substantially all of its U.S. employees. Under the plan, participants are entitled to make pre-tax contributions up to the annual maximums established by the Internal Revenue Service. The plan document permits annual discretionary contributions from the Company. No employer contributions were made in any of the periods presented.

(15)	Employee Compensation Arrangements

(a)	Guaranteed Payments

On July 16, 2007, the Company entered into employment agreements with two of its members who serve as officers of the Company which entitle each member to a guaranteed payment of $500 per year plus additional benefits for a three-year period (the Employment Period). If separated from the Company during the employment period for any reason or no reason at all, the principals are entitled to receive a lump sum payment for the remaining unpaid contractual payments including fringe benefits.

The Company recognized a liability and a charge to equity (deferred compensation) of $3,197 at July 16, 2007, for the guaranteed payments due to the principals. The Company is recognizing compensation expense over the three year employment period. Compensation expense in connection with the employment agreements was $532 during each of the six month periods ended June 30, 2009 and 2008 and $1,066 and $488 during 2008 and 2007. These amounts have been recorded in selling, general and administrative expenses. The remaining balance of the liability for the employment agreements is included in accrued compensation plans and a charge to equity (deferred compensation) in the accompanying consolidated balance sheet in the amount of $1,111, $1,643 and $2,709 at June 30, 2009 and December 31, 2008 and 2007, respectively.

(b)	Deferred Compensation Plan

In 2002, the Company adopted a deferred compensation plan (the Plan) pursuant to which the Company could grant units to receive cash incentive compensation upon the occurrence of specified events. On June 1, 2002, the Company awarded 7,400 units under the Plan, which collectively entitle the holders to an amount equal to: (i) 37% of the increase in the book value of the Company from the date of grant in the event the participant terminates employment with the Company for any reason other than by the Company for cause or (ii) 37% of an amount that is equal to the proceeds that an owner of 37% of the equity of the Company would receive upon the sale of substantially all of the Company, as defined, in one or a series of transactions as defined in the Plan. Upon the occurrence of either employment termination or sale of substantially all of the Company, the Plan requires the participants to be paid in a lump sum payment in accordance with the Plan. The awards vested upon grant and are forfeited if the holder is terminated from the Company for cause.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

No additional awards have been granted since the inception of the Plan and 1,000 units of the initial grant have been forfeited, of which 500 units were forfeited during the year ended December 31, 2008. At June 30, 2009 and December 31, 2008, a total of 6,400 units were outstanding under the Plan and at December 31, 2007 and 2006 a total of 6,900 units were outstanding under the Plan. As the awards vested upon grant, the Company has recognized a liability based upon the number of units outstanding and the increase in book value of the Company from the grant date as of the respective balance sheet dates. Compensation expense (benefit) in connection with the deferred compensation plan was $6,433 and $(254) for the six months ended June 30, 2009 and 2008, respectively, and $401, $4,894, and $(361) for the year ended December 31, 2008, 2007, and 2006, respectively. These compensation charges are included in selling, general and administrative expenses in the accompanying consolidated statement of operations. At June 30, 2009 and December 31, 2008 and 2007, the liability under the Plan was $11,728, $5,295 and $4,894, respectively, and is included in accrued compensation plans in the accompanying consolidated balance sheet.

As described in Note 18, the Company made certain amendments to the Plan in connection with the acquisition of the Company by AAMAC, which is also described in Note 18.

(16)	Related Party Transactions

In October 2008, the Company entered into a $30,530 asset based credit facility with an affiliate of the Company’s Newly admitted member (Note 13(a)) for a single liquidation contract. The credit facility, as amended, provided financing in the form of a term loan in the amount of $23,927 and letters of credit in the amount of $6,603. Borrowings under the credit facility and fees for the letters of credit bore interest at a rate of 11.0% per annum. The credit facility also required the Company to pay a success fee in the amount of 25.0% of the profits earned on the liquidation contract, if any, as defined in the credit facility. The term loan had a maturity date of January 20, 2009 and the letters of credit had an expiration date of April 1, 2009. Borrowings under the term loan portion of the credit facility were repaid in full in December 2008. There were outstanding letters of credit of $7,041 at December 31, 2008. The letters of credit balances were subsequently reduced to $2,448 in January 2009 until expiration in April 2009. During the six months ended June 30, 2009 and year ended December 31, 2008, interest expense totaled $420 (including $325 for the success fee) and $1,872 (including $1,352 for the success fee) respectively. These amounts are reflected in interest expense in the accompanying consolidated statement of operations. The Company also provided valuation and appraisal services to an affiliate of one of the Company’s members and total revenues earned were $232 for the year ended December 31, 2008.

(17)	Business Segments

The Company’s operating segments, as defined by FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), reflect the manner in which the business is managed and how the Company allocates resources and assesses performance internally.

The Company’s chief operating decision maker is a committee comprised of both the Chief Executive Officer and Chief Financial Officer. The Company is organized by specific legal entities through which the Company delivers its specific services. The Company provides auction and liquidation services to stressed or distressed companies in a variety of diverse industries that have included apparel, furniture, jewelry, real estate, and industrial machinery. The Company also provides appraisal and valuation services for retail and manufacturing companies. The Company’s business is classified by management into two reportable segments: Auction and Liquidation, and Valuation and Appraisal. These reportable segments are two distinct businesses, each with a different customer base, marketing strategy and management structure. The Valuation and Appraisal reportable segment is an aggregation of the Company’s valuation and appraisal operating segments, which are primarily organized based on the nature of services and legal structure.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

Additionally, the Valuation and Appraisal operating segments are aggregated into one reportable segment as they have similar economic characteristics and are expected to have similar long-term financial performance.

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Auction and Liquidation reportable segment:
Revenues - Services and fees	$38,652	$18,018	$31,676	$24,876	$28,839
Revenues - Sale of goods	7,141	2,172	4,673	11,703	37,151

Total revenues	45,793	20,190	36,349	36,579	65,990

Direct cost of services	(3,397)	(11,966)	(12,872)	(17,514)	(18,880)
Cost of goods sold	(5,702)	(1,983)	(4,736)	(10,470)	(35,880)
Selling, general, and administrative expenses	(2,198)	(2,765)	(4,217)	(4,645)	(4,703)
Depreciation and amortization	(31)	(16)	(33)	(8)	(10)

Segment income	34,465	3,460	14,491	3,942	6,517

Valuation and Appraisal reportable segment:
Revenues	11,135	8,279	16,820	15,371	13,330
Direct cost of services	(4,351)	(3,882)	(7,723)	(7,293)	(5,926)
Selling, general, and administrative expenses	(4,005)	(3,288)	(7,310)	(4,719)	(3,815)
Depreciation and amortization	(72)	(48)	(101)	(93)	(101)

Segment income	2,707	1,061	1,686	3,266	3,488

Consolidated operating income from reportable segments	37,172	4,521	16,177	7,208	10,005
Corporate and other expenses	(12,532)	(3,330)	(10,035)	(11,855)	(8,976)
Interest income	8	101	158	393	268
Other income (expense)	(239)	37	95	56	51
Interest expense	(6,944)	(607)	(4,063)	(1,037)	(3,767)

Income (loss) from continuing operations before discontinued operations	17,465	722	2,332	(5,235)	(2,419)

Loss from discontinued operations	—	(168)	(2,069)	(5,072)	(5,960)

Net income (loss)	$17,465	$554	$263	$(10,307)	$(8,379)

Capital expenditures:
Auction and Liquidation segment	$142	$74	$347	$78	$97
Valuation and Appraisal segment	131	85	250	95	108

Total	$273	$159	$597	$173	$205

	As of June 30, 2009	As of December 31,
		2008	2007

Total assets:

Auction and liquidation	$73,881	$51,986	$40,230

Valuation and appraisal	5,579	3,845	3,862

Total consolidated assets	$79,460	$55,831	$44,092

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of June 30, 2009 and

for the six months ended June 30, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(18)	Subsequent Events

On May 14, 2009, AAMAC and the Company entered into an Agreement and Plan of Reorganization, which was subsequently amended by an Amendment No. 1 dated as of May 29, 2009, an Amendment No. 2 dated as of July 8, 2009, and an Amendment No. 3 dated as of July 29, 2009 among the Company, AAMAC, AAMAC Merger Sub, the Great American members and the representative of Great American members. Pursuant to the terms of the Purchase Agreement, the Acquisition was consummated on July 31, 2009. The terms of the Purchase Agreement provides for consideration aggregating 10,560,000 shares of Great American Group, Inc. and the issuance of a subordinated promissory note in the amount of $60,000, and contingent consideration of up to 6,000,000 shares.

On July 31, 2009, pursuant to the terms of the Purchase Agreement, the members of the Company contributed all of the membership interests to AAMAC in exchange for common stock of Great American Group, Inc., a newly-formed wholly-owned subsidiary of AAMAC (Holdco) and cash (the Contribution). Concurrently with the Contribution, AAMAC merged with and into AAMAC Merger Sub, Inc., a newly-formed wholly-owned subsidiary of AAMAC (Merger Sub), with AAMAC surviving the Merger (the Merger). As a result of the Contribution and the Merger (the Acquisition), the Company and AAMAC became wholly-owned subsidiaries of Holdco.

As a result of the Acquisition, the former shareholders of AAMAC have an approximate 63% voting interest in the Company and the Great American members have an approximate 37% voting interest in the Company. The Acquisition is expected to be accounted for as a reverse merger accompanied by a recapitalization of the Company and AAMAC. Under this accounting method, Great American Group, LLC is considered the acquirer for accounting purposes because it has obtained effective control of the Great American Group, Inc. and AAMAC as a result of the Acquisition. This determination was primarily based on the following facts: that the Great American members retained a significant minority voting interest in Great American Group, Inc.; the Great American members’ appointment of a majority of Great American Group, Inc.’s initial board of directors; Great American Group, LLC’s operations comprise the ongoing operations of Great American Group, Inc.; and Great American Group, LLC’s senior management serves as the senior management of Great American Group, Inc. Under this method of accounting, the recognition and measurement provisions of Statement of Financial Accounting Standards (SFAS) No. 141R, “Business Combinations” (SFAS 141R) do not apply and therefore, the Great American Group, Inc. will not recognize any goodwill or other intangible assets based upon fair value or related amortization expense associated with amortizable intangible assets. Instead, the share exchange transaction utilizes the capital structure of Great American Group, LLC with AAMAC surviving as a subsidiary and the assets and liabilities of Great American Group, are recorded at historical cost.

On May 13, 2009, the Initial Members purchased the membership interest of the third member pursuant to individual purchase and sale agreements. As consideration for the purchase of the member’s interest, each of the Initial Members issued a promissory note in the amount of $8,450 (subject to certain adjustments) to the third member. The purchase and sale agreements provide for additional consideration in the event the Company is sold, providing the third member with potential additional consideration equivalent to a one-third interest in the sale proceeds. In the event the transaction pursuant to this subsequent event is not consummated, the amendment is no longer in effect.

In May 2009, each of participants in the Plan (Note 15(b)) who were entitled to receive proceeds as an owner of 37% of the equity of the Company upon the sale of substantially all of the Company in one or a series of transactions entered into an amendment agreement to the original Plan. Pursuant to the terms of the amendment agreement, each of the participants is entitled to a reduced interest in the total consideration received upon a qualifying sale of the Company. In the event the transaction pursuant to this subsequent event is not consummated, the amendment is no longer in effect.

As part of the Acquisition, the AAMAC stockholders will also vote on a proposal to adopt the 2009 Stock Incentive Plan which will reserve 7,822,000 shares of common stock for future issuance of incentive compensation. Such plan would be assumed by Great American Group, Inc., if the Acquisition is approved.

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THESE SECURITIES.

PROSPECTUS

DATED                     , 2009

OFFER TO EXCHANGE

WARRANTS EXERCISABLE FOR COMMON STOCK EXPIRING NOVEMBER 15, 2012

WITH AN EXERCISE PRICE OF $11.00 PER SHARE

FOR ANY AND ALL OUTSTANDING

WARRANTS EXERCISABLE FOR COMMON STOCK EXPIRING JULY 31, 2012 WITH

AN EXERCISE PRICE OF $7.50 PER SHARE

OF

GREAT AMERICAN GROUP, INC.

Until                     , 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Delaware General Corporation Law

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Charter Documents

The Company’s certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company’s bylaws provide that directors, officers and employees will be indemnified to the fullest extent authorized by the DGCL with respect to actions, suits or proceedings. The Company’s bylaws require the Company to pay or reimburse all expenses, including attorneys’ fees, incurred by a director, officer or employee in defending any such proceeding, upon an undertaking by such party to repay such expenses if it is ultimately determined that such party was not entitled to be indemnified by the Company. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions. The Company believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Securities Act

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules

(a) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

(b) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on the 21st day of September, 2009.

GREAT AMERICAN GROUP, INC.

By:	/s/ Paul S. Erickson
Name:	Paul S. Erickson
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Gumaer and Paul Erickson his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Andrew Gumaer Andrew Gumaer	Chief Executive Officer and Director (principal executive officer)	September 21, 2009

/s/ Paul S. Erickson Paul S. Erickson	Chief Financial Officer (principal financial officer and principal accounting officer)	September 21, 2009

/s/ Harvey M. Yellen	President, Vice Chairman and Director	September 21, 2009
Harvey M. Yellen

/s/ Matthew J. Hart	Director	September 21, 2009
Matthew J. Hart

/s/ Hugh G. Hilton	Director	September 21, 2009
Hugh G. Hilton

/s/ Mark D. Klein	Director	September 21, 2009
Mark D. Klein

/s/ Michael J. Levitt	Director	September 21, 2009
Michael J. Levitt

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated May 14, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., AAMAC Merger Sub, Inc., Great American Group, LLC, the Members of Great American Group, LLC and the Member Representative(1)+

2.2	Amendment No. 1 to Agreement and Plan of Reorganization, dated May 29, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., AAMAC Merger Sub, Inc., Great American Group, LLC, the Members of Great American Group, LLC and the Member Representative(1)

2.3	Amendment No. 2 to Agreement and Plan of Reorganization, dated July 8, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc. AAMAC Merger Sub, Inc., Great American Group, LLC, the Members of Great American Group, LLC and the Member Representative(1)

2.4	Amendment No. 3 to Agreement and Plan of Reorganization, dated July 28, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc. AAMAC Merger Sub, Inc., Great American Group, LLC, the Members of Great American Group, LLC and the Member Representative(2)

3.1	Certificate of Incorporation of Great American Group, Inc.(1)

3.2	Bylaws of Great American Group, Inc.(1)

4.1	Form of common stock certificate(1)

4.2	Form of warrant certificate(3)

4.3	Form of new warrant certificate*

4.4	Form of Warrant Agreement, dated August 1, 2007, by and between Alternative Asset Management Acquisition Corp. and Continental Stock Transfer & Trust Company(3)

4.5	Form of Amendment No. 1 to Warrant Agreement, dated July 31, 2009, by and between Alternative Asset Management Acquisition Corp. and Continental Stock Transfer & Trust Company(3)

4.6	Form of Warrant Agreement by and between Great American Group, Inc. and Continental Stock Transfer & Trust Company*

5	Opinion of Paul, Hastings, Janofsky & Walker LLP*

10.1	Credit Agreement, dated as of May 29, 2008, by and among Great American Group Energy Equipment, LLC, Garrison Loan Agency Services LLC and the lender parties thereto(4)

10.2	Great American Group, LLC Guaranty, dated as of May 29, 2008, by Great American Group, LLC in favor of Garrison Special Opportunities Fund LP., Gage Investment Group, LLC and Garrison Loan Agency Services LLC(4)

10.3	Security Agreement, dated as of May 29, 2008, by and among Great American Group Energy Equipment, LLC, Great American Group, LLC and Garrison Loan Agency Services LLC(4)

10.4	Non-Notification Factoring and Security Agreement, dated as of May 22, 2007, by and between Great American Group Advisory & Valuation Services, LLC and FCC, LLC(4)

10.5	Credit Agreement, dated as of October 21, 2008, by and between Great American Group WF, LLC and Wells Fargo Retail Finance, LLC(4)

10.6	First Amendment to Credit Agreement, dated as of August 27, 2009, by and between Wells Fargo Retail Finance, LLC and Great American Group WF, LLC(4)

10.7	First Amended and Restated Limited Guaranty, dated as of August 27, 2009, by Great American Group, Inc. and Great American Group, LLC, in favor of Wells Fargo Retail Finance, LLC(4)

10.8	Security Agreement, dated as of October 21, 2008, by and between Great American Group WF, LLC and Wells Fargo Retail Finance, LLC(4)

10.9	Credit Agreement, dated as of October 25, 2000, by and between Great American Venture, LLC and General Electric Capital Corporation(4)

10.10	First Amendment to Credit Agreement, dated as of October 23, 2003, by and between Great American Venture, LLC and General Electric Capital Corporation(4)

10.11	Second Amendment to Credit Agreement, dated as of October 4, 2006, by and between Great American Venture, LLC and General Electric Capital Corporation(4)

10.12	Security Agreement, dated as of October 25, 2000, by and between Great American Venture, LLC and General Electric Capital Corporation(4)

10.13	Form of promissory note issued by Great American Group, Inc. in favor of each Contribution Consideration Recipient(4)

10.14	Registration Rights Agreement by and among Great American Group, Inc. and the stockholders of Great American Group, Inc. named therein(3)

10.15	Escrow Agreement by and among Great American Group, Inc., the Member Representative and Continental Stock Transfer & Trust Company(3)

10.16	Form of Lock-up Agreement by and between Great American Group, Inc. and certain stockholders of Great American Group, Inc. (3)

10.17	Letter Agreement, dated May 14, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., Great American Group, LLC and the stockholders of Alternative Asset Management Acquisition Corp. named therein(1)

10.18	Amendment to Letter Agreement, dated as of July 8, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., Great American Group, LLC and the stockholders of Alternative Asset Management Acquisition Corp. named therein(1)

10.19	Amendment to Letter Agreement, dated as of July 28, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., Great American Group, LLC and the stockholders of Alternative Asset Management Acquisition Corp. named therein(3)

10.20	Form of Director and Officer Indemnification Agreement(3)

10.21	Employment Agreement by and between Great American Group, Inc. and Harvey M. Yellen(3)

10.22	Employment Agreement by and between Great American Group, Inc. and Andrew Gumaer(3)

10.23	Employment Agreement by and between Great American Group, Inc. and Paul Erickson(3)

10.24	Employment Agreement by and between Great American Group, Inc. and Scott Carpenter(3)

10.25	Form of Phantom Equityholder Amendment Agreement and Release(4)

10.26	Form of Phantom Equityholder Acknowledgement to Amendment No. 3 to Agreement and Plan of Reorganization(4)

10.27	Great American Group, Inc. Amended and Restated 2009 Stock Incentive Plan(4)

10.28	Form of restricted share unit award agreement*

10.29	Sixth Amended and Restated Operating Agreement for Great American Group Advisory & Valuation Services, LLC, dated as of January 1, 2008, by and among Great American Group, LLC, Lester Friedman, John Bankert, Michael Marchlik, and Ken Bloore(4)

10.30	Operating Agreement for Great American Group Machinery & Equipment, LLC, dated as of April 10, 2007, by and among Great American Group, LLC, Marc Swirsky, Lester Friedman, Paul Erickson and John Bankert(4)

21	Subsidiary List(4)

23.1	Consent of Marcum LLP (formerly Marcum & Kliegman LLP)*

23.2	Consent of Marcum LLP (formerly Marcum & Kliegman LLP)*

23.3	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5)*

24	Power of Attorney (included in Part II of registration statement)*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

*	Filed herewith.
+	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
(1)	Incorporated by reference to the registrant’s Registration Statement on Form S-4 (File No. 333-159644) declared effective by the Commission on July 17, 2009.
(2)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on July 30, 2009.
(3)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on August 6, 2009.
(4)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 31, 2009.